                                                Filed Pursuant to Rule 424(b)(1)
                                                Registration No. 333-48309


PROSPECTUS
----------
                                DM243,211,000

                         [EURONET LOGO APPEARS HERE]

                            EURONET SERVICES INC.
243,211 UNITS CONSISTING OF 12 3/8% SENIOR DISCOUNT NOTES DUE 2006 AND 729,633
             WARRANTS TO PURCHASE 766,114 SHARES OF COMMON STOCK

                               ---------------

  Euronet Services Inc. (the "Issuer") is offering (the "Units Offering") 243,211 units (collectively, the "Units"), each consisting of DM1,000 principal amount at maturity of 12 3/8% Senior Discount Notes due 2006 (the "Notes") of the Issuer and three warrants (each a "Warrant"), each Warrant initially entitling the holder thereof to purchase 1.05 shares of common stock, par value $0.02 per share (the "Common Stock"), of the Issuer, at an exercise price of $5.00 per share (the "Exercise Price"). The Notes and the Warrants will be separately transferable immediately upon the closing of the Units Offering. The Units will be issued to generate gross proceeds to the Issuer of approximately DM150,000,385 and will be issued at a price of DM616.75 per DM1,000 principal amount at maturity, representing a yield to maturity of 12 3/8% (computed on a semiannual bond equivalent basis) calculated from June 22, 1998. The Notes are being issued with original issue discount. Germany may adopt the Euro. If Germany adopts the Euro, principal and interest on the Notes will be payable in Euros. See "Risk Factors-- Substitution of Currency."

  The Notes will bear cash interest at a rate of 12 3/8% per annum. CASH INTEREST ON THE NOTES WILL NOT ACCRUE PRIOR TO JULY 1, 2002. Commencing January 1, 2003, cash interest will be payable on the Notes semiannually on January 1 and July 1 of each year. The Notes will mature on July 1, 2006.

  Application has been made to list the Units, the Notes and the Warrants on the Luxembourg Stock Exchange. The Issuer's Common Stock trades on the Nasdaq National Market under the symbol "EEFT", and as of June 8, 1998 the Issuer had an equity market capitalization of approximately $83 million.

  SEE "RISK FACTORS" BEGINNING ON PAGE 18 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE UNITS.
                                                 (Cover continued on next page)

                                ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION, NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS,  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      PRINCIPAL AMOUNT
                          OF NOTES       PRICE TO    UNDERWRITING  PROCEEDS TO
                        AT MATURITY     PUBLIC (1)   DISCOUNT (2) ISSUER (1)(3)
-------------------------------------------------------------------------------
Per Unit............        100%          61.675%       2.004%       59.671%
-------------------------------------------------------------------------------
Total...............   DM243,211,000   DM150,000,385 DM4,875,013  DM145,125,372

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Plus accrued original issue discount, if any, on the Notes from June 22, 1998.
(2) The Issuer has agreed to indemnify the Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities Act. See "Underwriting."
(3) Before deducting expenses payable by the Issuer estimated at approximately $640,000. The Underwriters have agreed to reimburse the Company for a portion of the expenses incurred in connection with the Offering. See "Underwriting."

                                ---------------

  The Units are being offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, and subject to approval of certain legal matters by counsel for the Underwriters, and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject offers in whole or in part. It is expected that delivery of the Units offered hereby will be made in New York on or about June 22, 1998.

                                ---------------
MERRILL LYNCH CAPITAL MARKETS BANK LIMITED             MERRILL LYNCH & CO.
                 FRANKFURT/MAIN BRANCH

                                ---------------

                 The date of this Prospectus is June 17, 1998.

(Cover continued from previous Page)

  The Notes will be redeemable, at the option of the Issuer, in whole or in part, at any time on or after July 1, 2002 at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of the redemption. In addition, at any time or from time to time prior to June 15, 2001, the Issuer may redeem up to 33 1/3% of the aggregate principal amount at maturity of the originally issued Notes at a redemption price of 112.375% of the Accreted Value thereof with the net proceeds of one or more Equity Offerings (each as defined herein); provided that, immediately after giving effect to such redemption, at least 66 2/3% of the aggregate principal amount at maturity of the originally issued Notes remains outstanding. Upon the occurrence of a Change of Control (as defined herein), each holder of Notes may require the Issuer to purchase all or a portion of such holder's Notes at a purchase price in cash in an amount equal to 101% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the date of purchase.

  The Notes will be senior unsecured obligations of the Issuer and will rank pari passu in right of payment with all other existing and future senior unsecured obligations of the Issuer and senior in right of payment to all future obligations of the Issuer expressly subordinated in right of payment to the Notes. As of March 31, 1998, after giving pro forma effect to the Offering and the application of the net proceeds therefrom, the Issuer would have had approximately $83.5 million of indebtedness of which approximately $3.3 million would have been secured indebtedness. In addition, the Issuer is a holding company and, accordingly, the Notes will be effectively subordinated to all existing and future liabilities of the Issuer's subsidiaries. As of March 31, 1998, after giving pro forma effect to the Offering and the application of the net proceeds therefrom, the Issuer's subsidiaries would have had aggregate liabilities of approximately $8.6 million.

  Each Warrant will entitle the holder to purchase one share of Common Stock, subject to adjustment under certain circumstances, at the Exercise Price. The Warrants initially will entitle the holders thereof to purchase 1.05 shares of Common Stock which would represent, in the aggregate, approximately 4.0% of the Company's outstanding Common Stock on a fully diluted basis immediately after giving effect to the Offering. The Warrants will be exercisable at any time on or after the closing date of the Units Offering.

  The Units will initially be issued in the form of one or more Units in global form ("Global Units"), each comprised of one or more Notes in global form and one or more Warrants in global form. The Notes sold outside the United States will be represented by a single, permanent global Note in bearer form, deposited with Deutsche Borse Clearing AG Frankfurt Am Main ("DBC"), which will represent the Notes held by accountholders in DBC, including such Notes held through the operator of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel") each of which has an account with DBC. All Notes sold to U.S. investors (and others requesting registered Notes), will be represented by one or more global registered Notes deposited with a custodian for, and registered in the name of, Depositary Trust Company "("DTC") or its nominee. The Warrants sold outside the United States will be represented by a single, permanent global Warrant in bearer form, deposited with DBC, which will represent the Warrants held by accountholders in DBC, including such Warrants held through Euroclear and Cedel, each of which has an account with DBC. All Warrants sold to U.S. investors (and others requesting registered Warrants), will be represented by one or more global registered Warrants deposited with a custodian for, and registered in the name of DTC or its nominee. See "Description of Book Entry System; Payment; Transfers."

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING PURCHASES OF SECURITIES OFFERED HEREBY TO STABILIZE THEIR MARKET PRICE, PURCHASES TO COVER SOME OR ALL OF A SHORT POSITION IN SUCH SECURITIES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

  The Company has filed with the U.S. Securities and Exchange Commission (the "Commission") a registration statement (herein, together with all amendments, exhibits and schedules thereto, referred to as the "Registration Statement") under the Securities Act, with respect to the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Notes, reference is hereby made to the Registration Statement.

  The Company is subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Commission. The Registration Statement, including the exhibits thereto, and reports and other information filed by the Company with the Commission can be inspected without charge and copied, upon payment of prescribed rates, at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material and any part thereof will also be available by mail from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and via the Commission's address on the World Wide Web at http://www.sec.gov. Such documents will also be available from the office of the Luxemburg Paying Agent for the Notes.

  The Company accepts responsibility for the information contained in this Prospectus. To the best knowledge of the Company, the information contained in this Prospectus is accurate and complete in all material respects and does not omit to state any facts necessary in order to make the statements made herein not misleading in any material respect.

                          FORWARD-LOOKING STATEMENTS

  This Prospectus contains statements that constitute forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements regarding (i) the use of proceeds of the Offering, (ii) the Company's business plans and financing plans and requirements, (iii) trends affecting the Company's business, financial condition or results of operations, (iv) the impact and extent of competition, (v) expansion of the Company's ATM network and expansion of the Company's operations, (vi) the adequacy of capital to meet the Company's capital requirements and expansion plans, (vii) the assumptions underlying the Company's business plans, (viii) business strategy, (ix) government regulatory actions, (x) technological advances and (xi) projected costs and revenues, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by the words believe, expect, anticipate, intend, estimate and similar expressions.

  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained in this Prospectus, including, without limitation, the information under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" identifies important factors that could cause such differences, and any such forward-looking statements are expressly qualified in their entirety by such factors.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. References in this Prospectus to the "Issuer" are to Euronet Services Inc. Unless the context otherwise requires, references in this Prospectus to the "Company" or "Euronet" are to the Issuer and its consolidated subsidiaries. Data regarding ATM density per million of population, card issuance as a percentage of population and off-site ATM locations as a percentage of total ATM locations included in this Prospectus have been derived from reports issued by Retail Banking Research, Ltd., the European Monetary Institute, and the Bank for International Settlements.

                                  THE COMPANY

OVERVIEW

  The Company operates the only independent, non-bank owned automatic teller machine ("ATM") network in Central Europe as a service provider to banks and other financial institutions, and is one of the largest of such providers in Europe. The Company was established in 1994 and commenced operations in June 1995. Since it commenced operations, the Company has undertaken a rollout of its ATM network with 53, 166 and 693 ATMs in operation at December 31, 1995, 1996 and 1997, respectively. As of March 31, 1998 the Company operated a network of 798 state of the art ATMs in Europe, with 359 located in Hungary, 332 in Poland, 64 in Germany, 35 in Croatia and 8 in the Czech Republic. In addition, in December 1997, the Company established offices in France and Romania. Subject to full evaluation of market opportunities, the Company expects to install approximately 800 additional ATMs during 1998 and pursue the possible acquisition of ATM network assets in Europe, the U.S. and other markets. Through agreements and relationships established with local banks, international debt and credit card issuers and associations of such card issuers such as American Express, Diners Club International, VISA, Mastercard and EUROPAY (together "International Card Organizations"), the Company's ATMs are able to process ATM transactions for holders of credit and debit cards issued by or bearing the logos of such banks and International Card Organizations. In addition, through its sponsorship arrangements with banks which issue VISA and EUROPAY cards, the Company is able to accept cards with the PLUS and Cirrus logos. The Company receives a fee from the relevant card issuing bank or International Card Organization for any ATM transactions processed on the Company's ATMs. The Company also offers out-sourced ATM management services to local banks that own proprietary ATM networks for which the Company receives a fixed monthly fee and/or a per transaction fee. The Company's Common Stock is traded on the NASDAQ National Market under the symbol "EEFT" and based on its share price as of the close of June 8, 1998, the Company's equity market capitalization was approximately $83 million.

  As of March 31, 1997, Euronet's ATM machines accepted approximately 99% of the domestic credit and debit cards issued in Hungary and 64% of the domestic credit and debit cards issued in Poland. The Company is able to accept substantially all of the domestic credit and debit cards issued in Germany due to its connection, through a sponsorship agreement with the German bank, Service Bank GmbH, to a central transaction authorization switch in Germany. In Croatia, the Company currently accepts 11% of the issued credit and debit cards, and it expects to be able to accept 29% by the end of May 1998 through an agreement signed with Atlas American Express. The Company is at the early stages of establishing its network in the Czech Republic where it currently operates eight ATMs which are currently able to accept VISA cards, representing 22% of the credit and debit cards issued in the Czech Republic.

  The Company believes that one of the most important factors in determining the success of an ATM network is the location of the ATMs. The Company's strategy is to establish sites for its ATMs that provide high visibility and cardholder utilization. As part of this strategy, the Company identifies major pedestrian traffic locations where people need quick and convenient access to cash. Key target locations for Euronet's ATMs include (i) major shopping malls,
(ii) busy intersections, (iii) local smaller shopping areas offering grocery stores, supermarkets and services where people routinely shop, (iv) mass transportation hubs such as city bus and subway stops, rail and bus stations, airports and gas stations, and (v) tourist and entertainment centers such as historical sections of cities, cinemas, and recreational facilities.

  Recognizing that convenience and reliability are principal factors in attracting and retaining ATM customers, the Company has invested in the establishment of advanced ATM machines and monitoring systems, as well as redundancies to protect against network interruption. Approximately 77% of the Company's machines are available to customers 24 hours per day (with the majority of the balance of the machines being limited by retail hours of operation in the particular location.) The performance and cash positions of the Company's ATMs are monitored centrally, with local operations and maintenance contractors dispatched to fill and service the machines. The Company's machines in all markets, except Germany, are linked by satellite or land based telecommunications lines to the Company's central processing center in Budapest (the "Processing Center"). In order to obtain transaction authorization, the Processing Center interfaces with either the bank or International Card Organization that issued the card ("Card Issuer").

  The Company believes that the level of services it provides and the location of its ATMs make it an attractive service provider to banks and International Card Organizations. By connecting to the Company's network, local banks can offer their customers the convenience of cash withdrawal and balance inquiry services in numerous off-site locations without incurring additional branch operating costs. Alternatively, banks can outsource the management of their proprietary ATM networks to the Company, thereby reducing their operating costs and improving the allocation of their own resources. In addition, the Company believes that the services it provides permit it to capitalize on the increase in bank account usage and credit and debit card issuance in Central Europe, as demand for banking services continues to grow in the region.

THE ATM MARKET OPPORTUNITY IN EUROPE

  The Company believes there are a number of trends occurring in its existing and planned markets which offer significant opportunities for its business. There can be no assurances, however, that the Company will be able to capitalize on such perceived opportunities.

  Substantial and Growing Central European Economies. Hungary, Poland, the Czech Republic, and Croatia are among the fastest growing economies in Europe and represent a consumer market of approximately 64.0 million people in the aggregate. The long term sovereign credit ratings of these countries by Moody's Investor Service, Inc. and Standard & Poor's Corporation are currently
(Baa3)/(BBB-), (Baa3)/(BBB-), (Baa1)/(BBB-), and (Baa3)/(BBB-), respectively. Hungary, Poland, the Czech Republic, and Croatia have recently experienced significant growth in their economies, with 1997 real gross domestic product growth estimates for each of these countries of 3.0%, 5.5%, 4.7%, and 7.0%, respectively. In recent years, each of these countries has encouraged foreign private investment. In 1995, direct foreign investment, was $4.4 billion for Hungary, $1.1 billion for Poland, $2.7 billion for the Czech Republic, and $81 million for Croatia while for 1996, direct foreign investment in these countries was $2 billion, $2.7 billion, $1.3 billion, and $349 million, respectively. In addition to a steady inflow of foreign investment, Hungary, Poland and the Czech Republic have reduced inflation from 28.3% and 26.8%, and 9.1% respectively, in 1995 to an estimated 18.0%, 15.9% and 8.5% respectively, in 1997. Croatia has maintained inflation in the single digits, increasing only slightly from 2.0% in 1995 to an estimated 4.0% for 1997.

  Development of Central European Banking Infrastructure. Historically, the banking industry in Central Europe generally has been characterized by low levels of customer service, limited operating hours, and long waiting time to complete simple transactions. With the fall of communism, the banking sector in most Central European countries has undergone a significant transformation due to the initiation of privatization programs and the adoption of free market principles. These changes have allowed banks the opportunity to expand the range of services and products offered. In addition, many Central European countries have allowed foreign banks to enter local markets, bringing additional technological know-how, products, expertise and capital. As foreign banks have been permitted to establish banks or invest in local banks in the region, the retail banking industry in many countries in Central Europe has become more competitive. Many banks have begun to implement strategies for serving and attracting a larger portion of the retail market in this competitive environment. The Company believes that banks view electronic banking and the issuance of debit and credit cards as methods for increasing customer service and enhancing customer loyalty.

  Low ATM Density and Card Issuance in Central Europe; Significant Growth Potential. The Company believes that two principal drivers of an ATM business in a developing economy are ATM density per million people and card issuance as a percentage of the population. The Company estimates that as of January 1997 there were 94 ATMs per million of population in Hungary, 17 ATMs per million of population in Poland, 112 ATMs per million of population in the Czech Republic and 15 ATMs per million of population in Croatia. These figures compare with 478 ATMs per million of population in Austria, 376 ATMs per million of population in the United Kingdom, 419 ATMs per million of population in France, 459 ATMs per million of population in Germany, and 524 ATMs per million of population in the United States as of January 1997. Based on information compiled by the Company, as of January 1, 1998, the number of cards issued as a percentage of population was 20% in Hungary, 5% in Poland, 14% in the Czech Republic, and 16% in Croatia as compared with 110% in Austria, 151% in the United Kingdom, 90% in France, 98% in Germany and 246% in the United States at January 1, 1997. The Company believes the lower ATM density and card issuance in these Central European countries provides potential for growth.

  Development of Electronic Banking. The economies of most emerging markets, including those of Poland, Hungary, and the Czech Republic, have historically been cash based because efficient electronic funds transfer, ATM, and check cashing and clearing facilities had not been developed. Most employees in these countries have typically been paid in cash and until recently, most purchases were made, and bills were paid, in cash. While electronic banking, including electronic transfers, ATM and point of sale services have recently been introduced into the region, they are still in the early stages of development. The Company believes this represents a substantial opportunity. In 1993, Hungary passed legislation to increase the use of electronic means of payment, by requiring that civil servants receive their salary via direct deposit to bank accounts. This legislation has been implemented by a government decree under which all civil servants must receive their pay electronically by January 1, 1999. As a result, many people who ordinarily would not have a bank account have been or will be forced to open accounts to access their salary. The Company expects that a trend toward direct deposit of payroll in Central Europe will continue. Direct deposit combined with the accelerating development of the retail electronic banking industry and general economic growth in Central Europe is expected to lead to increased bank account usage, credit and debit card issuance, and demand for ATM services.

  Additional Opportunities In Western European Markets. The developed markets of Western Europe are characterized by high levels of card issuance and a large number of ATMs. However, the Company believes that there are significant opportunities in Western Europe for the Company's services including (i) installing ATM's in high traffic, non-bank locations, (ii) providing ATM outsourcing and management services to banks with proprietary networks and
(iii) offering innovative solutions for year 2000 compliance. The majority of ATM's in Western Europe are installed in bank branches. In France there are 24,500 ATM's, but only 7% of them are in non-bank locations. By comparison, approximately 41% of the ATM's in the United States and 17% in the United Kingdom are in non-bank locations. The Company also believes that banks in Western Europe will increasingly seek to outsource their proprietary ATM networks to focus on their core businesses and reduce operating expenses. Finally, there are a substantial number of ATM's throughout Western Europe which are not year 2000 compliant or which will require upgrades to comply with new technological requirements (for example, chip card readiness or new encryption technology). The Company believes it can offer banks convenient turn-key year 2000 compliance and chip card solutions, including purchasing an existing ATM network and performing all the necessary upgrades.

THE ATM MARKET OPPORTUNITY IN THE UNITED STATES

  The ATM market in the U.S. is a competitive but fragmented market, with many different types of entities owning and operating ATMs. These include banks, small and large independent networks of ATMs and various retail outlets including shopping malls and food stores. The Company believes that selected opportunities exist in the U.S. market to acquire existing regional networks and combine, develop and integrate such networks to improve profitability through economies of scale and more efficient operating methods. In addition, because it is the most developed ATM market in the world, the U.S. market has experienced a development of ATMs beyond the processing of simple cash transactions. Innovative services offered by ATMs in the United States include projection of video advertising during transaction processing, sale of travel and theatre tickets and sale of phone cards. By purchasing and operating advanced machines in the U.S. consumer market, the Company believes it can apply such operational expertise in other markets in which the Company conducts its business. See "Business--The Euronet Network."

  The Company is in preliminary discussions regarding the possible acquisition of a network of ATMs principally located in the Eastern United States from Maine to Florida. The acquisition, if made, also would include various ATM network operating agreements, ATM installation agreements covering approximately 1,700 sites, approximately 700 ATMs on location and approximately 300 ATMs available for installation (the "ATM Assets"). The ATMs on location are located principally in retail and grocery stores, including a national chain. A new entity (the "Purchasing Entity") would be formed to acquire and operate the ATM Assets. Discussions regarding the acquisition of the ATM Assets and the formation of the Purchasing Entity are in preliminary stages and no assurance can be given that agreements will be successfully concluded. See "Business--The Euronet Network."

COMPANY STRENGTHS

  The Company believes it has a number of key strengths which position it to capitalize on the market opportunities it has identified:

  Early Entrant in Central Europe; Established Market Position. The Company believes it has an advantage as one of the early entrants to the ATM markets of Central Europe. Euronet has been able to obtain ATM locations which are typically characterized as high traffic non-bank locations with 24-hour accessibility. The Company has been able to obtain long-term exclusive leases and agreements for many ATM sites, at low cost. Examples of the Company's highly visible locations include McDonald's, gas stations such as ARAL, OMV, British Petroleum, and Shell, food stores such as Tesco, Julius Meinl, Tengelmann, Kaiser's, Magnet/Grosso and Plus, Makro Cash & Carry, Ikea, Metro, and the Marriott Hotel in Warsaw. In some cases, the Company has an option to install ATMs at all the sites owned by certain retail chains. The Company believes the quality of its ATM sites, and the long-term nature of its leases will allow the Company to maintain its competitive position and to attract and retain customers. In addition, as the only independent ATM operator in Central Europe, the Company has established a significant number of agreements with local and international banks and International Card Organizations which enable it to attract a wider base of customers to its network than proprietary bank-owned networks whose card acceptance policies may be limited. Furthermore, the Company believes the number of its ATM sites, particularly in Hungary and Poland, make it an attractive partner for Card Issuers wishing to extend their reach.

  Geographic Diversity of Operations. The Company currently conducts its ATM network business in Hungary, Poland, Germany, Croatia, and the Czech Republic. The Company believes that the expansion of its operations in its existing and future markets will provide it with some protection against potential disruptions in any one country's economy. In addition, the breadth of the Company's country coverage allows it to direct the rollout of its network towards the most lucrative market opportunities as they arise. For example, should banks in one of the Company's countries of operation significantly increase or decrease card issuance levels in a given year, the Company can redirect its network rollout to factor in such developments without any material disruption in its overall rollout plan. As the Company continues to expand into its existing markets and new markets, such as France, the Company's revenue base is expected to diversify and become less reliant on any one country's economy. Euronet believes its geographic expansion will enable it to benefit from the stability of the developed Western markets where the cardholder base is large and transaction volumes are high while also allowing the Company to benefit from the substantial opportunity of the emerging markets.

  Extensive Range of Card Issuer Contracts. Euronet is the only non-bank owned ATM network in Central Europe, which enables it to concentrate on processing transactions for all Card Issuers whether they are individual banks, consortiums of banks or International Card Organizations. As a result, the Company is not dependent upon any one card source. As of March 31, 1998, the Company had a total of 23 card acceptance agreements ("Acceptance Agreements") with banks or International Card Organizations in four countries and it is continuing to obtain contacts with local banks and International Card Organizations in existing markets as well as new markets. The Company's Acceptance Agreements generally provide that all credit and debit cards issued by the banks may be used at all ATM machines operated by Euronet. Through agreements with local sponsor banks in Hungary and Poland, Euronet is able to accept all credit and debit cards bearing the VISA, Plus, Mastercard, EUROPAY and Cirrus logos at its ATMs in Hungary and Poland. The Company is also able to accept all credit and debit cards bearing the VISA and Plus logos at its ATMs in the Czech Republic. Euronet has also entered into agreements with Diners Club International and American Express. The agreement with Diners Club International provides for the acceptance of all credit and debit cards issued by Diners Club at all of Euronet's ATMs in Hungary, Poland and Croatia. This agreement is a "regional" agreement which is intended to be extended to all of the Central European countries. In addition, the Company has signed agreements with American Express or its local franchise to accept cards in these countries. The Company expects to begin accepting American Express cards in Croatia under this agreement at the end of May. This will enable the Company to accept approximately 29% of the cards issued in Croatia. Prior to being permitted to accept VISA/Plus, Mastercard/EUROPAY/Cirrus and American Express cards at its ATMs, the Company was required to demonstrate that it met all standards set by International Card Organizations to process transactions for such International Card Organizations.

  Critical Mass; Largest Non-Bank Purchaser of ATMs in Central Europe. With over 798 ATMs in operation and a monthly average of approximately 50 new ATMs purchased or leased for the six months ended March 31, 1998, Euronet believes it is the largest purchaser of ATMs in Central Europe and one of the largest purchasers of new ATMs in Europe. As such, Euronet has negotiating leverage with ATM manufacturers and believes that it receives favorable prices as compared to lower volume purchasers. The Company has long term contracts with certain ATM manufacturers to purchase ATMs at contractually defined prices which include quantity discounts. These contracts, however, do not commit the Company to purchase a defined number of ATMs. In addition, the Company has leverage, as compared to smaller ATM networks, in negotiating favorable pricing for ATM-related software, cash delivery services and ATM maintenance services. As the Company continues to expand into other countries, it expects to enter into multi-country agreements with telecommunication providers to reduce monthly charges. The Company expects that as it expands its network its ability to reduce costs will further enhance its competitive position.

  Lower Cost Alternative to Banks. By acquiring ATMs, computer equipment, maintenance, telecommunication and other services, less expensively, and by running a focused operation, the Company believes that it can offer banks a low cost alternative to building or operating their own ATM networks. The Company can offer banks a connection to the Euronet ATM network, the management of an existing proprietary network of ATMs or the development of a new ATM network. The Company's ATM management services include 24-hour monitoring from Euronet's Processing Center of ATM operational status, coordinating the cash delivery, the monitoring and management of cash levels in the ATM, and automatic dispatch for necessary service calls.

  State of the Art Integrated On-Line ATM Network; Capable of Providing Additional Services. The Company has purchased advanced hardware and software providing state-of-the-art features and reliability through sophisticated diagnostics and self-testing routines. The ATMs utilized by the Company can perform basic functions, such as dispensing cash and retrieving account information, as well as providing other services such as advertising through the use of color monitor graphics, messages on receipts, and coupon dispensing. In addition, the Company's ATMs are modular and upgradable so that they can be adapted to provide additional services in response to changing technology and consumer demand, including new products such as reloadable chip cards.

STRATEGY

  The Company's objective, for the near term, is to maintain and enhance its position as a leading ATM service provider in Central and Western Europe by meeting international standards of reliability and customer service and to evaluate other strategic markets where it can capitalize on its competitive strengths. Key elements of Euronet's business strategy are to: (i) expand its ATM base in existing and new European markets, (ii) leverage its critical mass and achieve further economies of scale, (iii) continue to form strategic relationships with banks and International Card Organizations, (iv) assist banks in issuing cards, (v) capitalize on additional revenue opportunities by providing value-added services with its ATMs, and (vi) pursue additional geographic and other market opportunities, including strategic acquisitions. There can be no assurance that the Company's strategy will be successful.

RISK FACTORS

  The principal risks associated with the Company's business and the Offering which should be considered in making an investment decision are the following (all of which are described in full in the section of this Prospectus entitled "Risk Factors"): (i) substantial indebtedness of the Company after the Offering; (ii) the limited operating history and historical and expected future operating losses and negative cash flow of the Company; (iii) the fact that the Company is a holding company and therefore is reliant on subsidiaries for distributions of dividends or interest to repay the Notes; (iv) the fact that indebtedness under the Notes will be subordinated to certain debt of the Company incurred before or after the issuance of the Notes; (v) the Company's need for significant additional capital to conduct and expand its business;
(vi) risks related to the rapid expansion of the business of the Company;
(vii) the dependence of the Company on relationships with banks and international card organizations; (viii) the dependence of the Company on key personnel; (ix) the dependence of the Company on receipt of transaction fees, which in turn depend upon issuance of debit and credit cards by banks in the Company's markets; (x) legal constraints in Germany, France and other potential markets, which make the Company dependent upon relationships with financial institutions in these markets; (xi) competition from other networks of ATMs, including, without limitation, networks owned by banks; (xii) political, economic and legal risks associated with the developing markets in which the Company conducts its business; (xiii) inflation, exchange rate and currency risks and risks associated with the substitution of the Euro for national currencies in Europe; (xiv) risks associated with the fact that the Company's systems and operations are computer-based and both the Company and its bank customers will be required to ensure that their systems are year 2000 compliant; (xv) absence of a prior market for the Units, the Notes and the Warrants; (xvi) certain risks arising from the fact the Notes are issued at a substantial discount from their principal amount at maturity; (xvii) possible volatility of the Common Stock price and (xvii) the fact that the certificate of incorporation of the Company includes certain anti-takeover provisions. See "Risk Factors."

  In early 1998, the Company's Acceptance Agreement with Orszagos Takarekpenztar Bank ("OTP") in Hungary, which accounted for approximately 51% of the Company's 1997 consolidated revenues (and approximately 26% of consolidated revenues for the three months ended March 31, 1998), was terminated effective as of July, 1998. The Company believes that the effect of this termination will be mitigated because the Company will still be able to accept transactions on substantially all of OTP's bank cards through the Company's VISA and EUROPAY gateways, subject to completion of a new EUROPAY sponsorship agreement with another Hungarian bank client. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- General Overview" and "Business--Agreements with Card Issuers and International Card Organizations."

 CORPORATE STRUCTURE

   The corporate structure of the Company and its operating subsidiaries is set forth in the chart below. This chart gives effect to an internal reorganization of the Company which Management expects to conduct during 1998. Pursuant to this reorganization, Euronet Holding N.V., a Netherlands Antilles company, will be reorganized under the laws of the Netherlands and the Issuer will transfer all the shares of capital stock of its existing subsidiaries, other than its Hungarian and Polish subsidiaries, to Euronet Holding N.V.

   As of the date of this Prospectus, the Issuer owns directly all of the capital stock of its existing subsidiaries, other than the capital stock of its Hungarian and Polish subsidiaries, which is owned directly by Euronet Holding N.V.

                        [CORPORATE CHART APPEARS HERE]

                               ----------------

   The Company's principal executive offices are located at 14-24 Horvat u., 1027 Budapest, Hungary and its telephone number at this address is 011-36 1-224-1000.

                                  THE OFFERING

Securities Offered....  Units consisting of DM 243,211,000 aggregate principal amount at maturity of 12 3/8% Senior Discount Notes due 2006 of the Company and 729,633 Warrants to purchase an aggregate of 766,114 shares of Common Stock of the Company. Each Unit consists of DM1,000 principal amount at maturity of Notes and three Warrants, each Warrant entitling the holder thereof to purchase 1.05 shares of Common Stock. The Notes will be issued with original issue discount. See "Certain United States Federal Income Tax Considerations".

Separability..........  The Notes and the Warrants will be separately transferable immediately on the date of closing of the Units Offering (the "Separability Date").

Issue Price...........  DM 616.75 per Unit.

Use of Proceeds.......  The net proceeds to the Company from the sale of the
                        Notes being offered by the Company hereby, after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $83.8 million (based on a Dollar-- Deutsche Mark exchange rate of DM 1.79= $1.00, the noon buying rate in New York City for cable transfers in Deutsche Marks as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on June 17, 1998).

                        The Company currently intends to use the net proceeds from the Units Offering, together with the existing cash reserves of approximately $33.5 million at March 31, 1998, as follows: (i) approximately $60 to $70 million to expand its ATM network in its existing markets of Hungary, Poland, Germany, the Czech Republic, Croatia, and planned future markets such as France and Romania, including the purchase and installation of an aggregate of approximately 2,000 ATM machines in such markets through the year ending December 31, 1999; (ii) approximately $11.2 million to repay $14.4 million of the Company's capitalized lease obligations at March 31, 1998 which have an effective interest rate of approximately 13.5% per annum and
                        (iii) the remainder will be used for general corporate purposes, including expansion into new markets, expanding the provision of ATM management services, the pursuit of possible strategic acquisition and joint venture opportunities consistent with the Company's strategy of expanding its ATM network, including a possible acquisition of certain ATM assets in the United States described in "Business--The Euronet Network--The United States" and to fund operating losses and working capital needs.

Listing...............  Application has been made to list the Units, the Notes and the Warrants on the Luxembourg Stock Exchange.

THE NOTES:

Notes Offered.........  DM243,211,000 aggregate principal amount at maturity of
                        12 3/8% Senior Discount Notes due 2006.

Maturity Date.........  July 1, 2006.

Issue Price...........  DM616.75 per DM1,000 principal amount at maturity of
                        Notes.

Yield and Interest....  12 3/8% per annum (computed on a semiannual bond equivalent basis) calculated from June 22, 1998. Cash interest on the Notes will not accrue prior to July 1, 2002. Commencing January 1, 2003, cash interest will be payable on the Notes semiannually on January 1 and July 1 of each year.


Repayment of Certain
Money to the
Company...............  The Trustee and the paying agents shall pay to the
                        Company any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years. After payment to the Company, holders of Notes entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another person.
Original Issue
Discount..............  Each Note is being offered with original issue discount
                        ("OID") for U.S. federal income tax purposes. Thus, although cash interest is not expected to accrue on the Notes prior to July 1, 2002 and there are not expected to be any periodic payments of interest on the Notes prior to January 1, 2003, original issue discount (i.e., the difference between the stated redemption price at maturity and the issue price of such Notes) will start to accrue from the issue date of such Notes and will be includible daily as original issue discount income in a U.S. holder's gross income for U.S. federal income tax purposes. Because the Company has the right to defer payment of interest until January 1, 2003, a U.S. holder of Notes may be required to recognize such OID income substantially in advance of receipt of the cash payments to which the income is attributable. See "Certain United States Federal Income Tax Considerations--Original Issue Discount."

Optional Redemption...  Except as set forth below, the Notes will not be redeemable at the Company's option prior to July 1, 2002. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part at anytime on or after July 1, 2002, at the redemption prices set forth herein. In addition, at any time prior to June 15, 2001, the Company may redeem up to 33 1/3% of the aggregate principal amount at maturity of the originally issued Notes at a redemption price of 112.375% of the Accreted Value thereof with the net proceeds of one or more Equity Offerings; provided that, immediately after giving effect to such redemption, at least 66 2/3% of the aggregate principal amount at maturity of the originally issued Notes remains outstanding. See "Description of the Notes-- Redemption" and "--Certain Definitions."

Change of Control.....  Upon the occurrence of a Change of Control, each holder of Notes may require the Company to purchase all or a portion of such holder's Notes at a purchase price in cash in an amount equal to 101% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that the Company will have sufficient funds to complete any such purchase. See "Description of the Notes-- Certain Covenants--Purchase of Notes upon a Change of Control". For the definition of the term "Change of Control" under the Notes, see "Description of the Notes--Certain Definitions."

Ranking...............  The Notes will be senior unsecured obligations of the
                        Company and will rank pari passu in right of payment with all other existing and future senior unsecured obligations of the Company and senior in right of payment to all future obligations of the Company expressly subordinated in right of payment to the Notes. As of March 31, 1998, after giving pro forma effect to the Offering and the application of the net proceeds therefrom, the Company would have had approximately $83.5 million of indebtedness of which $3.3 million would have been secured indebtedness. In addition, the Company is a holding company and, accordingly, the Notes will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries. As of March 31, 1998, after giving pro forma effect to the Offering and the application of the net proceeds therefrom, the Company's subsidiaries would have had aggregate liabilities of approximately $8.6 million. See "Risk Factors--Substantial Indebtedness; Liquidity", "--Holding Company Structure; Reliance on Subsidiaries for Distributions to Repay Notes" and "Description of the Notes--Ranking."

Certain Covenants.....  The indenture pursuant to which the Notes will be issued (the "Indenture") will contain certain covenants that will restrict, among other things, the ability of the Company and its restricted subsidiaries to (i) incur certain indebtedness, (ii) pay dividends and make certain other restricted payments, (iii) create liens,
                        (iv) permit other restrictions on dividend and other payments by restricted subsidiaries of the Company, (v) issue and sell capital stock of restricted subsidiaries, (vi) guarantee certain indebtedness,
                        (vii) sell assets, (viii) enter into transactions with affiliates, (ix) merge, consolidate or transfer substantially all of the assets of the Company, (x) enter into sale and leaseback transactions and (xi) make investments in unrestricted subsidiaries. The covenants require the Company to make an offer to purchase specified amounts of Notes in the event of certain asset sales. There can be no assurance that the Company will have sufficient funds to complete any purchase of Notes upon a sale of assets of the Company. See "Description of the Notes--Certain Covenants."

Form of Notes.........  Notes sold outside of the United States will be represented by the global bearer Note deposited with DBC (the "DBC Global Note"). Beneficial interests in the DBC Global Note will be represented through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DBC, including Euroclear and Cedel, each of which has an account with DBC. All Notes sold to U.S. investors (and others requesting registered Notes), will be represented by a global registered note (the "DTC Global Note") deposited with a custodian for, and registered in the name of, DTC or its nominee. Transfers of interests in the DTC Global Note will be limited to transfers of book-entry interests. See "Description of Book Entry System; Payment; Transfers."
WARRANTS:
Warrants..............  The Warrants initially will entitle the holders thereof to acquire an aggregate of 766,114 shares of Common Stock, representing in the aggregate approximately 4.0% of the Company's outstanding Common Stock on a fully diluted basis. See "Description of Capital Stock."

Expiration Date.......  The Warrants will expire on July 1, 2006 (the
                        "Expiration Date.")

Exercise..............  Each Warrant will entitle the holder to acquire, on or after the date of closing of the Units Offering (the "Exercisability Date") and prior to the Expiration Date, 1.05 shares of Common Stock at an exercise price of $5.00 per share, subject to adjustment from time to time upon the occurrence of certain changes in the Common Stock and certain issuances of Common Stock options or convertible securities. The Common Stock and any other securities and property issuable or deliverable upon exercise of the Warrants are collectively referred to as "Warrant Shares."
Rights as
Stockholders..........  Holders of Warrants will not, by virtue of being such holders, have any rights of stockholders of the Company.

Registration Rights...  The Company has agreed to file and use its best efforts to cause to be declared effective on or prior to the Exercisability Date, a registration statement covering the issuance of the Warrant Shares upon the exercise of the Warrants (the "Warrant Shares Registration Statement") and to keep such registration statement effective (except in certain limited periods) until the earlier of
                        (i) such time as all Warrants have been exercised and (ii) the Expiration Date. If the Warrant Shares Registration Statement has not been declared effective on or prior to the Exercisability Date (the "Warrant Registration Default"), the Company shall pay liquidated damages for each Warrant to the holder thereof (the "Warrant Registration Damages") for each week or portion thereof during which the Warrant Registration Default continues. The Warrant Registration Damages will be equal to $0.03 per week per Warrant for the first 90-day period during which the Warrant Registration Default continues and will increase by an amount equal to $0.02 per week per Warrant with respect to each subsequent 90-day period during which the Warrant Registration Default continues and until the Warrant Registration Default is cured, up to a maximum of $0.07 per week per Warrant. All Warrant Registration Damages accrued, but not paid, on or prior to any January 1 or July 1 or interest payment date, as the case may be, will be paid to holders of Warrants on such January 1 or July 1 or interest payment date, as the case may be.

                        Holders of Registrable Securities (as defined below) also will have the right to include their Registrable Securities in certain registration statements relating to common equity securities of the Company under the Securities Act filed by the Company for its own account or for the account of any of its securityholders, subject to customary cut-back provisions.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  With the exception of the summary consolidated financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998, the summary consolidated financial data set forth below have been derived from, and are qualified by reference to, the audited consolidated financial statements of the Company and the notes thereto, prepared in conformity with generally accepted accounting principles as applied in the United States ("U.S. GAAP"), which have been audited by KPMG Polska Sp. z o.o., independent public accountants. The consolidated financial statements as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997 (the "Consolidated Financial Statements"), and the independent auditors' report thereon, are included elsewhere in this Prospectus. The summary consolidated financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been derived from the unaudited interim financial statements of the Company. In the opinion of the management of the Company, such unaudited interim financial statements have been prepared on the same basis as the audited financial statements and contain all adjustments necessary for a fair presentation of the financial position of the Company as of such date and the results of operations for such periods. Operating results for the three months ended March 31, 1998 are not indicative of the results that may be expected for the full year. The Company believes that the period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                           PERIOD FROM
                          JUNE 22, 1994                                         THREE MONTHS ENDED
                          (INCEPTION) TO   YEAR ENDED DECEMBER 31,                   MARCH 31,
                           DECEMBER 31,  -----------------------------------  --------------------
                               1994       1995       1996            1997       1997       1998
                          -------------- -------  ----------       ---------  --------  ----------
                                    (IN THOUSANDS, EXCEPT SUMMARY NETWORK DATA)
                                                                                  (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS
 DATA:
Revenues
 Transaction fees.......      $  --      $    62  $    1,198       $   4,627  $    709  $    1,876
 Other..................         --           --          63             663        86         125
                              -----      -------  ----------       ---------  --------  ----------
  Total revenues........         --           62       1,261           5,290       795       2,001
Total operating
 expenses...............        240        2,170       9,007          13,812     1,700       5,653
                              -----      -------  ----------       ---------  --------  ----------
Operating loss..........       (240)      (2,108)     (7,746)         (8,522)     (905)     (3,652)
Loss before income tax
 benefit................       (228)      (2,089)     (7,899)         (8,065)     (941)     (3,647)
Net loss................      $(228)     $(1,941) $   (7,576)(/1/) $  (7,965) $   (815) $   (3,647)
OTHER FINANCIAL DATA:
Cash flows from
 operating activities...       (258)      (2,461)     (2,255)         (6,340)     (743)     (4,176)
Cash flows from
 investing activities...       (356)        (418)     (1,252)        (39,320)   (7,115)      8,928
Cash flows from
 financing activities...      2,650        1,254       5,637          50,635    51,097        (608)
Capital
 expenditures(2)........        356          394       1,061           7,612       368       1,254
EBITDA -- as
 adjusted(3)............      $(240)     $(1,975) $   (7,262)      $  (6,761) $   (600) $   (2,714)
Ratio of earnings to
 fixed charges(4).......         --           --          --              --        --          --
SUMMARY NETWORK DATA:
Number of operational
 ATMs at end of period..         --           53         166             693       227         798
ATM transactions during
 the period.............         --       45,000   1,138,000       5,758,000   847,000   2,811,000
Average annual/quarterly
 revenues
 per ATM................      $  --      $ 2,340  $   11,516       $  12,317  $  4,036  $    2,650

                                                                      AS OF
                                           AS OF DECEMBER 31,       MARCH 31,
                                      ---------------------------- -----------
                                       1994  1995   1996    1997      1998
                                      ------ ----- ------- ------- -----------
                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:                                   (UNAUDITED)
Cash and cash equivalents............ $2,036 $ 411 $ 2,541 $ 7,516 $    11,703
Investment securities................     --    --     194  31,944      21,825
Working capital......................  2,071   526     631  33,496      28,174
Total assets.........................  2,527 4,519  11,934  70,033      65,932
Obligations under capital leases,
 excluding current installments......     -- 1,119   3,834  11,330      10,575
Total stockholders' equity...........  2,422 2,097   5,136  49,219      45,974

                                            (footnotes appear on following page)

--------
(1) The year ended December 31, 1996, includes a one-time non-cash share compensation expense of $4,172,000 relating to the grant of certain employee and management options. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 9 to the Notes to the Consolidated Financial Statements included elsewhere in this Prospectus.
(2) Capital expenditures do not include $1,906,000, $4,189,000, $11,006,000,
    $2,100,000 and $602,000 relating to ATMs acquired under capital lease obligations during the years ended December 31, 1995, 1996, 1997, and the three months ended March 31, 1997 and 1998, respectively.
(3) EBITDA consists of net loss before depreciation and amortization, interest income, interest expense and income taxes. EBITDA is not a U.S. GAAP measure and should not be considered as an indicator of the Company's operating performance or as an alternative to U.S. GAAP measures of net income (loss) or to cash flow from operations under U.S. GAAP as a measure of liquidity. Management also believes that EBITDA is helpful to investors as a measure of the Company's ability to service the debt. Management also believes that EBITDA is helpful to investors, because EBITDA will be used to determine compliance with certain covenants continued in the Indenture. The terms excluded from EBITDA are significant components in understanding and assessing the Company's financial performance.
(4) For all periods presented, the Company incurred net losses before taxes and hence earnings to fixed charges indicate a less than one to one coverage. For the period from June 22, 1994 (inception) to December 31, 1994, the years ended December 31, 1995, 1996 and 1997, and the three months ended March 31, 1997 and 1998, earnings were inadequate to cover fixed charges with a coverage deficiency of $228,000, $2,089,000, $7,899,000, $8,065,000,
    $941,000 and $3,647,000, respectively.

                                 RISK FACTORS

  An investment in the Units involves a high degree of risk. Accordingly, prospective purchasers should consider carefully all of the information set forth in this Prospectus and, in particular, the risks described below, prior to making any investment decision. This Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth below and elsewhere in this Prospectus. See "Forward-Looking Statements."

SUBSTANTIAL INDEBTEDNESS; LIQUIDITY

  The Company will have substantial indebtedness after the Offering. As of March 31, 1998, after giving pro forma effect to the Offering and the application of the net proceeds therefrom, the Company's total indebtedness would be approximately $83.5 million, its stockholders' equity would be approximately $47.8 million and the Company's total assets would be approximately $136.8 million. The Indenture limits, but does not prohibit, the Company and its subsidiaries from incurring additional indebtedness. See "Description of Notes". The Company believes the net proceeds from the Offering, together with its cash flows from operations and remaining proceeds from the 1997 initial public offering (approximately $33.5 million at March 31, 1998), will be sufficient to fund the Company's operating losses, debt service requirements and capital expenditures associated with its expansion plan through the year 2000. However, there can be no assurance that the Company will achieve or sustain profitability or generate sufficient revenues in the future. If an opportunity to consummate a strategic acquisition arises or if one or more new contracts is executed requiring more rapid installation of ATM machines than anticipated or a significant increase in the number of ATM machines in any market area, the Company may require additional financing for such purpose and to fund its working capital needs. Such additional financing may be in the form of additional indebtedness which would increase the Company's overall leverage. See "--Significant Capital Requirements," "Selected Financial Data," "Management Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Notes."

  The level of the Company's indebtedness could have important consequences to holders of the Notes, including the following: (i) the Company may not be able to generate sufficient cash flows to service the Notes and its other outstanding indebtedness and to fund adequately its planned capital expenditures and operations; (ii) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited or such financing may be unavailable; (iii) a substantial portion of the Company's cash flows, if any, must be dedicated to the payment of principal and interest on its indebtedness and other obligations and will not be available for use in its business; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business and markets; and (v) the Company's high degree of indebtedness will make it more vulnerable to changes in general economic conditions and a downturn in its business, thereby making it more difficult for the Company to satisfy its obligations under the Notes.

  The Company must substantially increase its net cash flows in order to meet its debt service obligations, including obligations under the Notes, and there can be no assurance that the Company will be able to meet such obligations, including its obligations under the Notes. If the Company is unable to generate sufficient cash flows or otherwise obtain funds necessary to make required payments or if it otherwise fails to comply with the various covenants under its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a default on the Notes and could delay or preclude payments of interest or principal thereon. See "--Significant Capital Requirements."

LIMITED OPERATING HISTORY; HISTORICAL AND FUTURE OPERATING LOSSES AND NEGATIVE CASH FLOW

  The Company has had a limited operating history. For the period from June 22, 1994 (inception) to December 31, 1994, the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, the Company had net losses of approximately $228,000, $1.9 million, $7.6 million, $8 million and $3.6 million, respectively, resulting in an aggregate net loss of approximately $21.3 million as of March 31, 1998.

(The 1996 net loss includes a one-time non-cash stock compensation expense of approximately $4.2 million relating to the grant of certain employee and management options.) The Company expects to continue to generate losses from operating activities, negative EBITDA and negative cash flow while it concentrates on the expansion of its ATM network business. As a result of the Company's strategy of continuing expansion and increasing its market share, the Company's net losses are expected to increase. There can be no assurance that the Company's revenues will grow or be sustained in future periods or that the Company will be able to achieve or sustain profitability or positive cash flow from operations in any future period. If the Company cannot achieve and sustain operating profitability or positive cash flow from operations, it may not be able to meet its debt service or working capital requirements, including its obligations with respect to the Notes. See "Consolidated Financial Statements" including the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HOLDING COMPANY STRUCTURE; RELIANCE ON SUBSIDIARIES FOR DISTRIBUTIONS TO REPAY NOTES

  The Company conducts all of its operations through its subsidiaries. The Company's ability to service its indebtedness, including payment of principal and interest on the Notes, is entirely dependent upon the receipt of funds from its subsidiaries by way of dividends, intercompany loans, interest and other permitted payments from such operating subsidiaries, as well as various other business considerations. Each of these subsidiaries was formed under the laws of, and has its operations in, a country other than the United States. In addition, each of the Company's operating subsidiaries receives its revenues in the local currency of the jurisdiction in which it is situated. As a consequence, the Company's ability to obtain dividends or other distributions is subject to, among other things, restrictions on dividends under applicable local laws and foreign currency exchange regulations of the jurisdictions in which its subsidiaries operate. See "--Inflation; Exchange Rate and Currency Risk." The subsidiaries' ability to pay dividends, repay intercompany loans or make other distributions to the Company are also subject to their having sufficient funds from their operations legally available for the payment thereof which are not needed to fund their operations, obligations or other business plans and, in some cases, obtaining the approval of the creditors of these entities. The laws under which the Company's operating subsidiaries are organized provide generally that dividends may be declared out of yearly profits subject to the maintenance of registered capital and required reserves and after the recovery of accumulated losses. If the Company's subsidiaries are unable to pay any such dividends, repay intercompany loans or make any other such distributions to the Company, the Company's growth and its ability to meet its obligations on the Notes may be inhibited.

  Because the Company is a holding company that conducts its business through its subsidiaries, claims of creditors of such subsidiaries may have priority with respect to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness such as the Notes. Accordingly, the Notes may effectively be subordinated to all existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries, including trade payables. As of March 31, 1998, the Company's subsidiaries had approximately $20 million of such liabilities including approximately $15 million of indebtedness for money borrowed and capital lease obligations. Any right of the Company to receive assets of any subsidiary upon the liquidation or reorganization of such subsidiary (and the consequent rights of the holders of the Notes to participate in those assets) will effectively be subordinated to the claims of such subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. The Company has no significant assets other than the stock of its subsidiaries.

PRIORITY OF SECURED DEBT

  The indenture under which the Notes are to be issued permits, among other things, the Company to incur up to $55.0 million of (or to the extent not denominated in U.S. dollars, the U.S. dollar equivalent thereof) indebtedness to finance the acquisition of ATM Network assets and for working capital for its ATM Network business or the grant of security for such indebtedness. In addition, the indenture permits, among other things, the Company to incur up to an aggregate of $200.0 million (or to the extent not denominated in U.S. dollars, the U.S. dollar equivalent thereof) of other indebtedness. Following the application of the proceeds of the Offering, the Company's long term debt exclusive of the Notes will be approximately $3.3 million. Following the application of the proceeds of the Offering, the Company expects to continue to use lease-financing to acquire additional ATM machines. The incurrence of indebtedness under such finance leases is not restricted by the indenture. The Notes will be effectively subordinated to such indebtedness and any other existing or future secured indebtedness of the Company. In the event of a default on the Notes or bankruptcy, liquidation or reorganization of the Company, the assets of the Company subject to such security interests would have to be made available to satisfy obligations of the secured debt of the Company before any payment could be made on the Notes. Accordingly, there may only be a limited amount of assets available to satisfy any claims of holders of the Notes upon an acceleration or maturity of the Notes.

SIGNIFICANT CAPITAL REQUIREMENTS

  The development and expansion of the Company's ATM network and its ATM management services operations in Hungary, Poland, Germany, the Czech Republic, Croatia, France and other markets, and the resulting operating losses will require substantial additional cash from outside sources. The Company anticipates that its substantial cash requirements will continue into the foreseeable future. Based on the Company's plans with respect to the installation of ATMs and the provision of ATM management services in Hungary, Poland, Germany, the Czech Republic, Croatia, France and other markets in the near to medium term, and the Company's requirements with respect to related infrastructure and operational costs, management believes the net proceeds from the Offering will provide sufficient funds necessary for the Company to expand its business as currently planned through the year 2000. There can be no assurance, however, that additional financing will not be required. The Indenture limits, but does not prohibit the Company and its subsidiaries from incurring additional indebtedness, including indebtedness to fund working capital and operating losses and for the acquisition of assets related to its business. See "Description of the Notes-Certain Covenants." There can be no assurance that the Company will be able to raise additional required capital on satisfactory terms or at all. If the Company is able to raise additional funds through the incurrence of debt, and it does so, it would likely become subject to additional restrictive financial covenants. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's acquisition, development and expansion plans and expenditures, which could have a material adverse effect on its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

RISKS RELATED TO RAPID EXPANSION OF BUSINESS

  The continued rapid expansion and development of the Company's business will depend on various factors including the demand for ATM services in the Company's current target markets, the ability to locate appropriate ATM sites and obtain necessary approvals for the installation of ATMs, the ability to install ATMs in an efficient and timely manner, the expansion of the Company's business into new countries as currently planned, entering into additional card acceptance agreements with banks, the ability to obtain sufficient numbers of ATMs on a timely basis and the availability of financing for such expansion. In addition, such expansion may involve acquisitions which, if made, could divert the resources and management time of the Company and require integration with the Company's existing networks and services. The Company's ability to manage effectively its rapid expansion will require it to continue to implement and improve its operating, financial and accounting systems and to expand, train and manage its employee base. The inability to manage effectively its planned expansion could have a material adverse effect on the Company's business, growth, financial condition and results of operations. See "Business--Strategy."

DEPENDENCE ON RELATIONSHIPS WITH BANKS AND INTERNATIONAL CARD ORGANIZATIONS; TERMINATION OF OTP CONTRACT

  The Company's future growth depends on its ability to sign card acceptance agreements with banks and International Card Organizations which allow the Company's ATMs to accept credit and debit cards issued by such banks and International Card Organizations as well as retaining and renewing such card acceptance agreements, which generally provide for a two to five year term. The Company's card acceptance agreements with banks generally include termination and/or renewal clauses, which provide that either party may elect to terminate or not renew an agreement upon completion of its term. In some cases, banks may terminate their contracts with the Company by giving notice prior to the expiration of their terms. There can be no assurance that the Company will be able to continue to sign or maintain the card acceptance agreements on terms and conditions acceptable to the Company or that International Card Organizations will continue to permit Euronet's ATMs to accept their credit and debit cards. The inability to continue to sign or maintain such agreements or to continue to accept the credit and debit cards of local banks and International Card Organizations at its ATMs in the future could have a material adverse effect on the Company's business, growth, financial condition and results of operations. See "Business--Agreements with Card Issuers and International Card Organizations."

  In January 1998, OTP notified the Company that it was terminating its contract with Euronet effective as of July 27, 1998. OTP advised the Company that it terminated the contract since it desired to promote the use of its own ATM network. OTP also indicated that the Company selected ATM sites which OTP believed to be in competition with OTP ATM sites and that the Company failed to provide OTP with certain transaction reports on a timely basis. It should be noted that the reporting failure had been corrected more than two months prior to OTP's notice of termination. As a result of this termination the Company will not have a direct connection with OTP and will not be able to accept OTP proprietary bank cards and OTP will no longer act as the Company's EUROPAY sponsor in Hungary. The Company will still be able to accept all OTP issued VISA cards through its VISA gateway. The Company is negotiating a new EUROPAY sponsorship arrangement with a bank to replace OTP as its EUROPAY sponsor, and subject to final execution and implementation of that agreement, the Company will still be able to accept all OTP issued EUROPAY cards through its EUROPAY gateway. VISA and EUROPAY cards represent over 95% of the cards issued by OTP. The Company's contract with OTP represented approximately 51% of its consolidated revenues for the year ended December 31, 1997 and approximately 26% of consolidated revenues for the three months ended March 31, 1998. The financial impact of the OTP contract termination is difficult to assess and there can be no assurance that this termination will not have a material adverse affect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General Overview."

DEPENDENCE ON KEY PERSONNEL

  The Company is dependent upon the services of certain of its executive officers for the management of the Company and the implementation of its strategy. Euronet's strategy and its implementation depend in large part on the founders of the Company, in particular Michael Brown and Daniel Henry, and their continued involvement in the Company in the future. Michael Brown, who is involved in strategy, planning and establishing operational procedures, resides in Leawood, Kansas and travels to Europe on a regular basis. Daniel Henry, who supervises the Company's day-to-day operations currently resides in Budapest, Hungary. Although Mr. Henry may relocate to Kansas City next year, he will continue to be involved in the Company's operations and in view of the Company's present geographic expansion plans will likely be responsible for overseeing the Company's expansion to the South American or Asian markets. The Company will employ a new executive officer to supervise the Company's day-to-day operations prior to Mr. Henry's relocation. This new executive would reside in Central Europe. The success of the Company also depends in part upon its ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. The competition for qualified personnel in Central Europe and the other markets where the Company conducts its business is intense and, accordingly, there can be no assurance that the Company will be able to continue to hire or retain the required personnel. Although the Company's officers and certain of its key personnel have entered into service or employment agreements containing non-competition, non-disclosure and non-solicitation covenants and providing for the granting of incentive stock options with long-term vesting requirements, most of these contracts do not guarantee that these individuals will continue their employment with the Company. The loss of certain key personnel could have a material adverse effect on the Company's business, growth, financial condition and results of operations. See "Management."

DEPENDENCE ON ATM TRANSACTION FEES

  Transaction fees from banks and International Card Organizations for transactions processed on the Company's ATMs have historically accounted for a significant portion of the Company's revenues. The Company expects that revenues from ATM transaction fees will continue to account for a substantial majority of its revenues for the foreseeable future. Consequently, the Company's future operating results are almost entirely dependent on the increased issuance of credit and debit cards, increased market acceptance of Euronet's services in its target markets, the maintenance of the level of transaction fees received by the Company, installation by the Company of larger numbers of ATMs and continued usage of the Company's ATMs by credit and debit cardholders. A decline in usage of the Company's ATMs by ATM cardholders or in the levels of fees received by the Company in connection with such usage would have a material adverse impact on the Company's business, growth financial condition and results of operations. Banks also could elect to pass through to their customers all, or a large part of, the fees charged by the Company for transactions on its ATMs. This would increase the cost of using the Company's ATM machines to the bank's customers, which may cause a decline in use of the Company's ATM machines and, thus, have an adverse effect on revenues.

LEGAL CONSTRAINTS ON CONDUCTING BUSINESS IN GERMANY AND FRANCE; DEPENDENCE ON FINANCIAL INSTITUTIONS

  Under German law, ATMs in Germany may be operated only by licensed financial institutions. The Company, therefore, may not operate its own ATM network in Germany and must act, under its contract with Service Bank GmbH ("Service Bank"), as a subcontractor providing certain ATM-related services to Service Bank. As a result, the Company's activities in the German market currently are entirely dependent upon the continuance of the agreement with Service Bank, or the ability to enter into a similar agreement with another bank in the event of a termination of such contract. The inability to maintain such agreement or to enter into a similar agreement with another bank upon a termination of the agreement with Service Bank could have a material adverse effect on the Company's operations in Germany.

  The Company is considering expansion into France, whose laws relative to the operation of ATMs are similar to those of Germany. Expansion into France would require the Company to establish and thereafter maintain a relationship with one or more French financial institutions. Although the Company has not yet identified a French financial institution, it has retained a managing director for France, and is exploring potential relationships with French financial institutions and is searching for potential ATM locations. There can be no assurance as to when or if the Company will be able to establish the necessary relationship for the commencement of operations in France. See "Business--the Euronet Network--Germany" and --"France" and "--Regulation."

COMPETITION

  Principal competitors of the Company in markets outside the United States include ATM networks owned by banks and regional networks consisting of consortiums of local banks. In the U.S., principal competitors of the Company would include individual banks operating proprietary ATM networks, shared bank networks such as the Plus and Cirrus networks, independent, non-bank owned ATM networks of varying sizes (ranging from a few ATMs to many thousands of ATMs) and individual retail outlets operating ATMs. Large, well financed companies may also establish ATM networks in competition with the Company in various markets. Competitive factors in the Company's business include network availability and response time, price to both the bank and to its customers, ATM location and access to other networks. There can be no assurance that the Company will be able to compete successfully in the future or that competition will not have a material adverse effect on the Company's business, growth, financial condition and results of operations. In addition, there can be no assurance that Euronet's competitors will not introduce or expand their own ATM networks in the future which could lead to a decline in the usage of Euronet's ATMs. See "Business--Competition."

POLITICAL, ECONOMIC AND LEGAL RISKS

  The Company's principal operating subsidiaries currently operate in Hungary, Poland, the Czech Republic, Croatia and other countries in Central Europe. These and other countries in Central Europe have undergone significant political and economic change in recent years. Political, economic, social and other developments in such countries may in the future have a material adverse effect on the Company's business. In particular, changes in laws or regulations (or in the interpretation of existing laws or regulations), whether caused by change in the government of such countries or otherwise, could materially adversely affect the Company's business, growth, financial condition and results of operations. Currently there are no limitations on the repatriation of profits from Hungary, Poland, the Czech Republic, Croatia and other countries in Central Europe, but there can be no assurance that foreign exchange control restrictions, taxes or limitations will not be imposed or increased in the future with regard to repatriation of earnings and investments from such countries. If such exchange control restrictions, taxes or limitations are imposed, the ability of the Company to receive dividends or other payments from its subsidiaries could be reduced, which may have a material adverse effect on the Company. See "Business--Government Regulation."

  Prior to 1995 Croatia was involved in hostilities with Serbia and was also involved in the hostilities in Bosnia-Herzegovina. The hostilities in Croatia ended in a cease-fire in 1995 and the hostilities in Bosnia-Herzegovina ended in the Dayton Accords in 1995. No assurance can be given that the cease fire with Serbia will not be breached or that the peace process initiated by the Dayton Accords will continue. Any breakdown in the peace process or any failure of any of the relevant parties to abide by the cease-fire or the provisions of the Dayton Accords or the relevant agreements could result in the recommencement of hostilities in the region, which could have an adverse effect on the Croatian economy or Euronet's operations in Croatia.

  Annual inflation and interest rates in Hungary, Poland, the Czech Republic, Croatia and other countries in Central Europe have been much higher than those in Western Europe. Exchange rate policies have not always allowed for the free conversion of currencies at the market rate. Fluctuations of inflation, interest and exchange rates could have an adverse effect on the Company's business and the market value of the Shares.

  Corporate, contract, property, insolvency, competition, securities and other laws and regulations in Hungary, Poland, the Czech Republic, Croatia and other countries in Central Europe have been, and continue to be, substantially revised during the completion of their transition to market economies. Therefore, the interpretation and procedural safeguards of the new legal and regulatory systems are in the process of being developed and defined and existing laws and regulations may be applied inconsistently. Also, in some circumstances, it may not be possible to obtain the legal remedies provided for under those laws and regulations in a reasonably timely manner, if at all. In addition, transmittal of data by electronic means and telecommunications is subject to specific regulation in most Central European countries. Although such regulations have not had a material impact on the Company's business to date, there can be no assurance that any changes in such regulation, including taxation or limitations on transfers of data across national borders, would not have a material adverse effect on the Company's business, growth, financial condition and results of operations.

  Hungary, Poland, the Czech Republic, Croatia and other countries in Central Europe generally are considered by international investors to be emerging markets. There can be no assurance that political, economic, social and other developments in these emerging markets will not have an adverse effect on the Company's operations and profitability and, therefore, on the Company's ability to pay principal and interest on the Notes.

INFLATION, EXCHANGE RATE AND CURRENCY RISK

  The Company operates primarily in Central Europe and Germany and, as a result, its business is affected by fluctuations in foreign exchange rates of the various countries in which it operates. With the exception of Germany where transaction fees are Deutche Mark denominated, transaction fees charged by the Company are primarily denominated in U.S. dollars or denominated in local currency and inflation adjusted. A significant amount of the Company's expenditures in Central Europe, including the acquisition of ATMs and executive salaries, are made in U.S. dollars.

  Since the fall of Communist rule, both Hungary and Poland have experienced high levels of inflation and significant fluctuation in the exchange rate for their currencies. The Polish government has adopted policies that slowed the annual rate of inflation from approximately 600% in 1990 to approximately 15% in 1997. In addition, the exchange rate for the zloty has stabilized and the rate of devaluation of the zloty has decreased significantly since 1991. Similarly, in Hungary, the forint has continued to depreciate, principally by way of devaluation, against the major currencies of the OECD and has limited convertibility to other currencies. The inflation rate in Hungary was approximately 18.0% in 1997.

  The Company attempts to match any assets denominated in currencies other than U.S. dollars with liabilities denominated in the same currencies. Nonetheless inflation and currency exchange fluctuations have had, and will continue to have, an effect on the financial condition and results of operations of the Company. The Company anticipates that in the future a substantial portion of its assets will be denominated in the foreign currencies of each market. As exchange rates between these foreign currencies and the U.S. dollar fluctuate, the translation effect of such fluctuations may have a material adverse effect on the Company's results of operations or financial condition as reported in U.S. dollars. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Foreign Exchange Exposure" and "--Inflation and Functional Currencies."

  In addition, fluctuations in the exchange rate between the Deutsche Mark and the U.S. dollar will affect the U.S. dollar equivalent of both the Deutsche Mark principal of and interest on the Notes. See "--Substitution of Currency."

SUBSTITUTION OF CURRENCY

  Stage III of the European Economic and Monetary Union ("Stage III") is presently anticipated to commence on January 1, 1999 for those member states of the European Union that satisfy the convergence criteria set forth in the Treaty on European Union. Part of Stage III is the introduction of a single currency (the "Euro") in substitution for the national currencies of such member states. Although there can be no assurance that the Euro will be adopted or, if adopted, on what time schedule, if Germany adopts the Euro, the regulations of the European Commission relating to the Euro shall apply to the Notes and the Indenture. In addition, it is anticipated that such member states will adopt legislation providing specific rules for the introduction of the Euro. The adoption of the Euro is not expected to alter the rights and obligations of the Company or the holders of the Notes under the Notes and the Indenture. See "Description of the Notes--Substitution of Currency".

YEAR 2000 COMPLIANCE

  The Company has made an assessment of the impact of the advent of the year 2000 on its systems and operations. The Processing Center will require certain upgrades which have been ordered and are scheduled for installation by the fourth quarter of 1998. Most of the ATMs in the Euronet network are not year 2000 compliant, and hardware and software upgrades will be installed under contracts with the Company's ATM maintenance vendors. According to the Company's current estimates, the cost will be approximately $1,000 per ATM, and the required installation will be finished by the end of 1998. The Company estimates that approximately 560 of its ATMs will require upgrades for year 2000 compliance.

  The Company is currently planning a survey of its bank customers concerning the compliance of their back office card authorization systems with year 2000 requirements, and anticipates launching such survey in the third quarter of 1998. If the Company's bank customers do not bring their card authorization systems into compliance with year 2000 requirements, the Company may be unable to process transactions on cards issued by such banks and may lose revenues from such transactions. This could have a material adverse effect on the Company's revenues.

ABSENCE OF A PRIOR PUBLIC MARKET

  Prior to this Offering, there has been no public market for the Units, Notes or Warrants and there can be no assurance that an active trading market will develop or be sustained in the future. There may be significant volatility in the market price of the Units, Notes or Warrants due to factors that may or may not relate to the Company's performance. Application has been made to list the Units, Notes and Warrants on the Luxembourg Stock Exchange, although the liquidity of the market, if any, achieved through such listing may be limited. There can be no assurance that such application to the Luxembourg Stock Exchange will be approved or that the Company will be able to meet or continue to meet, the applicable listing requirements of the Luxembourg Stock Exchange or any other recognized exchange. The Underwriter has advised the Company that it currently intends to make a market in the Units, Notes and Warrants but it is not obliged to do so and may discontinue market making activities at any time. If a market for the Units, Notes and Warrants were to develop, the Units, Notes and Warrants could trade at prices that may be lower than the initial offering price and could be significantly affected by various factors including actual and anticipated period-to-period fluctuations in the Company's operating results, changes in currency exchange rates and other external factors, including general economic conditions in Hungary, Poland, Germany, the Czech Republic and Croatia and the Company's other markets or other events or factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The liquidity of, and trading market for, the Units, Notes and Warrants may also be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

ORIGINAL ISSUE DISCOUNT

  The Notes will be issued at a substantial discount from their principal amount at maturity. Consequently, United States holders of the Notes generally will be required to include amounts in gross income for U.S. Federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. In addition, if a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code after the issuance of the Notes, the claim of a holder of Notes may be limited to an amount equal to the sum of (i) the initial public offering price for the Notes and (ii) the portion of such discount that is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Any portion of such discount that was not amortized as of the date of the commencement of any such bankruptcy filing would constitute "unmatured interest."

  In addition, the Notes will be subject to the applicable high yield discount obligation ("AHYDO") rules under the Internal Revenue Code of 1986, as amended (the "Code"), which will defer and, in part, eliminate the Company's ability to deduct the OID attributable to the Notes. Accordingly, the Company's after-tax cash flow will be less than if the original issue discount on the Notes was deductible when it accrued. Prospective investors should consult their own tax advisors with respect to the application of the OID rules and, in particular, the application of the AHYDO rules and the limited availability of a dividends received deduction for a corporate holder. See "Certain United States Federal Income Tax Considerations--Notes--U.S. Holders--Payments of Interest--Applicable High Yield Discount Obligations."

DEVELOPMENT AND MAINTENANCE OF PUBLIC MARKET FOR COMMON STOCK; AND POSSIBLE VOLATILITY OF STOCK PRICE

  The Company completed its initial public offering of Common Stock in March 1997, prior to which there had been no public market for the Common Stock. There can be no assurance that a trading market for the Common Stock will be maintained. The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Common Stock, actual and participated period-to-period fluctuations in the Company's operating results, changes in currency exchange rates and other external factors, including general economic conditions in Hungary, Poland, Germany, the Czech Republic and Croatia and the Company's other markets or other events or factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws (the "By-Laws") and of Delaware law could discourage potential acquisition proposals and could delay or impede a change in control of the Company. These provisions, among other things: (i) classify the Company's Board of Directors into three classes serving staggered three-year terms; (ii) permit the Board of Directors, without further stockholder approval, to issue preferred stock; and (iii) prohibit the Company from engaging in a business combination (as such term is defined in the Delaware law) with interested shareholders, except under certain circumstances. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock. The issuance of preferred stock could also adversely affect the voting power of the holders of Common Stock. The Company has no present plans to issue any preferred stock. See "Description of Capital Stock--Certain Provisions of the Company's Certificate of Incorporation and By-Laws" and "--Preferred Stock." Directors, officers and certain significant shareholders of the Company, which are associated with certain directors of the Company, own beneficially in the aggregate approximately 64% of the outstanding shares of Common Stock in the Company. Such concentration of ownership may have the effect of delaying or preventing transactions involving an actual or potential change in control of the Company. See "Principal Stockholders" and "Description of Capital Stock." The Indenture pursuant to which the Notes are issued contains a provision which accelerates the maturity date of the Notes in the event of a change of control. Such provision may also delay or impede a change of control. See "Description of Notes".

CURRENCY FLUCTUATION

  Each interest payment on the Notes and principal payments at maturity will be paid by the Company to the Paying Agents in Deutsche Marks. Residents of the United States who have a beneficial interest in the DTC Global Note (a "DTC Noteholder") will receive payment from the U.S. Paying Agent in U.S. Dollars unless such holder requests payment in Deutsche Marks. The request must be delivered to the U.S. Paying Agent at least two business days prior to the Payment Date. The U.S. Paying Agent will convert the Deutsche Marks into U.S. Dollars at the then prevailing foreign currency exchange rates and deduct the costs of such conversion from the amounts otherwise payable to the DTC Noteholders. As a result, a DTC Noteholder will have exposure to currency fluctuations particularly with respect to the U.S. Dollar and such fluctuations, together with the costs of converting Deutsche Marks to U.S. Dollars, could significantly reduce the DTC Noteholders' yield on the Notes. Non-U.S. residents are also subject to currency fluctuations since they will receive payment in Deutsche Marks and will be responsible for converting the Deutsche Marks into the foreign currency of their choice. See "Description of the Notes--Form of Notes", "--Payment Currency" and "--Description of Book Entry System; Payment; Transfers".

CONCENTRATION OF VOTING CONTROL IN MANAGEMENT

  The directors and officers of the Company, together with entities in which they are associated, beneficially owned and controlled approximately 64% of the Company's outstanding Common Stock at March 31, 1998. As a consequence, the directors and officers have significant control over the Company's direction and operation, including the ability to elect all of the directors of the Company and to cast the majority of the votes with respect to virtually all matters submitted to a vote of the Company's stockholders. Such concentration of control may have the effect of delaying or preventing transactions or potential change of control of the Company. See "Principal Stockholders."

POTENTIAL ADVERSE EFFECT AS SHARES ELIGIBLE FOR FUTURE SALE

  As of the date of this Prospectus, the Company had 15,138,454 shares of Common Stock outstanding, of which 8,066,171 shares are held by persons who may be deemed to be affiliates of the Company. In addition, the Company had an aggregate of 3,415,555 options outstanding held by directors, officers and employees entitling the holders thereof to acquire an equal number of shares of Common Stock on exercise, of which an aggregate of 1,792,118 would be held by persons who may be deemed to be affiliates of the Company. Except as hereafter noted, the shares of Common Stock that may be issued on exercise of such options are freely tradeable in the public market. The public sale of the shares of Common Stock held by affiliates, or acquired by affiliates on exercise of options, is limited and such persons are either required to register such shares or to comply with Rule 144 of the General Rules and Regulations of the Securities Act of 1933 (the "Rule") which limits the number of shares that may be sold by any one person during each 90-day period. Affiliates also have the right, under certain circumstances, to require the Company to register such sales for public sale. The sale of a substantial amount of shares of Common Stock in the public market, or even the potential of such sale, could adversely affect the market price of the Common Stock and the Company's ability to sell shares of Common Stock in the future. See "Description of Capital Stock--Shares Eligible for Future Sale" and "-- Registration Rights."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Units being offered by the Company hereby, after deducting the underwriting discount and estimated offering expenses, are estimated to be approximately $83.8 million (based on a Dollar--Deutsche Mark exchange rate of DM 1.79 = $1.00, the noon buying rate in New York City for cable transfers in Deutsche Marks as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on June 17, 1998). The Company currently intends to use the proceeds from exercise of Warrants, if any, to fund working capital needs.

  The Company currently intends to use the net proceeds from the Offering, together with the existing cash reserves of approximately $33.5 million at March 31, 1998, as follows: (i) approximately $60 to $70 million to expand its ATM network in its existing markets of Hungary, Poland, Germany, the Czech Republic, Croatia, and planned future markets such as France and Romania, including the purchase and installation of an aggregate of approximately 2,000 ATM machines in such markets through the year ending December 31, 1999; (ii) to repay approximately $11.2 million of the $14.4 million total outstanding of the Company's capitalized lease obligations at March 31, 1998 which have an effective interest rate of approximately 13.5% per annum and (iii) the remainder will be used for general corporate purposes, including expansion into new markets, expanding the provision of ATM management services, the pursuit of possible strategic acquisition and joint venture opportunities consistent with the Company's strategy of expanding its ATM network including a possible acquisition of certain ATM assets in the United States described in "Business--The Euronet Network--The United States" and to fund operating losses and working capital needs.

  Pending utilization of the net proceeds from the Offering, the Company intends to invest such proceeds primarily in short-term interest-bearing securities issued by the U.S. Federal Government or agencies or instrumentalities thereof.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "EEFT". The following sets forth the range of high and low trading prices on the Nasdaq National Market for the Common Stock for the periods indicated.

                                                                   PRICE RANGE
                                                                  -------------
                                                                   HIGH   LOW
                                                                  ------ ------
CALENDAR YEAR 1997
First Quarter (from March 7, 1997)............................... $15.00 $12.75
Second Quarter...................................................  14.25   9.63
Third Quarter....................................................  14.38  10.00
Fourth Quarter...................................................  12.75   6.31
CALENDAR YEAR 1998
First Quarter....................................................  13.25   6.50
Second Quarter (through June 16, 1998)...........................   7.50   4.50

  The closing price of the Common Stock on the Nasdaq National Market on June 16, 1998 was $4.50.

  The Company has never paid cash dividends on its Common Stock and has no plans to do so in the foreseeable future. The Company intends to retain earnings, if any, to develop and expand its business.

                                CAPITALIZATION

  The following table sets forth the actual capitalization of the Company on a consolidated basis at March 31, 1998 and as adjusted to reflect the completion of the Offering and the receipt and application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Description of the Notes." Except as described in this Prospectus, there has been no material change in the Company's capitalization since March 31, 1998.

                                                           AT MARCH 31, 1998
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                             (IN THOUSANDS)
                                                              (UNAUDITED)
Cash and cash equivalents................................ $ 11,703   $ 78,942
                                                          ========   ========
Investment securities(1)................................. $ 21,825   $ 21,825
                                                          ========   ========
Current installments of obligations under capital
 leases.................................................. $  3,849   $    607
                                                          ========   ========
Long-term liabilities
    Obligations under capital leases, excluding current
     installments........................................ $ 10,575   $  2,661
    Notes offered hereby(2)(3)...........................       --     80,189
                                                          --------   --------
      Total long-term liabilities........................   10,575     82,850
                                                          --------   --------
Stockholders' equity(4):
  Common stock, $0.02 par value; 30,000,000 shares
   authorized; 15,133,321 shares issued and outstanding..      304        304
  Warrants(3)............................................       --      1,846
  Additional paid in capital.............................   63,385     63,385
  Subscription receivable................................     (253)      (253)
  Treasury stock.........................................       (4)        (4)
  Accumulated losses.....................................  (18,617)   (18,617)
  Cumulative translation adjustment......................      375        375
  Restricted reserve.....................................      784        784
                                                          --------   --------
      Total stockholders' equity.........................   45,974     47,820
                                                          --------   --------
      Total capitalization............................... $ 56,549   $130,670
                                                          ========   ========

--------
(1) At March 31, 1998, investment securities consisted of $8,077,000 of U.S. government securities and $13,748,000 of other securities.
(2) The principal amount of Notes has been translated into U.S. dollars at the Noon Buying Rate on March 31, 1998 of DM1.8285 = $1.00. Interest on the Notes accrues with the result that the principal amount of the Notes increases over time. Based on such exchange rate the Company will be obligated to pay an aggregate amount of DM243,211,000 on the maturity of the Notes assuming no Notes are called for redemption prior to maturity and interest is paid on the Notes commencing on January 1, 2002. See "Description of the Notes".
(3) In accordance with generally accepted accounting principles, a portion of the issue price of the Units has been allocated to the Warrants to reflect their fair market value on the date of issuance.
(4) See Notes 1 and 3 to the Consolidated Financial Statements included elsewhere in this Prospectus.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  With the exception of the summary consolidated financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998, the summary consolidated financial data set forth below have been derived from, and are qualified by reference to, the audited consolidated financial statements of the Company and the notes thereto, prepared in conformity with generally accepted accounting principles as applied in the United States ("U.S. GAAP"), which have been audited by KPMG Polska Sp. z o.o., independent public accountants. The consolidated financial statements as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997 (the "Consolidated Financial Statements"), and the independent auditors' report thereon, are included elsewhere in this Prospectus. The summary consolidated financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been derived from the unaudited interim financial statements of the Company. In the opinion of the management of the Company, such unaudited interim financial statements have been prepared on the same basis as the audited financial statements and contain all adjustments necessary for a fair presentation of the financial position of the Company as of such date and the results of operations for such periods. Operating results for the three months ended March 31, 1998 are not indicative of the results that may be expected for the full year. The Company believes that the period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                              PERIOD FROM                                 THREE MONTHS
                                             JUNE 22, 1994                                    ENDED
                                             (INCEPTION) TO YEAR ENDED DECEMBER 31,         MARCH 31,
                                              DECEMBER 31,  ---------------------------  ----------------
                                                  1994       1995     1996       1997     1997     1998
                                             -------------- -------  -------    -------  -------  -------
                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:                                                (UNAUDITED)
Revenues:
  Transaction fees.........................     $    --     $    62  $ 1,198    $ 4,627  $   709  $ 1,876
  Other....................................          --          --       63        663       86      125
                                                -------     -------  -------    -------  -------  -------
    Total revenues.........................          --          62    1,261      5,290      795    2,001
Operating expenses:
  ATM operating costs......................          --         510    1,176      5,172      688    2,472
  Professional fees........................          64         394    1,125      1,166      104      348
  Salaries.................................          49         452      989      3,796      580    1,717
  Communication............................          12          20      263        818       53      132
  Rent and utilities.......................           8         112      290        783       84      280
  Travel and related costs.................          20          71      254        701       78      352
  Fees and charges.........................          --         112      427        458       75      116
  Share compensation expense...............          --          --    4,172(1)     108       19       27
  Foreign exchange loss/(gain).............           2         158       79         (8)    (169)    (174)
  Other....................................          85         341      232        818      188      383
                                                -------     -------  -------    -------  -------  -------
    Total operating expenses...............         240       2,170    9,007     13,812    1,700    5,653
                                                -------     -------  -------    -------  -------  -------
    Operating loss.........................        (240)     (2,108)  (7,746)    (8,522)    (905)  (3,652)
Other income/expenses:
    Interest income........................          12         126      225      1,609       75      461
    Interest expense.......................          --        (107)    (378)    (1,152)    (111)    (456)
                                                -------     -------  -------    -------  -------  -------
Loss before income tax benefit.............        (228)     (2,089)  (7,899)    (8,065)    (941)  (3,647)
Income tax benefit(2)......................          --         148      323        100      126       --
                                                -------     -------  -------    -------  -------  -------
Net loss...................................     $  (228)    $(1,941) $(7,576)   $(7,965) $  (815) $(3,647)
                                                =======     =======  =======    =======  =======  =======
Loss per share--basic and diluted(3).......     $ (0.64)    $ (4.00) $(15.18)   $ (0.64) $ (0.18) $ (0.24)
                                                =======     =======  =======    =======  =======  =======

                                           (footnotes appear on following page)

                           PERIOD FROM
                          JUNE 22, 1994                                     THREE MONTHS ENDED
                          (INCEPTION) TO    YEAR ENDED DECEMBER 31,              MARCH 31,
                           DECEMBER 31,  -------------------------------  --------------------
                               1994       1995       1996        1997       1997       1998
                          -------------- -------  ----------  ----------  --------  ----------
                                    (IN THOUSANDS, EXCEPT SUMMARY NETWORK DATA)
                                                                              (UNAUDITED)
OTHER FINANCIAL DATA:
Cash flows from
 operating activities...      $ (258)    $(2,461) $   (2,255) $   (6,430) $   (743) $   (4,176)
Cash flows from
 investing activities...        (356)       (418)     (1,252)    (39,320)   (7,115)      8,928
Cash flows from
 financing activities...       2,650       1,254       5,637      50,635    51,097        (608)
Capital
 expenditures(4)........         356         394       1,061       7,612       368       1,254
EBITDA -- as
 adjusted(5)............      $ (240)    $(1,975) $   (7,262) $   (6,761) $   (600) $   (2,714)
Ratio of earnings to
 fixed charges(6).......          --          --          --          --        --          --
SUMMARY NETWORK DATA:
Number of operational
 ATMs at end of period..          --          53         166         693       227         798
ATM transactions during
 the period ............          --      45,000   1,138,000   5,758,000   847,000   2,811,000
Average annual/quarterly
 revenues
 per ATM ...............      $   --     $ 1,170  $   11,516  $   12,317  $  4,036  $    2,650

                              AS OF DECEMBER 31,           AS OF MARCH 31,
                         ----------------------------- -----------------------
                          1994   1995   1996    1997      1998
                         ------ ------ ------- ------- -----------
                                      (IN THOUSANDS)
                                                       (UNAUDITED)
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and cash
 equivalents............ $2,036 $  411 $ 2,541 $ 7,516   $11,703
Investment securities...     --     --     194  31,944    21,825
Working capital.........  2,071    526     631  33,496    28,174
Total assets............  2,527  4,519  11,934  70,033    65,932
Obligations under
 capital leases, less
 current installments...     --  1,119   3,834  11,330    10,575
Total stockholders'
 equity.................  2,422  2,097   5,136  49,219    45,974

--------
(1) The year ended December 31, 1996 includes a one-time non-cash compensation expense of $4,172,000 relating to the grant of certain employee and management options. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 9 to the Notes to the Consolidated Financial Statements included elsewhere in this Prospectus.
(2) See Note 8 to the Notes to the Consolidated Financial Statements included elsewhere in this Prospectus.
(3) See Note 2(k) to the Notes to the Consolidated Financial Statements included elsewhere in this Prospectus for an explanation of the weighted average number of shares outstanding used in determining loss per share.
(4) Capital expenditures do not include $1,906,000, $4,189,000, $11,006,000,
    $2,200,000 and $602,000 relating to ATMs acquired under capital lease obligations during the years ended December 31, 1995, 1996 and 1997, and the three months ended March 31, 1997 and 1998, respectively.
(5) EBITDA consists of net loss before depreciation and amortization, interest income, interest expense and income taxes. EBITDA is not a U.S. GAAP measure and should not be considered as an indicator of the Company's operating performance or as an alternative to U.S. GAAP measures of net income (loss) or to cash flow from operations under U.S. GAAP as a measure of liquidity. Management believes the presentation of EBITDA is helpful to investors as a measure of the Company's ability to service the debt. Management also believes that EBITDA is helpful to investors, because EBITDA will be used to determine compliance with certain covenants contained in the Indenture. The items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance.
(6) For all periods presented, the Company incurred net losses before taxes and hence earnings to fixed charges indicate a less than one to one coverage. For the period from June 22, 1994 (inception) to December 31, 1994, the years ended December 31, 1995, 1996 and 1997, and three months ended March 31, 1997 and 1998, earnings were inadequate to cover fixed charges with a coverage deficiency of $228,000, $2,089,000, $7,899,000, $8,065,000, $941,000 and $3,647,000, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL OVERVIEW

  The Company was formed and established its first office in Budapest (Hungary) in June 1994. In May 1995, the Company opened its second office, in Warsaw (Poland). During 1997 the Company also opened offices in Berlin (Germany), Zagreb (Croatia), Prague (the Czech Republic), Paris (France) and Bucharest (Romania). To date, Euronet has devoted substantially all of its resources to establishing its ATM network through the acquisition and installation of ATMs and computers and software for its transaction processing center and through the marketing of its services to local banks as well as International Card Organizations. Euronet installed its first ATM in Hungary in June 1995, and at the end of 1995, the Company had 53 ATMs installed. An additional 113 ATMs were installed during 1996 in Hungary and Poland and as of December 31, 1996, the Company's ATM network consisted of 166 ATMs. During 1997, the Company installed 527 ATMs, consisting of 472 in Hungary and Poland and 55 in Germany and Croatia. During the first three months of 1998, a further 105 ATMs were added to the network consisting of 56 in Hungary and Poland and 41 in Germany and Croatia. In addition, 8 ATMs were installed in the Czech Republic. As of March 31, 1998 the Company had 194 employees consisting of 87 people in Hungary, 73 in Poland, 11 in Croatia, 10 in Germany, 7 in the Czech Republic, 4 in Romania and 2 in France. In 1997, 99% of the Company's revenues were generated in Hungary and Poland. For the three months ended March 31, 1998, 92% of the Company's revenue was generated in Hungary and Poland, and 8% in Germany and Croatia. The Company's expansion of its network infrastructure and administrative and marketing capabilities has resulted in increased expenditures. Further planned expansion will continue to result in increases in general operating expenses as well as expenses related to the acquisition and installation of ATMs.

  The Company has derived substantially all of its revenues from ATM transaction fees since inception. The Company receives a fee from the card issuing banks or International Card Organizations for ATM transactions processed on its ATMs. As the Company continues to focus on expanding its network and installing additional ATMs, the Company expects that transaction fees will continue to account for a substantial majority of its revenues for the foreseeable future. The Company's existing contracts with banks and International Card Organizations provide for reduced transaction fees with increases in transaction volume. As the Company's transaction levels continue to increase, the average fee it receives per transaction will decrease. However, the Company expects that because the decrease in transaction fees is tied to an increase in transactional volume, the overall revenues of the Company should increase despite the fee discounts. However, the Company expects that transaction levels may, however, be negatively impacted if all or a large part of the transaction fees are passed on to cardholders by client banks.

  The transaction volumes processed on an ATM in any given market are affected by a number of factors, including location of the ATM and the amount of time the ATM has been installed at the location. The Company's experience has been that the number of transactions on a newly installed ATM is initially very low and takes approximately three to six months after installation to achieve average transaction volumes for that market. Accordingly, the average number of transactions, and thus revenues, per ATM are expected to increase as the percentage of ATMs operating in the Company's network for over six months increases.

  The Company recently began to sell advertising on its network by putting clients' advertisements on its ATMs and on transaction receipts. In addition, the Company also began to generate revenues during 1997 from ATM network management services that it offers to banks that own proprietary ATM networks. Although the revenues generated to date have been small, the Company believes that revenues from these services will increase in the future.

  The Company has had substantial increases in the level of operations, including ATMs operated and total personnel in 1995, 1996, 1997 and the first three months of 1998. In addition, the Company was in the development stage until June 1995 when it began operations in Hungary. As a result, a comparison of the Company's results of operations between such periods is not necessarily meaningful.

  The Company's expenses consist of ATM operating expenses and other operating expenses. ATM operating expenses are generally variable in nature and consist primarily of ATM site rentals, depreciation of ATMs, ATM installation costs, maintenance, telecommunications, insurance, and cash delivery and security services to ATMs.

ATM operating expenses will necessarily increase as the Company's network expands. Other operating expenses consist of items such as salaries, professional fees, communication and travel related expenditures. While these expenditures are anticipated to increase with the Company's expansion into new markets and the introduction of new products, other operating expenses are expected to decrease as a percentage of total revenues.

  In January 1998 OTP notified the Company that it was terminating its contract with the Company effective as of July 27, 1998. OTP advised the Company that it terminated the contract since it desired to promote the use of its own ATM network. OTP also indicated that the Company selected ATM sites which OTP believed to be in competition with OTP ATM sites and that the Company failed to provide OTP with certain transaction reports on a timely basis. It should be noted that the reporting failure had been corrected more than two months prior to OTP's notice of termination. As a result of this termination, the Company will not have a direct connection with OTP and will not be able to accept OTP proprietary bank cards and OTP will no longer act as the Company's EUROPAY sponsor in Hungary. The Company will still be able to accept all OTP issued VISA cards through its VISA gateway. The Company is negotiating a new EUROPAY sponsorship arrangement with a bank to replace OTP as its EUROPAY sponsor, and subject to final execution and implementation of that agreement, the Company will still be able to accept all OTP issued EUROPAY cards through its EUROPAY gateway. For the year ended December 31, 1997, the Company's contract with OTP represented approximately 51% of its consolidated revenues and approximately 26% for the three months ended March 31, 1998. The financial impact of the OTP contract termination is difficult to assess. The Company believes that such impact may be mitigated in part because
(i) the Company believes that VISA and EUROPAY cards represent over 95% of the cards issued by OTP and (ii) the Company receives a higher fee for transactions processed through its VISA and EUROPAY gateway(s) than for OTP proprietary bank cards. However, the Company believes that some of OTP's cardholders may be dissuaded from patronizing Euronet's ATMs due to the higher fees passed through to customers for transactions processed through the VISA and EUROPAY connection.

COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1998 TO THE THREE MONTHS ENDED MARCH 31, 1997

  Revenues. Total revenues increased to $2,001,000 for the three months ended March 31, 1998 from $795,000 for the three months ended March 31, 1997. The increase was due primarily to the significant increase in transaction fees resulting from the increase in transaction volume attributable to additional network connections to credit and debit card issuers and an increase in the number of ATMs operated by the Company during the first quarter of 1998. The Company had 798 ATMs in operation as of March 31, 1998 compared with 227 ATMs as of March 31, 1997. Transaction fee revenue represented approximately 94% of total revenues for the three months ended March 31, 1998, and 89% for the three months ended March 31, 1997.

  Transaction fees charged by the Company vary for the three types of transactions that are currently processed on the Company's ATMs: cash withdrawals, balance inquiries and transactions not completed because authorization is not given by the relevant Card Issuer. Approximately 97% of transaction fees for the three months ended March 31, 1998 and for the three months ended March 31, 1997, were attributable to cash withdrawals. The remaining transactions were attributable to balance inquiries and transactions not completed because authorization is not given by the relevant Card Issuer. Transaction fees for cash withdrawals vary from market to market but generally range from $0.60 to $1.75 per transaction while transaction fees for the other two types of transactions are generally substantially less.

  Other revenues, which consisted primarily of advertising revenues, were $125,000 for the three months ended March 31, 1998 compared to $86,000 for the three months ended March 31, 1997. Other revenue consisted primarily of advertising revenue. The increase results from the increase in the number of ATMs operated by the Company.

  Operating expenses. Total operating expenses for the three months ended March 31, 1998 were $5,653,000 compared to $1,700,000 for the three months ended March 31, 1997. This increase was due primarily to costs associated with the expansion of the Company's operations and an increase in the number of ATMs installed.

  ATM operating costs, which consist primarily of ATM site rentals, depreciation of ATMs and costs associated with maintaining and providing telecommunications and cash delivery services to ATMs increased to $2,472,000 for the three months ended March 31, 1998 from $688,000 for the three months ended March 31, 1997 as a result of the increase in the number of ATMs installed.

  ATM operating costs, as a percentage of revenue, increased to 124% for the three months ended March 31, 1998 from 86% for the three months ended March 31, 1997. This increase in ATM operating costs as a percentage of revenue is due primarily to the increase in the ATM network in the previous six months. Approximately 250 ATMs of the current 798 ATMs, or 30%, have been installed in the last six months. During the initial six months of operation each ATM installed incurs full ATM costs while transaction levels are below each market's average. The high percentage of ATMs in the network that have been installed for less than six months has resulted in a larger increase in ATM operating costs than corresponding revenues.

  Professional fees for the three months ended March 31, 1998 were $348,000 compared to $104,000 for the three months ended March 31, 1997. The fees, primarily legal, increased due to expansion into new markets.

  Salaries increased to $1,717,000 for the three months ended March 31, 1998 from $580,000 for the three months ended March 31, 1997 as a result of the increase in the number of employees from 81 as of March 31, 1997 to 194 as of March 31, 1998.

  Communication, Rent and Utilities, and Travel related costs were $764,000 for the three months ended March 31, 1998 compared to $215,000 for the three months ended March 31, 1997. The increase relates to the expansion of the Company's operations, as previously discussed.

  For the three months ended March 31, 1998 the Company had a foreign exchange gain of $174,000 compared with $169,000 for the three months ended March 31, 1997. Exchange gains and losses that result from remeasurement of assets and liabilities are recorded in determining net loss. A substantial portion of the assets and liabilities of the Company are denominated in U.S. dollars, including, for instance, fixed assets, stockholders' equity and capital lease obligations. Additionally, it is the Company's policy to attempt to match local currency receivables and payables. Hence, the amount of unmatched assets and liabilities giving rise to foreign exchange gains and losses is relatively limited, consisting mostly of cash and cash equivalents. The Company has invested in German mark denominated government securities as a hedge against certain German mark denominated lease obligations. From January 1, 1998 the functional currency in Poland is the Polish zloty replacing the US dollar.

  Other operating expenses, which include marketing, depreciation of non-ATM related assets, and insurance, were $383,000 for the three months ended March 31, 1998 compared to $188,000 for the three months ended March 31, 1997. This increase is in line with the expansion of the Company's operations into new and existing markets.

  Other income/expense. Interest income was $461,000 for the three months ended March 31, 1998 compared to $75,000 for the three months ended March 31, 1997. The increase in 1998 was the result of the investments made by the Company in U.S. State and Municipal obligations, corporate debentures, U.S. Federal Agency and foreign government obligations using the proceeds from the 1997 equity offering. The amount held under such investments at March 31, 1998 was $21,825,000 compared to $6,944,000 at March 31, 1997.

  Interest expense relating principally to capital leases of ATMs and Euronet's computer systems was $456,000 for the three months ended March 31, 1998 compared to $111,000 for the three months ended March 31, 1997. This increase was due primarily to the increase of capital lease obligations outstanding.

  Net loss. The Company's net loss was $3,647,000 for the three months ended March 31, 1998 compared to $815,000 for the three months ended March 31, 1997. This increase was as a result of the factors discussed above.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

  Revenues. Total revenues increased to $5,290,000 for the year ended December 31, 1997 from $1,261,000 for the year ended December 31, 1996 and $62,000 for the year ended December 31, 1995. The increase in revenues both in 1997 and 1996 were due primarily to the significant increase in transaction fees resulting from the increase in transaction volume attributable to additional network connections to credit and debit card issuers and an increase in the number of ATMs operated by the Company during these periods. The Company had 53 ATMs, 166 ATMs and 693 ATMs installed at the end of 1995, 1996, and 1997, respectively. Transaction fee revenue represented approximately 87% of total revenues for the year ended December 31, 1997 and 95% of total revenues for the year ended December 31, 1996. Revenues in the year ended December 31, 1995 consisted entirely of transaction fees.

  Transaction fees charged by the Company vary for the three types of transactions that are currently processed on the Company's ATMs: cash withdrawals, balance inquiries and transactions not completed because authorization is not given by the relevant Card Issuer. Approximately 97% of transaction fees in 1997, as compared to 96% in 1996, were attributable to cash withdrawals. The remaining transactions were attributable to balance inquiries and transactions not completed because authorization is not given by the relevant Card Issuer. Transaction fees for cash withdrawals vary from market to market but generally range from $0.60 to $1.75 per transaction while transaction fees for the other two types of transactions are generally substantially less.

  Other revenues of $663,000 and $63,000 for the years ended December 31, 1997 and 1996 consisted primarily of advertising revenue. The increase during 1997 results from the increase in the number of ATMs operated by the Company. There were no other revenues in 1995.

  Operating expenses. Total expenses increased to $13,812,000 for the year ended December 31, 1997 from $9,007,000 for the year ended December 31, 1996 and from $2,170,000 for the year ended December 31, 1995. This increase in both years was due primarily to costs associated with the installation of significant numbers of ATMs during the periods and expansion of the Company's operations during the periods. In addition a share compensation expense of $4,172,000 relating to the grant of certain employee and management options was charged to operating expenses in 1996.

  ATM operating costs, which consist primarily of ATM site rentals, depreciation of ATMs and costs associated with maintaining, providing telecommunications and cash delivery services to ATMs increased to $5,172,000 for the year ended December 31, 1997 from $1,176,000 for the year ended December 31, 1996 and from $510,000 for the year ended December 31, 1995. The percentage of ATM operating costs to total operating expenses for the year ended December 31, 1997 increased to 37% as compared to 13% for the year ended December 31, 1996 (adjusting for the effect of the one-time non-cash share compensation expense of $4,172,000 with respect to the grant of certain employee and management options, the percentage would have been 24%), and 24% for the year ended December 31, 1995. The increase in ATM operating costs was primarily attributable to costs associated with operating the increased number of ATMs in the network during the periods. The number of ATMs installed increased from 53 to 166 from December 31, 1995 to December 31, 1996, and from 166 to 693 from December 31, 1996 to December 31, 1997.

  Professional fees increased to $1,166,000 for the year ended December 31, 1997 from $1,125,000 for the year ended December 31, 1996 and from $394,000 for the year ended December 31, 1995. The fees in 1997, primarily legal, related to its expansion to new markets. The level of fees in 1996 was due primarily to legal fees attributable to the investment by new investors in the Company, the interim reorganization of the Company into a Netherlands Antilles Company and the expansion of the Company's operations into Poland.

  Salaries increased to $3,796,000 for the year ended December 31, 1997 from $989,000 for the year ended December 31, 1996 and from $452,000 for the year ended December 31, 1995. The increase from 1995 to 1996 reflected the increase in employees from 31 to 57 and the increase from 1996 to 1997 reflected the increase in the number of employees from 57 to 178, as discussed above.

  Communication, Rent and Utilities, and Travel related costs increased to $818,000, $783,000, and $701,000 respectively for the year ended December 31, 1997 from $263,000, $290,000, and $254,000 for the year ended December 31,
1996, and $20,000, $112,000, and $71,000 for the year ended December 31, 1995.
The increases in all cases relate to the expansion of the Company's operations in both years, as previously discussed.

  Fees and charges increased to $458,000 for the year ended December 31, 1997 from $427,000 and $112,000 for the years ended December 31, 1996 and 1995, respectively. These costs include $207,000 and $76,000, respectively, of expenses which the Company has recorded relating to the late payments of customs duties and Hungarian value added taxes in connection with the restructuring of its ATM leases in Hungary. Prior to any such restructuring, such leases were structured as operating leases for Hungarian accounting purposes (although treated as capital leases for U.S. GAAP purposes), and its ATMs have therefore been imported under a temporary import arrangement. The ATMs are subject to a "re-export" requirement and this has the effect of postponing payment of customs duties. The Company has decided to restructure such lease arrangements as capital leases for Hungarian accounting purposes, and the Company recorded the related charges as other expenses. Customs duties have been capitalized as part of the cost of the ATMs under capital lease and depreciated over the useful lives of the ATMs.

  Share compensation of $4,172,000, with respect to the grant of certain employee and management options, was recorded in 1996. The non-cash charge, calculated in accordance with Accounting Principles Board Opinion No. 25, represents the difference between the estimated fair market value of the Shares underlying such options at the date of option grant and the exercise price. Estimated fair market value at the grant dates in the last quarter of 1996 was assumed to be the cash price for the sale of Shares in the next succeeding third party purchase of Shares, which accrued in February 1997. With respect to these options, an additional $343,000 is being amortized over the remaining vesting period of such options. Of this amount, $108,000 has been expensed during the year ended December 31, 1997. See Note 9 to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

  The Company had a net foreign exchange gain of $8,000 for the year ended December 31, 1997, and net foreign exchange losses of $79,000, and $158,000, during the years ended December 31, 1996 and 1995, respectively. Exchange gains and losses that result from remeasurement of assets and liabilities are recorded in determining net loss. See Note 2(c) to the Company's Consolidated Financial Statements included elsewhere in this Prospectus. A substantial portion of the assets and liabilities of the Company are denominated in U.S. dollars, including, for instance, fixed assets, stockholders' equity and capital lease obligations. Additionally, it is the Company's policy to attempt to match local currency receivables and payables. Hence, the amount of unmatched assets and liabilities giving rise to foreign exchange gains and losses is relatively limited, consisting mostly of cash and cash equivalents. The Company has invested in German mark denominated government securities as a hedge against certain German mark denominated lease obligations.

  Other operating expenses, which include marketing, depreciation of non-ATM related assets, and insurance, increased to $818,000 for the year ended December 31, 1997 from $232,000 for the year ended December 31, 1996 and $341,000 for the year ended December 31, 1995. These increases were in line with the expansion of the Company's operations during such periods. The increase of $586,000 in 1997 over 1996 results primarily from the expansion into new and existing markets.

  Other income/expense. Interest income increased to $1,609,000 for the year ended December 31, 1997 from $225,000 for the year ended December 31, 1996 and $126,000 for the year ended December 31, 1995. The increase in 1997 was the result of the investments made by the Company in U.S. State and Municipal obligations, Corporate debentures, U.S. Federal Agency and foreign government obligations using the proceeds from the 1997 equity offering. The amount held under such investments at December 31, 1997 was $31,944,000 compared to $194,000 at December 31, 1996. During 1996 the increase was due to larger amounts held in interest bearing accounts, including restricted cash held as security for certain of the Company's vendors, banks supplying cash to Euronet's ATMs and certain other parties. See "--Liquidity and Capital Resources."

  Interest expense relating principally to capital leases of ATMs and Euronet's computer systems increased to $1,152,000 during the year ended December 31, 1997 from $378,000 during the year ended December 31, 1996 and $107,000 during the year ended December 31, 1995. This increase was due primarily to the increase of capital lease obligations outstanding during the periods.

  Net loss. The Company's net loss increased to $7,965,000 during the year ended December 31, 1997 from $7,576,000 during the year ended December 31, 1996 and $1,941,000 during the year ended December 31, 1995 as a result of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, the Company has sustained negative cash flows from operations and has financed its operations and capital expenditures primarily through the proceeds from the 1997 equity offering, through equipment lease financing and through private placements of equity securities. The net proceeds of such transactions, together with revenues from operations and interest income have been used to fund aggregate net losses of approximately $21,357,000 and investments in property, plant and equipment. The Company had cash and cash equivalents of $11,703,000 and working capital of $28,174,000 at March 31, 1998. At March 31, 1998, the Company had $1,168,000 of restricted cash held as security with respect to cash provided by banks participating in Euronet's ATM network, to cover guarantees to a customer and as deposits with customs officials. The Company expects to continue to generate losses from operating activities, and negative cash flow while it concentrates on the expansion of its ATM network business. As a result of the Company's strategy of continuing expansion and increasing its market share, the Company's net losses are expected to increase. There can be no assurance that the Company's revenues will grow or be sustained in future periods or that the Company will be able to achieve or sustain profitability or positive cash flow from operations in any future period. If the Company cannot achieve and sustain operating profitability or positive cash flow from operations, it may not be able to meet its debt service or working capital requirements including its obligation with respect to the Notes. See "Risk Factors--Limited Operating History; Historical and Future Operating Losses and Negative Cash Flow."

  The Company leases the majority of its ATMs under capital lease arrangements that expire between 1999 and 2002. The leases bear interest between 11% and 15%. As of March 31, 1998 the Company owed $14,424,000 under such capital lease arrangements. The Company anticipates using approximately $10,000,000 to $12,000,000 of the proceeds from the Offering to repay a significant portion of the amounts outstanding under such lease arrangements.

  At March 31, 1998, the Company had contractual capital commitments of approximately $4 million. The Company expects that its capital requirements will increase in the future as it pursues its strategy of expanding its network and increase the number of installed ATMs. The Company anticipates that its capital expenditures for the 12 months ending December 31, 1998 will total approximately $30 million, primarily in connection with the acquisition of ATMs, scheduled capital lease payments on existing lease obligations, and related installation costs. Aggregate capital expenditures for 1998 and 1999 for such purposes are expected to reach approximately $60-70 million in its existing markets which assumes the installation of approximately 2,000 additional ATMs over the next two years in accordance with the Company's current strategy. These requirements contemplate both planned expansion in Hungary, Poland, Germany, Croatia, the Czech Republic and certain other European markets. Acquisitions of related businesses in Europe and other markets in furtherance of the Company's strategy may require additional capital expenditures.

  The Company believes the net proceeds from the Offering, together with its cash flows from operations and remaining proceeds from the 1997 equity offering, will be sufficient to fund the company's operating losses, debt service requirements and capital expenditures associated with its expansion plans through the year 2000. There can be no assurance, however, that the Company will achieve or sustain profitability or generate significant revenues in the future. It is possible that the Company may seek additional equity or debt financing in the future.

  The Company will have substantial indebtedness after the Offering. As of March 31, 1998, after giving pro forma effect to the Offering and the application of the net proceeds therefrom, the Company's total indebtedness would be approximately $83.5 million, its stockholders' equity would be approximately $47.8 million and the Company's total assets would be approximately $136.8 million. The Indenture limits, but does not prohibit, the Company and its subsidiaries from incurring additional indebtedness. If an opportunity to consummate a strategic acquisition arises or if one or more new contracts is executed requiring a more rapid installation of ATM machines or a significant increase in the number of ATM machines in any market area, the Company may require substantial additional financing for such purpose and to fund its working capital needs. Such additional financing may be in the form of additional indebtedness which would increase the Company's overall leverage. See "Selected Financial Data."

  The level of the Company's indebtedness could have important consequences to holders of the Notes, including the following: (i) the Company may not be able to generate sufficient cash flows to service the Notes and its other outstanding indebtedness and to fund adequately its planned capital expenditures and operations; (ii) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited or such financing may be unavailable; (iii) a substantial portion of the Company's cash flow, if any, must be dedicated to the payment of principal and interest on its indebtedness and other obligations and will not be available for use in its business; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business and markets; and (v) the Company's high degree of indebtedness will make it more vulnerable to changes in general economic conditions and a downturn in its business, thereby making it more difficult for the Company to satisfy its obligations under the Notes.

  The Company must substantially increase its net cash flows in order to meet its debt service obligations, including obligations under the Notes, and there can be no assurance that the Company will be able to meet such obligations, including its obligations under the Notes. If the Company is unable to generate sufficient cash flows or otherwise obtain funds necessary to make required payments or if it otherwise fails to comply with the various covenants under its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a default on the Notes and could delay or preclude payments of interest or principal thereon. See "--Significant Capital Requirements".

BALANCE SHEET ITEMS

  Cash and cash equivalents. Cash and cash equivalents has increased to $11,703,000 at March 31, 1998 from $7,516,000 at December 31, 1997 due to the receipt of proceeds from the maturity of investment securities during the period.

  The increase of cash and cash equivalents to $7,516,000 at December 31, 1997 from $2,541,000 at December 31, 1996 is due also to receipt of proceeds from the maturity of investment securities during the period and to the expansion of operations in the countries where the Company operated in 1996 and the new countries in which the Company has commenced operations in 1997.

  Cash and cash equivalents increased from $411,000 at December 31, 1995 to $2,541,000 at December 31, 1996 due primarily to the subscription for shares by certain shareholders on March 27, 1996.

  Restricted Cash. Restricted cash increased to $1,168,000 at March 31, 1998 from $847,000 at December 31, 1997 due to expansion of the Company's operations and consequently an increased requirement for cash in the ATMs.

  Restricted cash increased from $152,000 at December 31, 1996 to $847,000 at December 31, 1997 due to the expansion of operations in the countries where the Company operated, and was also attributable to a lease deposit.

  Restricted cash decreased from $180,000 at December 31, 1995 to $152,000 at December 31, 1996, and investment securities increased from none at December 31, 1995 to $194,000 at December 31, 1996.

  Investment Securities. Investment securities decreased to $21,825,000 at March 31, 1998 from $31,944,000 at December 31, 1997 as the proceeds from maturity of securities were being used to fund operations of the Company.

  The increase in the investment securities from $194,000 at December 31, 1996 to $31,944,000 at December 31, 1997 was due to the investment of proceeds from the 1997 equity offering not currently used in funding the Company's operations.

  Property, plant and equipment. Total property, plant and equipment increased from $26,439,000 at December 31, 1997 to $28,524,000 at March 31, 1998. This
increase is due primarily to the installation of 105 ATMs during the first quarter of 1998 and expenditure on computer and software, and office equipment and vehicles for the new operations.

  Total property, plant and equipment increased from $7,906,000 at December 31, 1996 to $26,439,000 at December 31, 1997. This increase is due primarily to the installation of 527 ATMs during 1997. The increase in total property, plant and equipment from $2,656,000 at December 31, 1995 to $7,906,000 at December 31, 1996 is due primarily to the installation of 113 ATMs in 1996.

  Deposits for ATM leases. Deposits for ATM leases increased from $2,542,000 at December 31, 1997 to $2,549,000 at March 31, 1998. The marginal increase is due to the low numbers of new leases entered into during the first three months of 1998.

  Deposits for ATM leases increased from $666,000 at December 31, 1996 to $2,542,000 at December 31, 1997 as a result of the Company's expansion. Lease deposits at December 31, 1995 were $772,000.

  Obligations under capital leases. Obligations under capital leases slightly decreased to $14,424,000 at March 31, 1998 from $14,470,000 at December 31, 1997 as a result of repayments exceeding new leases entered into during the first three months of 1998.

  In connection with the increase of property, plant and equipment, obligations under capital leases increased from $384,000 at December 31, 1995 to $4,471,000 at December 31, 1996 to $14,470,000 at December 31, 1997. The
majority of the 482 ATMs installed in 1997 and the 166 ATMs installed in 1995 and 1996 were financed under capital leases.

  Trade accounts payable. Trade accounts payable decreased from $4,420,000 at December 31, 1997 to $4,149,000 at March 31, 1998. This decrease is due primarily to the more timely settlement of payables in the first quarter.

  Trade accounts payable increased from $1,670,000 at December 31, 1996 to $4,420,000 at December 31, 1997. These increases are due primarily to the significant increase in operations in 1997, including approximately $2,000,000 related to ATM purchases in 1997. The increase of trade accounts payable from $364,000 at December 31, 1995 to $1,670,000 at December 31, 1996 is also attributable to a significant increase in operations in 1996. These increases are consistent with the Company's projected growth in the earlier years of its operations.

FOREIGN EXCHANGE EXPOSURE

  In 1997, 99% of the Company's revenues were generated in Poland and Hungary. For the three months ended March 31, 1998 the comparable figure was 92%, with the remaining 8% being generated in Germany and Croatia. While in Hungary the majority of revenues received are to be US dollar denominated, this is not the case in Poland, where the majority of revenues are denominated in Polish zloty. However the majority of these contracts are linked either to inflation or the retail price index. While it remains the case that a significant portion of the Company's expenditures are made in or are denominated in U.S. dollars, the Company is also striving to achieve more of its expenses in local currencies to match its revenues.

  The Company anticipates that in the future, a substantial portion of the Company's assets, including fixed assets, will be denominated in the local currencies of each market. As a result of continued European economic convergence, including the increased influence of the Deutsche Mark, as opposed to the U.S. dollar, on the Central European currencies, the Company expects that the currencies of the markets where the proceeds from the offering will be used will fluctuate less against the Deutsche Mark than against the Dollar. Accordingly, the Company believes that the issuance of Deutsche Mark denominated debt will provide, in the medium to long term, for a closer matching of assets and liabilities than a dollar denominated issuance would.

YEAR 2000 COMPLIANCE

  The Company has made an assessment of the impact of the advent of the year 2000 on its systems and operations. The Processing Center will require certain upgrades which have been ordered and are scheduled for installation by the fourth quarter 1998. Most of the ATMs in the Euronet network are not year 2000 compliant, and hardware and software upgrades will be installed under contract with Company's Euronet's ATM maintenance vendors. According to the Company's current estimates, the cost will be approximately $1,000 per ATM, and the required installation will be finished by the end of 1998. The Company estimates that approximately 560 of its ATMs will require upgrades for year 2000 compliance.

  The Company is currently planning a survey of its bank customers concerning the compliance of their back office systems with year 2000 requirements, and anticipates launching such survey in the third quarter of 1998. If the Company's bank customers do not bring their card authorization systems into compliance with year 2000 requirements, the Company may be unable to process transactions on cards issued by such banks and may lose revenues from such transactions. This could have a material adverse effect on the Company's revenues. Therefore, the Company will monitor, and hopes to assist its bank clients in, implementation of their year 2000 compliance programs, and may, if required to accelerate such compliance programs, create consulting capabilities in this respect.

INFLATION AND FUNCTIONAL CURRENCIES

  In recent years, Hungary, Poland and the Czech Republic have experienced high levels of inflation. Consequently, these countries' currencies have continued to decline in value against the major currencies of the OECD over this time period. However, due to the significant reduction in the inflation rate of these countries in recent years, it is expected that none of these countries will be considered to have a hyper-inflationary economy in 1998. Therefore, since Poland will no longer be considered hyper-inflationary beginning in 1998 and a significant portion of the Company's Polish subsidiary's revenues and expenses are denominated in zloty, the functional currency of the Company's Polish subsidiary will now be the zloty. The functional currency of the Company's Hungarian subsidiary will continue to be the U.S. dollar. It is expected that the functional currency of the Company's Czech subsidiary will also be the U.S. dollar.

  Germany and France have experienced relatively low and stable inflation rates in recent years. Therefore, the local currencies in each of these markets is the functional currency. Although Croatia, like Germany and France, has maintained relatively stable inflation and exchange rates, the functional currency of the Croatian company is the U.S. dollar due to the significant level of U.S. dollar denominated revenues and expenses. Due to the factors mentioned above, the Company does not believe that inflation will have a significant effect on results of operations or financial condition. The Company continually reviews inflation and the functional currency in each of the countries that it operates in.

IMPLEMENTATION OF NEW ACCOUNTING PRONOUNCEMENTS

  The Company, effective for the year ended December 31, 1997, has adopted the following Statements of Financial Accounting Standards (SFAS): SFAS No. 128, "Earnings per Share." Pursuant to the provisions of the statement, basic loss per share has been computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding during the period. The effect of potential common shares (stock options outstanding) is anti-dilutive. Accordingly, dilutive loss per share does not assume the exercise of stock options outstanding.

  SFAS No. 130, "Reporting Comprehensive Income." The Company has adopted this statement for the three months ended March 31, 1998 by providing a statement of operations and comprehensive loss.

  SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." The Company has one industry segment but operates in a number of geographical segments. The Company has disclosed separately its two major geographical segments in 1997, being Hungary and Poland as required by SFAS No.131.

                                   BUSINESS

OVERVIEW

  The Company operates the only independent, non-bank owned automatic teller machine ("ATM") network in Central Europe, as a service provider to banks and other financial institutions. The Company was established in 1994 and commenced operations in June 1995. Since it commenced operations, the Company has undertaken a rollout of its ATM network with 53, 166 and 693 ATMs in operation at December 31, 1995, 1996 and 1997, respectively. As of March 31, 1998 the Company operated a network of 798 state of the art ATMs, with 359 located in Hungary, 332 in Poland, 64 in Germany, 35 in Croatia and 8 in the Czech Republic. Through agreements and relationships established with local banks, international credit and debit card issuers and associations of card issuers such as American Express, Diners Club International, VISA, Mastercard and EUROPAY (together "International Card Organizations"), the Company's ATMs are able to process ATM transactions for holders of credit and debit cards issued by or bearing the logos of such banks and International Card Organizations. In addition, through its sponsorship arrangements with banks which issue VISA and EUROPAY cards, the Company is able to accept cards with the PLUS and Cirrus logos. The Company receives a fee from the relevant card issuing bank or International Card Organization for any ATM transactions processed on the Company's ATMs. Subject to full evaluation of market opportunities, the Company expects to install approximately 800 additional ATMs during 1998. The Company also offers out-sourced ATM management services to local banks that own proprietary ATM networks for which the Company receives a fixed monthly fee and a per transaction fee. The Company's Common Stock is traded on the NASDAQ National Market under the symbol "EEFT" and based on its share price as of the close of May 1, 1998 the Company's equity market capitalization was approximately $102 million.

  As of March 31, 1997, Euronet's ATM machines accepted approximately 99% of the domestic credit and debit cards issued in Hungary and 64% of the domestic credit and debit cards issued in Poland. The Company is able to accept substantially all of the domestic credit and debit cards issued in Germany due to its connection, through a sponsorship agreement with the German bank, Service Bank GmbH, to a central transaction authorization switch in Germany. In Croatia, the Company currently accepts 11% of the issued credit and debit cards, and it expects to be able to accept 29% by the end of May 1998 through an agreement signed with Atlas American Express. The Company is at the early stages of establishing its network in the Czech Republic where it currently operates eight ATMs which are currently able to accept VISA cards representing 22% of the issued debit and credit cards issued in the Czech Republic.

  The Company believes that one of the most important factors in determining the success of an ATM network is the location of the ATMs. The Company's strategy is to establish sites for its ATMs that provide high visibility and cardholder utilization. As part of this strategy, the Company identifies major pedestrian traffic locations where people need quick and convenient access to cash. Key target locations for Euronet's ATMs include (i) major shopping malls, (ii) busy intersections, (iii) local smaller shopping areas offering grocery stores, supermarkets and services where people routinely shop, (iv) mass transportation hubs such as city bus and subway stops, rail and bus stations, airports and gas stations, and (v) tourist and entertainment centers such as historical sections of cities, cinemas, and recreational facilities.

  Recognizing that convenience and reliability are principal factors in attracting and retaining ATM customers, the Company has invested in the establishment of advanced ATM machines and monitoring systems, as well as redundancies to protect against network interruption. Approximately 77% of the Company's machines are available to customers 24 hours per day (with the majority of the balance of the machines being limited by retail hours of operation in the particular location.) The performance and cash positions of the Company's ATMs are monitored centrally, with local operations and maintenance contractors dispatched to fill and service the machines. The Company's machines in all markets, except Germany, are linked by satellite or land based telecommunications lines to the Company's central processing center in Budapest (the "Processing Center"). In order to obtain transaction authorization, the Processing Center interfaces with either the bank or International Card Organization that issued the card ("Card Issuer").

  The Company believes that the level of services it provides and the location of its ATMs make it an attractive service provider to banks and International Card Organizations. By connecting to the Company's network, local banks can offer their customers the convenience of cash withdrawal and balance inquiry services in numerous off-site locations without incurring additional branch operating costs. Alternatively, banks can outsource the management of their proprietary ATM networks to the Company, thereby reducing their operating costs and improving the allocation of their own resources. In addition, the Company believes that the services it provides permit it to capitalize on the increase in bank account usage and credit and debit card issuance in Central Europe as demand for banking services continue to grow in the region.

THE ATM MARKET OPPORTUNITY IN EUROPE

  The Company believes there are a number of trends occurring in its existing and planned markets which offer significant opportunities for its business:

  Substantial and Growing Central European Economies. Hungary, Poland, the Czech Republic, and Croatia are among the fastest growing economies in Europe and represent a consumer market of approximately 64.0 million people in the aggregate. The long term sovereign credit ratings of these countries by Moody's Investor Service, Inc. and Standard & Poor's Corporation are currently
(Baa3)/(BBB-), (Baa3)/(BBB-), (Baa1)/(BBB-), and (Baa3)/(BBB-), respectively. Hungary, Poland, the Czech Republic, and Croatia have recently experienced significant growth in their economies, with 1997 real gross domestic product growth estimates for each of these countries of 3.0%, 5.5%, 4.7%, and 7.0%, respectively. In recent years, each of these countries has encouraged foreign private investment. In 1995, direct foreign investment, was $4.4 billion for Hungary, $1.1 billion for Poland, $2.7 billion for the Czech Republic, and $81 million for Croatia while for 1996, direct foreign investment in these countries was $2.0 billion, $2.7 billion, $1.3 billion, and $349 million, respectively. In addition to a steady inflow of foreign investment, Hungary, Poland and the Czech Republic have reduced inflation from 28.3% and 26.8%, and 9.1% respectively, in 1995 to an estimated 18.0%, 15.9% and 8.5% respectively, in 1997. Croatia has maintained inflation in the single digits, increasing only slightly from 2.0% in 1995 to an estimated 4.0% for 1997.

  Development of Central European Banking Infrastructure. Historically, the banking industry in Central Europe generally has been characterized by low levels of customer service, limited operating hours, and long waiting time to complete simple transactions. With the fall of communism, the banking sector in most Central European countries has undergone a significant transformation due to the initiation of privitasation programs and the adoption of free market principles. These changes have allowed banks the opportunity to expand the range of services and products offered. In addition, many Central European countries have allowed foreign banks to enter local markets, bringing additional technological know-how, products, expertise and capital. As foreign banks have been permitted to establish banks or invest in local banks in the region, the retail banking industry in many countries in Central Europe has become more competitive. Many banks have begun to implement strategies for serving and attracting a larger portion of the retail market in this competitive environment. The Company believes that banks view electronic banking and the issuance of debit and credit cards as methods for increasing customer service and enhancing customer loyalty.

  Low ATM Density and Card Issuance in Central Europe; Significant Growth Potential. The Company believes that two principal drivers of an ATM business in a developing economy are ATM density per million people and card issuance as a percentage of the population. The Company estimates that as of January 1997 there were 94 ATMs per million of population in Hungary, 17 ATMs per million of population in Poland, 112 ATMs per million of population in the Czech Republic and 15 ATMs per million of population in Croatia. These figures compare with 478 ATMs per million of population in Austria, 376 ATMs per million of population in the United Kingdom, 419 ATMs per million of population in France, 459 ATMs per million of population in Germany, and 524 ATMs per million of population in the United States as of January 1997. Based on information compiled by the Company, as of January 1, 1998, the number of cards issued as a percentage of population is 20% in Hungary, 5% in Poland, 14% in the Czech Republic, and 16% in Croatia as compared with

110% in Austria, 151% in the United Kingdom, 90% in France, 98% in Germany and 246% in the United States as of January 1, 1997. The Company believes the lower ATM density and card issuance in these Central European countries provide potential for significant growth.

  The banks in Hungary and Poland originally issued VISA and EUROPAY cards only to their best customers at relatively unfavorable terms, which often included a high deposit of hard currency earning little or no interest, high percentage charges per transaction and high annual fees. Competitive pressure has led to more favorable terms and the issuance of VISA and EUROPAY cards to maintain and attract customers. The number of VISA cards in circulation in Hungary has increased from approximately 260,000 in September 1996 to 715,000 in December 1997. In Poland there were approximately 100,000 VISA cards issued as of March 1996, compared to 317,000 as of December 31, 1997. This is significant in the development of the Company's business because the Company can accept all such cards issued in each market through a single "sponsorship" arrangement with a VISA or EUROPAY bank in that market--the Company does not need an agreement with each bank as in the case of proprietary cards issued by banks. The Company believes that, over time, as the number of proprietary cards in the overall card base shrinks due to issuance of cards bearing international logos, the relative importance of the Company's direct connections with banks should decrease and the importance of its sponsorship arrangements should increase.

  Development of Electronic Banking. The economies of most emerging markets, including those of Poland, Hungary, and the Czech Republic, have historically been cash based because efficient electronic funds transfer, ATM, and check cashing and clearing facilities had not been developed. Most employees in these countries have typically been paid in cash and until recently, most purchases were made, and bills were paid, in cash. While electronic banking, including electronic transfers, ATM and point of sale services have recently been introduced into the region, they are still in the early stages of development. The Company believes this represents a substantial opportunity. Hungary has recently introduced legislation to increase the use of electronic means of payment, by requiring that civil servants receive their salary via direct deposit to bank accounts. As a result, many people who ordinarily would not have a bank account have been or will be forced to open accounts to access their salary. The Company expects that a trend toward direct deposit of payroll in Central Europe will continue. Direct deposit combined with the accelerating development of the retail electronic banking industry and general economic growth in Central Europe is expected to lead to increased bank account usage, credit and debit card issuance, and demand for ATM services.

  Additional Opportunities In Western European Markets. The developed markets of Western Europe are characterized by high levels of card issuance and a large number of ATMs. However, the Company believes that there are significant opportunities in Western Europe for the Company's services including (i) installing ATM's in high traffic, non-bank locations, (ii) providing ATM outsourcing and management services to banks with proprietary networks and
(iii) offering innovative solutions for year 2000 compliance. The majority of ATM's in Western Europe are installed in bank branches. In France there are 24,500 ATM's, but only 7% of them are in non-bank locations. By comparison, approximately 41% of the ATM's in the United States and 17% in the United Kingdom are in non-bank locations. The Company also believes that banks in Western Europe will increasingly seek to outsource their proprietary ATM networks to focus on their core businesses and reduce operating expenses. Finally, there are a substantial number of ATM's throughout Western Europe which are not year 2000 compliant or which will require upgrades to comply with new technological requirements (for example chip card readiness or new encryption technology). The Company believes it can offer banks convenient turn-key year 2000 compliance and chip card solutions, including purchasing an existing ATM network and performing all the necessary upgrades.

THE ATM MARKET OPPORTUNITY IN THE UNITED STATES

  The ATM market in the U.S. is a competitive but fragmented market, with many different types of entities owning and operating ATMs. These include banks, small and large independent networks of ATMs and various retail outlets including shopping malls and food stores. The Company believes that selected opportunities exist in the U.S. market to acquire small existing regional networks and combine, develop and integrate networks to improve profitability through economies of scale and more efficient operating methods. In addition, because it is the most developed ATM market in the world, the U.S. market has experienced a development of ATMs beyond the processing of simple cash transactions. Innovative services offered by ATMs in the United States include projection of video advertising during transaction processing, sale of tickets for theatre and other events and sale of phone cards. By purchasing and operating advanced machines in the U.S. consumer market, the Company believes it can apply such operational expertise in the other markets in which the Company conducts its business. See "--The Euronet Network."

COMPANY STRENGTHS

  The Company believes it has a number of key strengths which position it to capitalize on the market opportunities it has identified:

  Early Entrant in Central Europe; Established Market Position. The Company believes it has an advantage as one of the early entrants to the ATM markets of Central Europe. Euronet has been able to obtain ATM locations which are typically characterized as high traffic non-bank locations with 24-hour accessibility. The Company has been able to obtain long-term exclusive leases and agreements for many ATM sites, at low cost. Examples of the Company's highly visible locations include McDonald's, gas stations such as ARAL, OMV, British Petroleum, and Shell, food stores such as Tesco, Julius Meinl, Tengelmann, Kaiser's, Magnet/Grosso and Plus, Makro Cash & Carry, Ikea, Metro, and the Marriott Hotel in Warsaw. In some cases, the Company has an option to install ATMs at all the sites owned by certain retail chains. The Company believes the quality of its ATM sites, and the long-term nature of its leases allow the Company well to maintain its competitive position and to attract and retain customers. In addition, as the only independent ATM operator in Central Europe, the Company has established a significant number of agreements with local and international banks and International Card Organizations ("Card Issuers") which enable it to attract a wider base of customers to its network than proprietary bank-owned networks whose card acceptance policies may be limited. Furthermore, the Company believes the number of its ATM sites, particularly in Hungary and Poland, make it an attractive partner for Card Issuers wishing to extend their reach. See "Business--Acceptance and Management's Agreements and--ATM Location".

  Geographic Diversity of Operations. The Company currently conducts its ATM network business in Hungary, Poland, Germany, Croatia, and the Czech Republic. The Company believes that the expansion of its operations in its existing and future markets will provide it with some protection against potential disruptions in any one country's economy. In addition, the breadth of the Company's country coverage allows it to direct the rollout of its network towards the most lucrative market opportunities as they arise. For example, should banks in one of the Company's countries of operation significantly increase or decrease card issuance levels in a given year, the Company can redirect its network rollout to factor in such developments without any material disruption in its overall rollout plan. As the Company continues to expand into its existing markets and new markets, such as France, the Company's revenue base is expected to diversify and become less reliant on any one country's economy. Euronet believes its geographic expansion will enable it to benefit from the stability of the developed Western European markets where the cardholder base is large and transaction volumes are high while also allowing the Company to benefit from the substantial opportunity of the emerging markets.

  Extensive Range of Card Issuer Contracts. Euronet is the only non-bank owned ATM network in Central Europe, which enables it to concentrate on processing transactions for all Card Issuers whether they are individual banks, consortiums of banks or International Card Organizations. As a result, the Company is not dependent upon any one card source. As of March 31, 1998, the Company had a total of 23 card acceptance agreements with banks and International Card Organizations in five countries and it is continuing to obtain contacts with local banks and International Card Organizations in existing markets as well as new markets. The Company's Acceptance Agreements generally provide that all credit and debit cards issued by the banks may be used at all ATM machines operated by Euronet. Through agreements with local sponsor banks in Hungary and Poland, Euronet is able to accept all credit and debit cards bearing the VISA, Plus, Mastercard, EUROPAY and Cirrus logos at its ATMs in Hungary and Poland. The Company is also able to accept all credit and debit cards bearing the VISA and Plus logos at its ATMs in the Czech Republic. Euronet has also entered into agreements with Diners Club International and American Express. The agreement with Diners Club International provides for the acceptance of all credit and debit cards issued by Diners Club at all of Euronet's ATMs in Hungary,

Poland and Croatia. This agreement is a "regional" agreement which is intended to be extended to all of the Central European countries. In addition, the Company has signed agreements with American Express or its local franchise to accept cards in these countries. The Company expects to begin accepting American Express cards in Croatia under this agreement at the end of May. This will enable the Company to accept approximately 29% of the cards issued in Croatia. Prior to being permitted to accept VISA/Plus, Mastercard/EUROPAY/Cirrus and American Express cards at its ATMs, the Company was required to demonstrate that it met all standards set by International Card Organizations to process transactions for such International Card Organizations.

  Critical Mass; Largest Non-Bank Purchaser of ATMs in Central Europe. With over 798 ATMs in operation and a monthly average of approximately 50 new ATMs purchased or leased for the six months ended March 31, 1998, Euronet believes it is the largest purchaser of ATMs in Central Europe and one of the largest purchasers of new ATMs in Europe. As such, Euronet has negotiating leverage with ATM manufacturers and believes that it receives favorable prices as compared to lower volume purchasers. The Company has long term contracts with certain ATM manufacturers to purchase ATMs at contractually defined prices which include quantity discounts. These contracts, however, do not commit the Company to purchase a defined number of ATMs. In addition, the Company has leverage, as compared to smaller ATM networks, in negotiating favorable pricing for ATM-related software, cash delivery services and ATM maintenance services. As the Company continues to expand into other countries, it expects to enter into multi-country agreements with telecommunication providers to reduce monthly charges. The Company expects that as it expands its network, its ability to reduce costs will make it more competitive.

  Lower Cost Alternative to Banks. By acquiring ATMs, computer equipment, maintenance, telecommunication and other services, less expensively, and by running a focused operation, the Company believes that it can offer banks a low cost alternative to building or operating their own ATM network. The Company can offer banks a connection to the Euronet's ATM network, the management of an existing proprietary network of ATMs or the development of a new ATM network. The Company's ATM management services include 24-hour monitoring from Euronet's Processing Center of ATM operational status, coordinating the cash delivery, the monitoring and management of cash levels in the ATM, and automatic dispatch for necessary service calls. See "Agreements with Card Issuers and International Card Organizations--ATM Management Services Agreements."

  State of the Art Integrated On-Line ATM Network; Capable of Providing Additional Services. The Company has purchased advanced hardware and software providing state-of-the-art features and reliability through sophisticated diagnostics and self-testing routines. The ATMs utilized by the Company can perform basic functions, such as dispensing cash and retrieving account information, as well as providing other services such as advertising through the use of color monitor graphics, messages on receipts, and coupon dispensing. In addition, the Company's ATMs are modular and upgradable so that they can be adapted to provide additional services in response to changing technology and consumer demand, including new products such as reloadable chip cards. See "--ATM Network Technology--Satellite Communications."

STRATEGY

  The Company's objective, for the near term, is to maintain and enhance its position as a leading ATM service provider in Central and Western Europe by meeting international standards of reliability and customer service. Key elements of Euronet's business strategy are to:

  Expand its ATM Base in Existing and New European Markets. The Company's principal focus in the near term will be the continued expansion of its installed base of ATMs in Europe. The Company's rollout plans are highly dependent upon the level of new card issuance in its existing markets of Hungary, Poland, the Czech Republic and Croatia as well as possible other markets in the region. The Company believes it is important to balance the number of ATMs in service with the number of cards expected to be in circulation to ensure that there is enough consumer demand to support its capital investments. The Company's rollout plans for any one market may vary from time to time in response to fluctuations in card issuance levels. Notwithstanding these fluctuations, the Company anticipates adding approximately 3,600 new ATMs in existing and new European markets by December 31, 2000, the majority of which are expected to be in existing markets. Factors affecting the Company's expansion into new Central European countries include the state of the local economy, the stage of development of the retail banking market and ability to conduct business in accordance with the Company's customary standards and practices. Factors affecting further penetration of existing markets in the region are principally related to new card issuance levels, securing attractive retail sites and the number of strategic bank and card agreements.

  Leverage its Critical Mass to Achieve Further Economies of Scale. The Company intends to seek ways to achieve further cost savings and economies of scale. Specific areas of opportunity identified by the Company include (i) the further centralization and automation of its ATM monitoring services, (ii) the utilization of software to assist banks in better cash management, and (iii) obtaining better terms with suppliers and contractors. With respect to ATM monitoring efforts, the Company is in the process of implementing a new monitoring software system which automatically generates commands to the Company and its cash delivery and ATM maintenance contractors to remedy operational problems. The Company has also purchased a software system which is a highly accurate predictor of cash usage at individual ATMs. The Company believes this system will enable it to reduce the amount of cash which must be supplied to each ATM.

  Continue to Form Strategic Relationships with Banks and International Card Organizations. It is the Company's goal to be able to accept all credit and debit cards issued in its markets at its ATMs. Euronet plans to continue to develop cooperative relationships with VISA, EUROPAY, American Express and Diners Club International, as well as certain banks with global consumer approaches to banking or the card markets, such as GE Capital and Citibank. Further, the Company is in the process of expanding certain individual country relationships into regional relationships and centralizing accounts management functions for such relationships.

  Assist Banks in Issuing Cards. The level of usage of the Company's ATM network depends in large part upon the issuance by banks of credit and debit cards. In order to promote the issuance by banks of such cards, and to establish relationships with banks at an early stage in the development of their card departments, the Company has developed the "Blue Diamond" service. In connection with this service, Euronet acts as a consultant in the installation of the hardware and software necessary to assist banks in issuing credit and debit cards to their account holders. The Company hopes that this low cost product will be attractive to banks which seek to establish programs to issue a relatively small numbers of cards. Although this product itself is not likely to generate significant revenues, the Company believes the impact on transaction volumes and the collateral benefits of working within the card departments of banks could be significant over the long term. See "--Other Services."

  Capitalize on Additional Revenue Opportunities. The Company plans to take advantage of the various distribution possibilities of ATMs and credit and debit cards beyond basic cash withdrawal and balance inquiry functions by providing value added services through ATMs as new technology develops and the demand for such services grows in its markets. The Company currently sells advertising on its ATM video screens, on receipts issued by the ATMs and on coupons dispensed with cash from the ATMs. The Company is also currently working to develop an ATM bill paying system that will be made available to utilities and other service providers for bills that have traditionally required payment in person at a post office or other central location. Depending on demand, in the future the Company may also introduce other ATM services currently available in other markets, including the ability to "reload" chip cards, check stock or mutual fund account balances and purchase items such as stamps and travelers checks at its ATM machines. The Company is also evaluating the opportunity to offer point of sale authorization services in the future. See "--Other Services."

  Seek Additional Geographic and Other Market Opportunities. While the Company's intention is to focus principally on expanding its ATM service operations in Europe, it is exploring other geographic markets or strategic business opportunities where it can make use of its operational expertise. The Company plans to continue to seek additional ATM network management contracts from which it can generate revenues and utilize its existing central operations infrastructure with minimal capital investment. Other business and network opportunities that the Company may evaluate include the expansion of its operations through the acquisition of ATM networks from banks or other businesses which support or complement its network. The Company believes that many ATM networks could be run more efficiently and rendered more profitable by the Company due to economies of scale or through the consolidation or reorganization of the networks. Acquisitions of strategic businesses which support the Company's activities (including software providers or other transaction processors) could permit the Company to procure necessary services more inexpensively, increase network traffic, or to expand more rapidly.

  In terms of expansion outside of Europe, the Company plans to evaluate certain developing markets where card issuance is high or expected to increase rapidly, but where ATM infrastructure is not yet developed. The Company expects that expansion in such new markets will generally be made in cooperation with a local or international bank partner or Card Issuer in order to enhance its ability to quickly establish a market presence. The Company also plans to exploit opportunities it perceives for acquiring or developing ATM networks in the United States. See "--The ATM Market Opportunity in the United States" and "--The Euronet Network."

  Other markets with potentially attractive ATM characteristics include, among others, Argentina, China, Egypt, Estonia, Ireland, Lithuania, Russia and Sweden. The Company is engaged in discussions with two U.S. persons regarding the development of certain business opportunities in China. The Company entered into a memorandum of understanding with such persons pursuant to which the Company and such persons would form a subsidiary to own and operate an ATM business in China if they are successful in obtaining a contract with one or more Chinese banks. The Company would own more than an 80% interest in such entity should it be formed.

  In developing its network in other markets, the Company will seek to balance the need to achieve the highest level of transactions per machine over its network (which mitigates in favor of installation of machines in developed markets with large card bases) with the objective of capitalizing on its advantageous position in newer markets, where it believes that higher levels of growth will result over the medium to long term due to increases in the card base. The Company intends to slow down its installation of ATMs in Hungary and Poland until transactions per ATM increase in those countries. During the first half of 1998, the Company will focus its efforts on developing its network in the Czech Republic, Germany, Croatia and France and, if successful in the acquisition of ATM assets in the United States, in developing such assets. Thereafter, the orientation of the Company will depend upon its evaluation of performance in the various existing markets and opportunities arising in new markets.

THE EURONET NETWORK

  General. The Company currently operates ATMs in Hungary, Poland, the Czech Republic and Croatia. It offers ATM management services in Germany. The Company has offices in, and plans to extend its network and its ATM management services operations to France and Romania and possibly the U.S. in the near future. Over the medium to long term, the Company will also consider expansion of its network into other emerging or developed markets (including outside of Europe) in which the fundamental characteristics of the card and ATM markets suggest that there may be strong demand for the Company's services.

  In several European countries, including Germany and France, banks have organized central switches through which transactions can be routed to the appropriate bank for authorization. Once connected to such a switch through a bank, an ATM is able to accept transactions made by the holders of substantially all of the cards in those markets. The Company's approach to these markets will be to enter into agreements with banks having access to these switches as an operator of ATMs under sponsorship of the bank, as a pure service provider (as the Company has done in Germany under its contract with Service Bank GmbH ("Service Bank"). See "--Germany."

  Hungary. As of March 31, 1998 the Company had 359 ATMs installed in Hungary as part of its independent network, primarily in the country's six largest cities. Euronet has entered into agreements with most major banks in Hungary that issue ATM cards allowing all credit and debit cards issued by such banks to be accepted at Euronet's ATMs. In addition, the Company has entered into agreements with American Express, Diners Club International and sponsor banks that are members of VISA International and EUROPAY/Mastercard/Cirrus allowing cards issued by American Express and those cards bearing the VISA/Plus/EUROPAY/Mastercard/Cirrus logos to be used at Euronet's ATMs in Hungary. As a result of these agreements, as of March 31, 1998, Euronet's ATMs in Hungary accepted approximately 99% of the domestic debit and credit cards issued in Hungary and all major international credit and debit cards.

  In addition to operating its own network of ATMs, as of March 31, 1998, Euronet was managing 45 non-bank branch ATMs under a management contract with Budapest Bank. Under this contract, the Company connects ATMs which are owned by Budapest Bank to its central processing center and routes transactions to Budapest Bank's authorization center for approval. The Company also monitors the operation of the ATMs, provides maintenance and, through its subcontracted cash in transit company, delivers cash to the ATMs.

  Poland. As of March 31, 1998 Euronet had 332 ATMs installed in Poland. Euronet had executed Acceptance Agreements with seven Polish banks. The Company has also entered into agreements with American Express, Diners Club International and sponsor banks affiliated with VISA International and EUROPAY allowing all cards issued by American Express and all credit and debit cards bearing the VISA/Plus/EUROPAY/ Mastercard/Cirrus logos to be used at Euronet's ATMs in Poland. In April 1998, the Company signed an acceptance agreement with PolCard which was activated in May 1998. Under the agreement, approximately 400,000 additional cards issued in Poland are now accepted by the Company's ATM network increasing the percentage of cards accepted by the Company in Poland to approximately 80%. The Company intends to pursue a strategy similar to that employed in Hungary in order to increase the percentage of the total card base which can be used at Euronet's ATMs.

  Germany. In Germany, ATMs are subject to essentially the same licensing requirements as bank branches. The Company has signed a contract with Service Bank under which it provides ATM services, including network development, maintenance and monitoring services. Because the Company acts as a pure service provider to Service Bank it is not subject to German financial institution licensing requirements. However, Euronet could obtain certain advantages by obtaining a limited financial activity license (including the ability to increase the scope of the services it offers and develop its own network of ATMs). The Company may apply for such a license in the future. The Company first began rendering services to Service Bank as of May, 1997 and as of March 31, 1998 the Company was servicing 64 ATMs. The Company intends to increase the number of ATMs substantially during the remainder of 1998. Although Euronet locates ATM sites under this contract for Service Bank, the site agreements are entered into on behalf of Service Bank. To comply with German regulations, the Company processes transactions in Germany through a contractor, rather than through its Processing Center. The agreement with Service Bank is terminable upon six months' notice at any time after December, 1999. As a result of an agreement between certain card issuing banks in Germany, all ATMs in Germany can accept virtually all credit and debit cards issued by German financial institutions. Therefore, all of Service Bank's ATMs managed by Euronet in Germany under the agreement will be able to accept virtually all credit and debit cards issued by German financial institutions.

  Croatia. Euronet installed its first ATMs in November, 1997 and began processing transactions on those ATMs on December 12, 1997. As of March 31, 1998, Euronet had 35 ATMs installed and operating in Croatia. Currently all of the ATMs are in Zagreb and surrounding cities, but the Company has targeted the coastal areas for development, where the tourist industry is strong. The Company has signed agreements with Diners Club International and Atlas American Express, which have collectively issued approximately 29% of the cards in the Croatian market. The Company is in the process of establishing its direct computer connection with American Express in Croatia.

  Czech Republic. The Company began processing transactions in the Czech Republic in February 1998. On February 25, 1998, the Company signed an agreement with Bank Austria to become its VISA sponsor bank. As of March 31, 1998, the Company had installed 8 ATMs and is in the process of connecting these ATMs to its central processing center. The Company has signed five real estate agreements covering 38 locations, including one with Billa, the third largest supermarket chain in the Czech Republic.

  France. The Company established its office in France in December 1997 and is performing the preliminary work necessary to begin providing services, including commercial negotiations with banks and other card issuers, site owners and subcontractors for cash delivery, ATM equipment supplies and telecommunications.

  Expansion into France would require the Company to establish and thereafter maintain a relationship with one or more French financial institutions. Although the Company has not yet identified a French financial institution, it has retained a managing director for France, and is exploring potential relationships with French financial institutions and searching for potential ATM locations. There can be no assurance as to when or if the Company will be able to establish the necessary relationship for the commencement of operations in France.

  Romania. The Company established its office in Romania in December 1997 and is performing the preliminary work necessary to begin providing services, including commercial negotiations with banks and other card issuers, site owners and subcontractors for cash delivery, ATM equipment supplies and telecommunications.

  The United States. The Company is in preliminary discussions regarding the possible acquisition of a network of ATMs principally located in the Eastern United States from Maine to Florida. The acquisition, if made, also would include various ATM network operating agreements, ATM installation agreements covering approximately 1,700 sites, approximately 700 ATMs on location and approximately 300 ATMs available for installation (the "ATM Assets"). The ATMs on location are located principally in retail and grocery stores, including a national chain. A new entity (the "Purchasing Entity") would be formed to acquire the ATM Assets and to operate them. The purchase price under discussion for the ATM Assets would be paid by the Purchasing Entity and would be approximately $19,000,000, of which $2,500,000 would be payable in cash, $4,500,000 by the issuance of non-interest bearing promissory notes payable over the next several years, $2,000,000 by the issuance of a non-interest bearing contingent promissory note based on performance and the Purchasing Entity's purchasing the ATM Assets subject to approximately $10 million of secured debt. Based on unaudited information provided to the Company, during the fiscal year ended December 31, 1997, the seller had revenues of $4.6 million, costs and expenses of $7.5 million and a net loss of $2.9 million from ATM operations.

  The Company is also in preliminary discussions regarding the formation of the Purchasing Entity which would purchase and own and operate the ATM Assets. At present, it is proposed that the Company would have an approximate 66.5% interest in such entity with the remaining equity interest being held by David Bonsal, 6.5%, David Windhorst, 6.5% and Universal Money Centers, Inc. ("UMC"), 8.6%, a small company which owns and operates ATM machines in the United States. Messrs. Bonsal and Windhorst, officers and directors of UMC, would be responsible for administering and supervising the day-to-day activities of such entity and UMC would be responsible for providing network switching and processing services. The remaining 11.9% will be held by associates of Messrs. Bonsal and Windhorst.

  Discussions regarding the acquisition of the assets and the formation of the purchasing entity are in preliminary stages and no assurance can be given that agreements will be successfully concluded.

TYPICAL ATM TRANSACTION

  In a typical ATM transaction processed by the Company, a debit or credit cardholder inserts a credit or debit card into an ATM to withdraw funds or obtain a balance inquiry. The transaction is routed from the ATM to Euronet's Processing Center. The Company's Processing Center computers then identify the Card Issuer by the bank identification number contained within the card's magnetic strip. The transaction is then switched to the local issuing bank or International Card Organization (or its designated processor) for authorization. Once authorization is received, the authorization message is routed back to the ATM and the transaction is completed. Transactions by holders of cards bearing international logos are routed to central clearing systems operated by the relevant International Card Organization.

  For banks that do not maintain on-line account balance information for their cardholders, the Company receives authorization limits from such banks on a daily basis, stores such banks' cardholders' authorization limits on its Processing Center computers and authorizes transactions on behalf of such banks. The Company transmits records of all transactions processed in this manner to such banks which then update their own cardholder account records.

  Authorization of ATM transactions processed on Euronet's ATMs is the responsibility of the Card Issuer. Euronet is not liable for dispensing cash in error if it receives a proper authorization message from a Card Issuer. Euronet receives payment of a processing fee from the issuer of the credit or debit card used in a transaction, even for certain transactions that are not completed because authorization is not given by the relevant Card Issuer. The fees charged by Euronet to the Card Issuers are independent of any fees charged by the Card Issuers to cardholders in connection with the ATM transactions. The Company does not charge cardholders a fee for using its ATMs. In many cases the fee charged by a Card Issuer to a cardholder in connection with a transaction processed at Euronet's ATMs is less than the fee charged by Euronet to the Card Issuer.

ATM LOCATION

  The Company believes that one of the most important factors in determining the success of an ATM network is the location of the ATMs. While most ATMs owned by European banks are located on the premises of the banks or their branches or on premises of large employers paying their employees by direct deposit, currently all but six of Euronet's ATMs are located in non-bank sites. The Company's strategy in pursuing off branch sites for its ATMs is to concentrate on locations that will provide high visibility and high cardholder utilization. As part of its strategy, the Company identifies the major high pedestrian traffic regions and locations where people need access to cash and find it convenient to stop for cash. Key target locations for Euronet's ATMs include (i) major shopping malls, (ii) busy intersections, (iii) local smaller shopping areas offering grocery stores, supermarkets and services where people routinely shop, (iv) mass transportation hubs such as city bus and subway stops, rail and bus stations, airports and gas stations, and (v) tourist and entertainment centers such as historical sections of cities, cinemas, and recreational facilities.

  Research conducted in the United States indicates that once a cardholder establishes a habitual pattern of using a particular ATM, the cardholder will continue to use that ATM unless there are significant problems with a location, such as a machine frequently being out of service. It is the Company's goal to secure key real estate locations before its competitors can do so, and become the habitual ATM location of card users in its markets.

  In Hungary, the Company has obtained agreements to install ATMs at several outlets of Julius Meinl, a large grocery chain, several McDonald's restaurants, several ARAL, OMV and Shell gas stations, Tesco supermarkets, Ikea as well as other major retail sites in Budapest, Debrecen, Kaposvar, Gyor and Szekesfehervar. In Poland, the Company has signed contracts to place ATMs in many key locations including McDonald's restaurants, British Petroleum and Texaco gas stations, the Warsaw Marriott Hotel, Makro Cash and Carry and other retail outlets in Polish cities. In Germany, the Company is installing Service Bank ATMs in Metro stores and Tengelmann group stores (which include Tengelmann, Kaiser's, Magnet/Grosso and Plus food stores) in addition to Edeka, Lidl & Schwarz, Allkauf, Kaufhalle, real, Dibag and the German railways. It is part of the Company's strategy to expand its relationships with large multinational companies which have multi-location businesses to obtain ATM sites.

  The Company's agreements for the location of ATMs generally provide for the location of one or more ATMs inside or adjacent to the premises of the site provider at minimal rental rates. In Hungary, the agreements generally provide for an indefinite term and are terminable on relatively short notice. The Company is in the process, however, of renegotiating its agreements with major site providers to include fixed terms of three to five years. In Poland, the Czech Republic and Croatia, the agreements generally provide for a three to seven year term and are renewable for additional three to five year terms. In most cases, the Company pays rent for the sites, although such rent is substantially lower than the average rental rate in Western European countries. Generally, the Company's fixed term leases for ATM sites can only be terminated by a site provider if the Company defaults on its obligations. To date, none of the Company's leases have been terminated by site providers. The Company's leases in Poland generally include provisions permitting termination by the Company if transaction volumes at a site are unacceptable to the Company. The leases termination provisions in Hungary are somewhat broader and the Company can generally terminate leases there for any reason. To date, the Company has closed or relocated 25 sites.

AGREEMENTS WITH CARD ISSUERS AND INTERNATIONAL CARD ORGANIZATIONS

 ACCEPTANCE AGREEMENTS

  The Company's Acceptance Agreements with banks generally provide that all credit and debit cards issued by the banks may be used at all ATM machines operated by Euronet. The Acceptance Agreements also generally allow Euronet to receive transaction authorization directly from the card issuing bank or International Card Organization. Acceptance Agreements generally provide for a term of two to five years and are generally automatically renewed unless notice is given by either party prior to the termination date. In some cases, the agreements are terminable by either party upon six months' notice. The Company generally is able to connect a bank to its network within 30 to 90 days of signing an Acceptance Agreement.

  Banks that execute Acceptance Agreements agree to participate in Euronet's ATM cash supply system. Under this system the banks provide all of the cash needed to operate the network. Each bank provides its pro rata share of cash dispensed to cardholders from Euronet's ATMs each day based upon the prior day's transaction reports generated by Euronet. Cash provided by the banks is deposited by a third party security company in Euronet's ATMs generally once or twice a week depending on the volume of the transactions. The cash remains the property of the banks until it is dispensed to cardholders. The Company maintains insurance with respect to the cash while it is held in its ATMs.

  The Company may, if required to secure an Acceptance Agreement, loan funds to a bank or other Card Issuer to permit that entity to meet its obligation to supply cash. So far, two loans of this type have been approved: one to Atlas American Express (a privately owned and capitalized franchisee of American Express) and one to Diners Club Adriatic (a privately owned and capitalized franchisee of Diner's Club) but have not yet been funded. To minimize any financial risks related to these loans the Company intends to obtain guarantees from the international organizations. The Company will have the right to offset any amount in its ATM machines against any amounts it advances. The Company plans to periodically examine the relationship in an effort to minimize its repayment risk. When Euronet agrees to make such a loan, it either charges interest or increases the fees payable under the underlying Acceptance Agreement to include an interest factor.

  The ATM transaction fees charged by Euronet under the Acceptance Agreements vary depending on the type of transaction (which are currently cash withdrawals, balance inquiries, and transactions not completed because authorization is not given by the relevant Card Issuer) and the quantity of transactions attributable to a particular Card Issuer. The transaction fee charged to Card Issuers for cash withdrawals, on average, is in excess of $0.75 per transaction, while transaction fees for the other two types of transactions that can currently be processed on Euronet's ATMs are generally substantially less. There has been considerable downward pressure on transaction fees (in particular for cash withdrawals) as the volumes of transactions has increased for the larger banks. As transaction levels increase for the larger banks, and the overall number of cards circulating in the markets increases, such larger banks are more likely to conclude that it is economical to bear the infrastructure costs associated with creating their own ATM networks. Thus, the Company has been compelled to grant volume discounts to such banks. For these banks, the Company attempts to achieve a tiered fee structure, with a reduction of the transaction fee being granted only on higher transaction volumes. See "Management's Discussion and Analysis of Financial Condition" and Results of Operations--Overview."

  Under the terms of the Acceptance Agreements, Euronet charges ATM transaction fees to the card issuing banks. The Company attempts to include a provision in its Acceptance Agreements to the effect that card issuing banks will not charge their cardholders more for using Euronet's ATMs than the banks' own ATMs. However, it is not always successful in obtaining agreement to this provision. More recently, some banks have increased the amount of fees charged through to their customers. This damages the Company's competitive position as compared with bank-owned ATM networks, on which the fee charged through to the customer may be lower.

  The Acceptance Agreements generally provide for payment in local currency but transaction fees are denominated in U.S. dollars or inflation adjusted. Transaction fees are billed on terms no longer than one month. The Company's agreement with Service Bank in Germany to manage and install ATMs provides for fees similar to those paid with respect to Acceptance Agreements. The Company's agreements to provide ATM management services, other than in Germany, are expected to provide for monthly management fees plus fees payable for each transaction. The transaction fees under these agreements are expected to be generally lower than under the Acceptance Agreements. See "--ATM Network Management Services."

 ATM NETWORK MANAGEMENT SERVICES AGREEMENTS

  During 1997, the Company began offering complete ATM network management services to banks that own proprietary ATM networks. The ATM network management services provided by the Company include management of an existing network of ATMs or development of new ATM networks. This includes 24 hour monitoring from its Processing Center of each individual ATM's status and cash condition, coordinating the cash delivery and management of cash levels in the ATM and automatic dispatch for necessary service calls. These services also include: real-time transaction authorization, advanced monitoring, network gateway access, network switching, 24 hour customer services, maintenance services and settlement and reporting. The Company already provides many of these services to existing customers and has invested in the necessary infrastructure. As a result, agreements for such ATM network management services ("ATM Management Agreements") provide for additional revenue with lower incremental cost. Euronet will also be able to provide these managed ATMs access to those international cards and networks that are connected to the Euronet network.

  In February 1997, the Company entered into an agreement with GE Capital Corporation under which the Company became a preferred provider of ATM network management services to certain banks affiliated with GE Capital Corporation and located in Poland, Hungary, Czech Republic, Germany and Austria, including

Mercurbank AG in Austria, Service Bank in Germany, GE Capital Bank SA in Poland and Budapest Bank in Hungary. In January 1997, prior to execution of this agreement, the Company had executed an agreement with Service Bank in Germany to provide installation and management services to expand Service Bank's existing ATM network in Germany in non-bank branch locations. As of March 31, 1998, the Company was maintaining 64 ATMs under this agreement. To date, the Company has not signed any agreements with banks owned by GE Capital other than Service Bank and Budapest Bank.

  The Company has entered into two other ATM Management Agreements. In December 1996, it signed an agreement with Budapest Bank to provide these ATM network management services to Budapest Bank's 160 machine ATM network in Hungary. Currently, the Company has taken over management of 45 Budapest Bank ATMs. Take over of the remainder has been delayed pending resolution of certain software interface problems which have arisen in connection with the implementation of the contract. An additional ATM Management Agreement was signed with ING Bank in Hungary in July of 1997 and with Bank Wspolpracy Regionalnej S.A. Krakow in Poland in April of 1998.

  Under ATM Management Agreements, the Company can offer banks the option of expanding the card base which may be accepted on managed ATMs. The banks may elect to permit acceptance on Euronet managed ATMs of all cards accepted on the Euronet network through certain Acceptance Agreements in the country concerned. This could increase the volume of transactions processed by the Company.

                     Acceptance and Management Agreements

  The following table sets forth bank and card issuer agreements with the Company as of March 31, 1998. It also identifies whether the agreement is an Acceptance Agreement or an ATM Management Agreement.

    ACCEPTANCE AGREEMENTS

    HUNGARY
    Orszagos es Takarek Penztar Bank ("OTP")(1)
    Magyar Kulkereskedelmi Bank Rt. ("MKB")
    Budapest Fejlesztesi es Hitelbank Rt. ("Budapest Bank")(2)
    Mezobank Rt.(2)
    Citibank Budapest Rt.
    Postabank es Takarekpenztar Rt.
    Creditanstalt Rt.
    Deutsche Bank Rt.
    Inter-Europa Bank Rt.
    ING(2)
    American Express
    Diners Club International

    POLAND
    Wielkopolskie Bank Kreditowy S.A. ("WBK")
    Bank Depozytowo-Kredytowy w Lublinie S.A.
    Bank Wspolpracy Regionalnej S.A. Krakow(2)
    Bank Polska Kasa Opieki S.A. ("PekaO")
    Bank Przemyslowo-Handlowy SA
    Cuprum Bank SA
    Bank Rozwoju Eksportu SA

    CROATIA
    Diners Club International
    Atlas American Express
    Raiffeisenbank Austria

    CZECH REPUBLIC
    Bank Austria

    ATM MANAGEMENT AGREEMENTS

    GERMANY
    Service Bank

    HUNGARY
    Budapest Bank
    ING(2)
    Deutsche Bank Rt.(2)

--------
(1) OTP terminated this agreement effective July 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Comparison of Results of Operations for the Year Ended December 31, 1995, 1996 and 1997--Revenues" and "Risk Factors--Dependence on Relationships with Banks and International Card Organizations; Termination of OTP Contract".
(2) These entities have both an Acceptance and ATM Management Agreement with the Company.

  In order to be able to accept VISA and EUROPAY cards, Euronet must have a relationship with a bank in each market giving it access to a VISA or EUROPAY "gateway" to accept the cards. The agreements with MKB, WBK and Bank Austria permit Euronet to process all VISA cards issued in Hungary, Poland and the Czech Republic, respectively. The agreements with OTP and PekaO permit Euronet to process all EUROPAY cards in Hungary and Poland, respectively. As a result of the termination of the Company's contract with OTP, OTP will no longer act as the Company's EUROPAY gateway. The Company is engaged in negotiations with one of its other client banks in Hungary to serve as the Company's EUROPAY gateway. These negotiations are in the document preparation stage and the Company believes it will be successful in finalizing that agreement and implementing acceptance of EUROPAY cards in Hungary after the termination of the OTP contract through the EUROPAY gateway established under that agreement. Moreover, the Company has received expressions of interest from several other banks to act as its EUROPAY gateway and believes that, even if such agreement is not finalized, an agreement can be reached with another bank in Hungary to act as the Company's EUROPAY gateway. The Company can accept all VISA and EUROPAY cards in Germany through its agreement with Service Bank.

  In January 1998, OTP notified the Company that it was terminating its contract with Euronet effective as of July 27, 1998. OTP advised the Company that it terminated the contract since it desired to promote the use of its own ATM network. OTP also indicated that the Company selected ATM sites which OTP believed to be in competition with OTP ATM sites and that the Company failed to provide OTP with certain transaction reports on a timely basis. It should be noted that the reporting failure had been corrected more than two months prior to OTP's notice of termination. As a result of this termination, the Company will not have a direct connection with OTP and will not be able to accept OTP proprietary bank cards and OTP will no longer act as the Company's EUROPAY sponsor in Hungary. The Company will still be able to accept all OTP issued VISA cards through its VISA gateway and, subject to the completion of a new EUROPAY sponsor agreement with a bank in Hungary, the Company will be able to accept all OTP issued EUROPAY cards through the new EUROPAY gateway. For the year ended December 31, 1997 the Company's contract with OTP represented approximately 51% of its consolidated revenues and approximately 26% of consolidated revenues for the three months ended March 31, 1998. The financial impact of the OTP contract termination is difficult to assess. The Company believes that such impact may be mitigated in part because (i) the Company believes that VISA and EUROPAY cards represent over 95% of the cards issued by OTP and (ii) the Company receives a higher fee for transactions processed through its VISA and EUROPAY gateway(s) than for OTP proprietary bank cards. However, the Company believes that some of OTP's cardholders will be dissuaded from patronizing Euronet's ATMs due to the higher fees passed through to customers for transactions processed through the VISA and EUROPAY connection.

OTHER SERVICES

  The Euronet Network constitutes a distribution network through which financial and other products or services may be sold at a low incremental cost. The Company has already developed certain services in addition to cash withdrawal and balance inquiry transactions and will continue to implement additional services as markets develop.

  In May 1996, the Company began to sell advertising on its network. Advertising clients can put their advertisements on the video screens of Euronet's ATMs, on the receipts issued by the ATMs and on coupons dispensed with cash from the ATMs.

  Euronet also plans to introduce payment processing capabilities on its ATMs which would allow ATM card holders to pay utility bills. The bill payment system would be made available to utilities and other service providers for bills that have traditionally required payment in person at a post office or other central locations. The Company has signed its first bill payment agreement with a utility in Hungary and a corresponding settlement bank and is currently working to develop the system operationally.

  Euronet is exploring various markets (in particularly Croatia) regarding providing on-line point of sale authorization for purchases made at retail outlets with credit and debit cards. If such services are implemented by the Company, purchases made with cards issued by banks that have executed Acceptance Agreements and cards connected to international ATM networks that are connected to the Euronet ATM network would be able to be authorized through Euronet's Processing Center, generating additional transaction fees.

  The Company's ATMs are upgradable so that they can be updated to be used with new technologies including computer chip "smart cards" which are electronic debit cards which can be used to withdraw cash from ATMs as well as being "charged up" with ATM Network at an ATM through a connection with the cardholder's bank and used to purchase goods from retail locations. All ATMs now ordered by Euronet include chip card readers.

  In addition to transactions over its network, the Company is developing services which are complementary to, or promote, ATM transactions. During 1997, the Company developed a new card issuance product, referred to as the "Blue Diamond." This product combines IBM hardware and Arksys software (the Software that runs the Company's ATM Network) and is intended to permit banks to rapidly implement card issuance programs. In exchange for a fee, Euronet acts as a consultant in connection with the installation of the hardware and software necessary to implement an ATM processing network and assists banks in issuing credit and debit cards to their account holders. The Blue Diamond system interfaces automatically with Euronet's Arksys ATM network software and facilitates the acceptance on Euronet of transaction by the cards issued in connection with the Blue Diamond service. The market for this product appears to be strongest among banks wishing to issue a small number of cards or to initiate their first card programs. The Company's primary motivation in the development of this program is to promote the issuance of cards by banks, which ultimately will be used on Euronet's network.

TRANSACTION VOLUMES

  The Company monitors and reports on a regular basis to the public the number of transactions which are made by cardholders on its networks. These include cash withdrawals, balance inquiries and certain types of denied transactions (transactions which have been requested by a cardholder but which are denied by a bank). Certain transactions on the Euronet network are not billable to banks, and these are excluded for reporting purposes. The average number of transactions processed each month at Euronet's ATMs over its entire network increased on average approximately 26% per month in 1996 and 12.8% in 1997. The number of transactions processed per month grew from 241,099 in January 1997 to 892,147 in December 1997. By the end of March 1998, the number of transactions processed per month had reached 1,053,364. During 1996, substantially all of the growth was in Hungary, since the Company had very few ATMs in Poland. The Company believes that the lower average rates of transaction growth in 1997 as compared with 1996 resulted from the relatively higher number of ATMs which the Company operated in Poland, where card issuance has grown slower than in Hungary.

  The Company's experience during 1997 has been that transaction growth varies substantially from one month to another. For example, transaction growth was 3% in April and 5% in June, but was 21% in July and 23% in December. The number of transactions decreased in January in each of 1996 and 1997 by 3% and 5%, respectively. The Company believes this shrinkage results from the fact that consumers have less funds available during the period immediately following Christmas.

  The transaction volumes processed on any given ATM are affected by a number of factors, including location of the ATM and the amount of time the ATM has been installed at that location. The Company's experience is that the number of transactions on a newly installed ATM is initially very low and increases for a period of three to six months after installation as consumers become familiar with the location of the machine. Because the Company is continuing to build out its ATM network rapidly, the number of newly installed machines is relatively high in proportion to older machines. The Company anticipates that the number of transactions per machine will increase as the network matures and card issuance continues.

ATM NETWORK TECHNOLOGY

  The Company uses IBM/Diebold and NCR ATMs. It currently has long term contracts with these manufacturers to purchase these ATMs at contractually defined prices which include tiered quantity discounts. However, there are no contractually defined commitments with respect to quantities to be purchased. Because Euronet is one of the largest purchasers of new ATMs in Europe, it has substantial negotiating leverage with ATM manufacturers and believes it has received favorable prices as compared with lower volume purchasers. The wide range of advanced technology available from IBM/Diebold and NCR provides Euronet customers with state-of-the-art-electronics features and reliability through sophisticated diagnostics and self-testing routines. The different machine types can perform basic functions, such as dispensing cash and displaying account information, as well as provide revenue opportunities for advertising and selling products through use of color monitor graphics, receipt message printing, and coupon dispensing. The Company's ATMs are modular and upgradable so that they can be adapted to provide additional services in response to changing technology and consumer demand. In many respects, Euronet's ATMs are more technologically advanced and more adaptable than many older ATMs in use in more developed ATM markets. This allows the Company to modify its ATMs to provide new services without replacing its existing network infrastructure.

  Strong back office central processing support is a critical factor in the successful operation of an ATM network. Each ATM is connected to Euronet's Processing Center through land-based and satellite telecommunications. Because the Company strives to ensure western levels of reliability for its network, it currently relies primarily on satellite telecommunications for ATM connections to its Processing Center. Except in Germany, all ATMs in the network are linked through VSAT telecommunications to the Processing Center, and the Processing Center is, in most cases, linked by VSAT telecommunications to the Card Issuers. The VSAT telecommunications providers generally guarantee uninterrupted service for 99% of the time. The Company strives to continually improve the terms of its agreements with its telecommunications providers and intends to enter into multi-country agreements with lower rates for service. The Company's agreements with its satellite telecommunications providers contain certain assurances with respect to the repair of satellite malfunction to ensure continuous reliable communications for the network. As the reliability of land based telecommunications improves, the Company may rely more heavily on them because they are generally less expensive than satellite telecommunications.

  The Processing Center, which is located in Euronet's Budapest office, is staffed 24 hours a day, seven days a week. It consists of two production IBM AS400 computers which run the ARKSYS Gold Net ATM software package, as well as a real time back up A/S 400. The back up machine provides high availability during a failure of either production A/S 400. The Processing Center also includes two A/S 400's used for product and connection testing and development. The ARKSYS software is a state-of-the-art software package that conforms to all relevant industry standards and has been installed in 64 countries worldwide. The Processing Center's computers operate Euronet's ATMs and interface with the local bank and international transaction authorization centers.

  To protect against power fluctuations or short term interruptions, the Processing Center has full uninterruptable power supply systems with battery back-up to service the network in case of a power failure. The Processing Center's data back-up systems would prevent the loss of transaction records due to power failure and permit the orderly shutdown of the switch in an emergency.

  The Company is formulating plans to create an off-site disaster recovery back up system to provide protection against both natural and man-made disasters. Because such a disaster recovery site would require duplication of all of the telecommunications and processing capabilities of the Company at a second location, the Company has estimated the cost of such center at $1 million if it is required to establish the site on its own. Euronet had intended to put such a center in place in Hungary in 1997, but the high cost of such a system has led the Company to seek methods of reducing the cost (for example by having the center placed in a hub maintained by one of the Company's telecommunications providers) or using the equipment in the recovery site to meet other requirements arising as a result of the geographical expansion of the Company's business, in particular a requirement that the Company process its German transactions in a member state of the European Union. The Company now expects to establish such back up site by mid-1999.

COMPETITION

  Competitive factors in the Company's business are network availability and response time, price both to the Card Issuer and to its customers, ATM location and access to other networks. Principal competitors of the Company include ATM networks owned by banks. Larger banks, in particular, may be able to develop their own network of ATMs. Because banks control the relationship with their cardholders, they may promote the use of their own ATM networks by charging through to customers a higher fee for use of the Euronet network. The Company seeks to counter such charge through by contractual provisions and offering additional services (such as bill payment) to the banks and their customers. Certain national networks consisting of consortiums of banks also compete with the Company. In the Czech Republic, ISC MUZO (formed by a consortium of four banks) offers ATM driving and switching services in addition to point of sale services to Czech banks. PolCard in Poland (formed by a consortium of 11 banks) provides point of sale services, card management services, switching services, and ATM driving services to customer banks. The Company expects that ATM transactions will eventually be switched from PolCard to and from Euronet. In Hungary, certain banks established a jointly owned company in 1989, called Giro Bankcard Rt., to develop a central switch for ATM transactions which would permit those banks to switch transactions among themselves in a fashion similar to Euronet. However, the membership in this company has been limited to six banks and during 1997, the Company has established direct connections to two of the member banks, Postabank and Mezobank. As a result of the Company's connection, transactions for these banks no longer transit through the Giro Bankcard system.

EMPLOYEES

  The Company's business is highly automated and it out-sources many of its specialized, repetitive functions such as ATM maintenance and installation, cash delivery and security. As a result, the Company's labor requirements for operation of the network are relatively modest and are centered on monitoring activities to ensure service quality and cash reconciliation and control. The Company also has a customer service department to interface with cardholders to investigate and resolve reported problems in processing transactions.

  However, Euronet's roll out of ATMs, its development of new products and individual bank connections and its expansion into new markets creates a substantial need to increase existing staff on many levels. The Company requires skilled staff to identify desirable locations for ATMs and negotiate ATM lease agreements. Euronet is also expanding its systems department to add new technical personnel and recruiting strong business leadership for new markets. In addition, the need to ensure consistency in quality and approach in new markets and proper coordination and administration of the Company's expansion, is leading the Company to recruit additional staff in the areas of financial analysis, project management, human resources, communications, marketing and sales. The Company has a program of continual recruitment of superior talent whenever it is identified and ongoing building of skill for existing staff. The Company believes that its future success will depend in part on its ability to continue to recruit, retain and motivate qualified management, technical and administrative employees.

  As of December 31, 1996, the Company and its subsidiaries had 58 full-time employees, 36 of which were located in its Budapest office, 21 in its Warsaw office and 1 in its Frankfurt office. As of March 31, 1998 the number of employees was 194 full-time employees, with 87 located in Hungary, 73 in Poland, 7 in the Czech Republic, 10 in Germany, 11 in Croatia, 4 in Romania and 2 in France. The Company has created a central "head office" organization in Budapest which is independent of the Hungarian country operations and dedicated to overall management of the Company's business.

  None of the Company's or its subsidiaries' employees are currently represented by a union. The Company has never experienced any work stoppages or strikes.

GOVERNMENT REGULATION

  The Company has received interpretative letters from the Hungarian Bank Supervisory Board and the Polish National Bank to the effect that the business activities of the Company in those jurisdictions do not constitute "financial activities" subject to licensing. In addition, the Company has received advice to the effect that its activities in each of its other markets do not currently require it to obtain licenses. Any expansion of the activity of the Company into areas which are qualified as "financial activity" under local legislation may subject the Company to licensing, and the Company may be required to comply with various conditions in order to obtain such licenses. Moreover, the interpretations of bank regulatory authorities as to the activity of the Company as currently conducted might change in the future. The Company monitors its business for compliance with applicable laws or regulations regarding financial activities.

  Under German law, ATMs in Germany may be operated only by licensed financial institutions. The Company, therefore, may not operate its own ATM network in Germany and must act, under its contract with Service Bank GmbH ("Service Bank"), as a subcontractor providing certain ATM-related services to Service Bank. As a result, the Company's activities in the German market currently are entirely dependent upon the continuance of the agreement with Service Bank, or the ability to enter into a similar agreement with another bank in the event of a termination of such contract. The inability to maintain such agreement or to enter into a similar agreement with another bank upon a termination of the agreement with Service Bank could have a material adverse effect on the Company's operations in Germany. To comply with German regulations, the Company processes transactions in Germany through a contractor, rather than through its Processing Center.

  The Company is considering expansion into France, whose laws relative to the operation of ATMs are similar to those of Germany. Expansion into France would require the Company to establish and thereafter maintain a relationship with one or more French financial institutions. Although the Company has not yet identified a French financial institution, it has retained a managing director for France, and is exploring potential relationships with French financial institutions and searching for potential ATM locations. There can be no assurance as to when or if the Company will be able to establish the necessary relationship for the commencement of operations in France.

  The Company wishes to offer the widest possible range of services on its network and is considering taking steps to obtain a limited financial activity licenses in some markets to be able to expand its services.

PROPERTY

  The Company's executive offices and Processing Center are located in Budapest. The Company also maintains offices in Warsaw, Zagreb, Berlin, Paris, Prague, Bucharest, Krakow and Szczecin. All of the Company's offices are leased. The Company's office leases provide for initial terms of 24 to 60 months, except the leases in Krakow and Szczecin, which are for an indefinite term.

YEAR 2000 COMPLIANCE

  The Company has made an assessment of the impact of the advent of the year 2000 on its systems and operations. The Processing Center will require certain upgrades which have been ordered and are scheduled for installation by the fourth quarter 1998. Most of the ATMs in the Euronet network are not year 2000 compliant, and hardware and software upgrades will be installed under contract with Company's Euronet's ATM maintenance vendors. According to the Company's current estimates, the cost will be approximately $1,000 per ATM, and the required installation will be finished by the end of 1998. The Company estimates that approximately 560 of its ATMs will require upgrades for year 2000 compliance.

  The Company is currently planning a survey of its bank customers concerning the compliance of their back office systems with year 2000 requirements, and anticipates launching such survey in the third quarter of 1998. If the Company's bank customers do not bring their card authorization systems into compliance with year 2000 requirements, the Company may be unable to process transactions on cards issued by such banks and may lose revenues from such transactions. This could have a material adverse effect on the Company's revenues. Therefore, the Company will monitor, and hopes to assist its bank clients in, implementation of their year 2000 compliance programs, and may, if required to accelerate such compliance programs, create consulting capabilities in this respect.

TRADEMARKS

  The Company has filed applications for registration of certain of its trademarks including the names "Euronet" and "Bankomat" and/or the blue diamond logo in Hungary, Poland, the Czech Republic, Slovakia, Sweden, France and the United Kingdom. Applications have been granted in Hungary and Croatia but are still pending in the other countries. The Company has received a certificate of registration of the"Euronet" and "Bankomat" trademarks in various countries. Such registrations will become definitive only after verification of availability and compliance with procedural requirements in the local countries covered by the registration.

  The Company does not hold the Euronet trademark in Germany, France or certain other Western European countries due to prior registrations by other Companies. For the time being, the Company does not "brand" ATMs or otherwise use the Euronet trademark in these countries, except as permissible as a corporate name. The Company is developing an alternative trademark and corporate identity for European countries in which the Euronet name is not available and non-European countries.

LITIGATION

  The Company is not currently involved in any material legal proceedings.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The Directors, Executive Officers and key employees of the Company are as follows:

          NAME           AGE                       POSITION
          ----           ---                       --------
DIRECTORS
Michael J. Brown(1).....  41 Chairman, President and Chief Executive Officer
Daniel R. Henry.........  32 Director, Chief Operating Officer
Thomas A.                 52 Director
 McDonnell(1)(2)(3).....
Nicholas B.               51 Director
 Callinan(1)(2).........
Steven J.                 42 Director
 Buckley(1)(2)(3).......
Eriberto R. Scocimara...  61 Director
Andrzej Olechowski......  50 Director
EXECUTIVE OFFICERS
Dennis H. Depenbusch....  34 Vice President--Poland
Bruce S. Colwill........  33 Chief Financial Officer and Chief Accounting Officer
Jeffrey B. Newman.......  43 Vice President and General Counsel
OTHER KEY EMPLOYEES
Anthony M. Ficarra......  55 Chief Information Officer
Miro I. Bergman.........  35 Managing Director--Czech Republic
Thierry Michel..........  35 Managing Director--France
Matthew Lanford.........  31 Information Systems Director
William Benko...........  38 Managing Director--Hungary
Roger Heinz.............  37 Managing Director--Germany
John Romney.............  32 Managing Director--Croatia
Timothy A. Fanning......  32 Managing Director--Romania

--------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee
(3) Member of the Stock Option Committee

  In lieu of a 1998 annual meeting of stockholders the Company will solicit the consents of stockholders to the re-election as directors Messrs. Brown and Olechowski who will be nominated by the Board of Directors for election as directors for a term expiring in 2001.

DIRECTORS

  MICHAEL J. BROWN founded the predecessor the Company with Daniel Henry in 1994 and has served as the Chief Executive Officer of the Company or its predecessor since 1994. In 1979 Mr. Brown founded Innovative Software, a computer software company that was merged with Informix, a leading provider of advanced database software technology, in 1988. During this period, Innovative Software conducted three public offerings of its shares. Mr. Brown served as President and Chief Operating Officer of Informix from February 1988 to January 1989. He served as President of the Workstation Products Division of Informix from January 1989 until April 1990. Annual revenues of Informix had grown to $170 million by the time Mr. Brown left Informix in 1990. In 1993 Mr. Brown was a founding investor of Visual Tools, Inc., a company that writes and markets component software for the growing Visual Basic and Visual C++ developer market. Visual Tools, Inc. was acquired by Sybase Software in February 1996. Mr. Brown received a B.S. in Electrical Engineering from the University of Missouri--Columbia in 1979 and a M.S. in Molecular and Cellular Biology at the University of Missouri--Kansas City in 1996. Mr. Brown has been a Director of the Company since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. His term as Director of the Company will expire in May 1998. Mr. Brown is married to the sister of Mr. Henry's wife.

  DANIEL R. HENRY founded the predecessor of the Company with Michael Brown in 1994 and is serving as Chief Operating Officer of the Company. Mr. Henry is based in Budapest, Hungary where he oversees the daily operations of the Company's European subsidiaries. Mr. Henry also is responsible for the expansion of the Company into other countries and the development of new markets. Prior to joining the Company, Mr. Henry was a commercial real estate broker for five years in the Kansas City metropolitan area where he specialized in the development and leasing of premiere office properties. Mr. Henry received a B.S. in Business Administration from the University of Missouri--Columbia in 1988. Mr. Henry has been a Director of the Company since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. His term as Director of the Company will expire in May 2000. Mr. Henry is married to the sister of Mr. Brown's wife.

  THOMAS A. MCDONNELL has been a Director of the Company since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. From 1973 to September 1995, he served as Treasurer of DST Systems, Inc., an information processing and computer software company. Since October 1984 he has served as Chief Executive Officer and since January 1973 (except for a 30 month period from October 1984 to April 1987) he has served as President of such company. From February 1987 to October 1995, he served as Executive Vice President and from 1983 to November 1995 he served as a director of Kansas City Southern Industries. From December 1989 to October 1995, he served as a director of The Kansas City Southern Railway Company. From October 1994 to April 1995 he served as President and from 1992 to September 1995 as director of Berger Associates, Inc., a money management firm. From 1994 to January 1997, Mr. McDonnell was a director of First of Michigan Capital Corporation. He is currently a director of Informix, BHA Group, Inc., DST Systems Inc., Cerner Corporation, Computer Science Corporation and Janus Capital Corporation. Mr. McDonnell has a B.S. in Accounting from Rockhurst College and an M.B.A. from the Wharton School of Finance. Mr. McDonnell's term as Director of the Company will expire in May 2000.

  NICHOLAS B. CALLINAN has been a Director of the Company since its incorporation in December 1996 and he previously served on the board of Euronet Holding N.V. From 1993 he served as Senior Vice President and Managing Director for Central and Eastern Europe of Advent International Corporation, a venture capital investment and management company and the ultimate general partner of private equity funds which are a shareholder of the Company. In 1997, he was appointed Managing Director of Emerging Markets for Advent International Corporation. From 1983 to 1993, he was founder and Chief Executive Officer of Western Pacific Management & Investment Company, which later became the Advent Group of Companies. Mr. Callinan has a B.E. in Civil Engineering and an M.B.A. from the University of Melbourne. Mr. Callinan's term as Director of the Company will expire in May 1999.

  STEVEN J. BUCKLEY has been a Director of the Company since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. In April 1994 he was a co-founder of Poland Partners L.P., a venture capital fund for investment in Poland and since that time he has served as President and Chief Executive Officer of Poland Partners Management Company, the advisor of such fund. From June 1990 to April 1994, he was a founder and director of Company Assistance Ltd., a business advisory firm in Poland. He has a B.A. in Political Science from Stanford University and an M.B.A. from Harvard University. Mr. Buckley's term as Director of the Company will expire in May 2000.

  ERIBERTO R. SCOCIMARA has been a Director of the Company since its incorporation in December 1996 and he previously served on the boards of Euronet's predecessor companies. Since April 1994 Mr. Scocimara has served as President and Chief Executive Officer of the Hungarian-American Enterprise Fund, a private company that is funded by the U.S. government and invests in Hungary and is also a shareholder of the Company. Since 1984 he has been the President of Scocimara & Company, Inc., an investment management company. Mr. Scocimara was a partner of G.L. Ohrstrom & Co. from 1969 to 1984. Mr. Scocimara is currently a director of the Hungarian-American Enterprise Fund, Carlisle Companies, Harrow Industries, Inc., Roper Industries, Quaker Fabrics and several privately-owned companies. He has a Licence de Science Econonomique from the University of St. Gallen, Switzerland, and an M.B.A. from Harvard University. His term as a Director of the Company will expire in May 1999.

  ANDRZEJ OLECHOWSKI has served as a Director of the Company since its incorporation in December 1996. He has held several senior positions with the Polish government: from 1993 to 1995, he was Minister of Foreign

Affairs and in 1992 he was Minister of Finance. From 1992 to 1993, and again in 1995, he served as economic advisor to President Walesa. From 1991 to 1992, he was Secretary of State in the Ministry of Foreign Economic Relations and from 1989 to 1991 was Deputy Governor of the National Bank of Poland. At present Dr. Olechowski is Chairman of Central Europe Trust, Poland, a consulting firm. Since 1994, he has served as Chairman of the City Council in Wilanow, a district of Warsaw. His memberships include a number of public policy initiatives as well as International Advisory Boards of Goldman Sachs International, Creditanstalt, Banca Nazionale del Lavoro, International Finance Corporation, Textron and boards of various charitable and educational foundations. He received a Ph.D. in Economics in 1979 from the Central School of Planning and Statistics in Warsaw. His term as Director of the Company will expire in May 1998.

EXECUTIVE OFFICERS

  DENNIS H. DEPENBUSCH has been Vice President of the Company's Poland office since its inception in May 1995. From 1992 to 1995, Mr. Depenbusch was Director of Project Finance with Retirement Management Company in Lawrence, Kansas, a nationwide retirement community management company, where he structured various financing and acquisition strategies for housing projects. From 1990 to 1992, Mr. Depenbusch was a Senior Financial Analyst and Market Research Analyst for Payless ShoeSource, a leading distribution and retail chain. Mr. Depenbusch received a B.S. in Business Administration in 1985 and an M.B.A. in Finance in 1989 from the University of Kansas.

  BRUCE S. COLWILL has been Chief Financial Officer and Chief Accounting Officer of Euronet since May 1996. Mr. Colwill was employed as Assistant Controller and Financial Controller for the multinational food and beverage company, PepsiCo Trading Sp. z o.o. in Warsaw, Poland from 1994 to 1996. From 1989 to 1994, he was employed as an audit Manager and Senior Accountant with KPMG, an international public accounting firm, in both Poland and Canada. Mr. Colwill obtained his Canadian Chartered Accountants Designation in 1992. He received a B.B.A. in Accounting from Simon Fraser University in Canada in 1989.

  JEFFREY B. NEWMAN joined the Company as Vice President and General Counsel on January 31, 1997. Prior to this, he practiced law in Paris with the law firm of Salans Hertzfeld & Heilbronn and then with the Washington, D.C. based law firm of Arent Fox Kintner Plotkin & Kahn, PLLC, of which he had been a partner since 1993. He established the Budapest office of Arent Fox Kintner Plotkin & Kahn, PLLC in 1991 and has resided in Budapest since that time. He is a member of the Virginia, District of Columbia and Paris bars. He received a B.A. in Political Science and French from Ohio University and law degrees from Ohio State University and the University of Paris.

KEY EMPLOYEES

  ANTHONY M. FICARRA joined the company as Chief Information Officer in January 1998. Prior to this, he was with Bisys Inc., one of the top ten U.S. outsourcing firms for bank processing and ATM services, from 1983 to 1997 as Director National Operations (Banking), Vice-President (Electronic Financial Services), Eastern Region General Manager, and finally Senior Vice President/Chief Information Officer. From 1971 to 1983, he worked with Tymshare Inc., a financial services provider for the accounting industry, with the final post of Regional Vice President of the Dynatax Division. From 1969 to 1971, he was with the management and technical consulting firm Brandon Applied Systems in the final post of Executive Vice President/General Manager. He also previously worked with Thiokol Chemical Corporation from 1962 to 1966. Mr. Ficarra has a B.B.A. in Management from Florida International University.

  MIRO I. BERGMAN joined the Company in 1997 and is currently the Managing Director of the Company's Czech Republic operations. Prior to joining Euronet, he established a Colorado based company involved in international trade. From 1992 to 1996, Mr. Bergman was with First Bank System as Vice President responsible for the bank's off-premises ATM business of over 1,200 ATMs and served as a Manager of new co-brand card initiatives. From 1988 to 1992, Mr. Bergman worked for Citicorp--Diners Club in various card management and marketing positions. Mr. Bergman received a B.S. in Business Administration from the University of New York at Albany in 1984 and an M.B.A from Cornell University in 1988.

  THIERRY MICHEL joined the Company as Managing Director of Euronet's French subsidiary, EFT Services France S.A.S., in November 1997. Prior to this, he was Vice President of Business Development at GE Capital-Sovac, the French subsidiary of the financial services company, from 1994 to 1997. From 1990 to 1993, he was Vice President of Marketing and Sales at Robeco, a Dutch-based asset management company, and also Chief Information Officer from 1987 to 1990. From 1985 to 1987, he was Chief Information Officer at American Express travel-related services in France. Mr. Michel received a Masters degree in General Engineering from l'Ecole polytechnique in 1983, a Masters degree in Systems and Telecommunications from l'Ecole National Superieure de Telecommunication in 1985. In 1984 he received a Ph.D. in Economics from l'Universite de Paris.

  MATTHEW LANFORD was appointed Information Systems Director for Euronet in August 1996. He is responsible for systems design and development and ensuring that Euronet's technology is up-to-date and capable of supporting the rapid expansion of the Company. From 1989 to 1995, he worked as a programmer, project supervisor and lead programmer/analyst for Arksys, Inc., the supplier of the ITM/400 software on the AS/400, where he designed the network processing software currently being used by the Company. From February 1995 to August 1996, he worked as lead programmer/analyst for Associates Bancorp, Inc., a division of The Associates, an international consumer/commercial finance organization. Mr. Lanford has a B.S. in Computer Science from the University of Arkansas at Little Rock.

  WILLIAM BENKO joined Euronet in January 1997 in business development and became the Managing Director in July 1997. From May 1990 to January 1997, Mr Benko co-owned and operated a commercial real estate brokerage company and published a bi-weekly real estate magazine, R.E. Source, in Budapest, Hungary. From 1988 to 1990, Mr Benko owned and operated a computer leasing firm in Dallas, Texas and also worked with CIS Leasing Corporation, where he was responsible for marketing IBM mainframe equipment in an eight state area. From 1982 and 1988, he worked with StorageTek in Dallas. Mr. Benko has a B.A. in Economics from the University of Colorado.

  ROGER HEINZ joined the Company as Managing Director of the Euronet's German subsidiary, Euronet Services GmbH, in July 1997. From 1985 to 1997, Mr. Heinz was with NCR Germany and NCR Poland as Sales Manager and Sales and Operations Director. NCR is a leading manufacturer of ATM equipment.

  JOHN ROMNEY is Managing Director of Euronet's Croatian Subsidiary, EFT Uslege. Mr. Romney joined Euronet in February of 1997 and in April 1997 opened the Croatian office in Zagreb. From 1993 to 1997, Mr. Romney was a partner in and sales manager for the trading company Escalante Imports and was responsible for accounts in 20 states in the western United States. From 1989 to 1993, Mr. Romney worked for Peterson Consulting in Chicago where he specialized in performing financial analysis and cost allocation calculations for multi-party litigation. Mr. Romney received a B.S. degree in Finance from the University of Notre Dame in 1989.

  TIMOTHY A. FANNING has been Managing Director of Euronet's Romanian office since its inception in November 1997. Between August and November 1997, Mr. Fanning worked in Euronet's European Business Development group. Mr. Fanning was an associate with the Law Firm of McCarthy, Duffy, Neidhart & Snakard in 1997 prior to joining Euronet. From 1988 to 1993, Mr. Fanning was Manager of Syndications and Manager of Capital Markets with The Toronto-Dominion Bank in Chicago, Illinois, where he administered syndicated loans as well as interest rate and currency swaps. Mr. Fanning received a B.A. in Economics in 1988 and a law degree in 1996 from the University of Notre Dame.

EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding the compensation awarded or paid by the Company to its Chief Executive Officer and to the one other executive officer of the Company whose total annual salary and bonus equaled or exceeded $100,000 during the year ended December 31, 1997 (the "Named Executive Officers") for the periods indicated:

                          SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                    --------------------            -----------------------------------
                                                           OTHER    SECURITIES
                                                           ANNUAL   UNDERLYING  RESTRICTED              ALL OTHER
                                                          COMPEN-    OPTIONS/     STOCK         LTP      COMPEN-
NAME AND PRINCIPAL POSITION  PERIOD SALARY ($) BONUS ($) SATION ($) SAR'S (#)  AWARD(S) ($) PAYOUTS ($) SATION ($)
---------------------------  ------ ---------- --------- ---------- ---------- ------------ ----------- ----------
Michael J. Brown........      1997   100,000       $0        $0            --       --           --         --
 Chief Executive Officer      1996   100,000       $0        $0     1,149,890       --           --         --
Jeffrey B. Newman.......      1997   133,333      $0        $0         17,500       --           --         --
 Vice President and           1996        --       $0        $0        52,500       --           --         --
 General Counsel

OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides certain information concerning Options granted to the Named Executive Officers of the Company during the year ended December 31, 1997.

                               INDIVIDUAL GRANTS

                                                                               POTENTIAL REALIZABLE
                                            % OF TOTAL                           VALUE AT ASSUMED
                                 NUMBER OF   OPTIONS                           ANNUAL RATES OF STOCK
                                 SECURITIES GRANTED TO                          PRICE APPRECIATION
                                 UNDERLYING EMPLOYEES  EXERCISE                 FOR OPTION TERM (1)
                                  OPTIONS   IN FISCAL    PRICE    EXPIRATION   ----------------------
     NAME                         GRANTED      YEAR    PER SHARE     DATE        5% ($)    10% ($)
     ----                        ---------- ---------- --------- ------------- ---------- -----------
Michael J. Brown................       --       --          --              --         --         --
Jeffrey B. Newman...............   17,500      5.8%     $13.94   Apr. 22, 2007    153,419    388,793

--------
(1) Potential realizable value is based on the assumption that the shares appreciate at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. Those numbers are calculated based upon the requirements promulgated by the Commission and do not reflect any estimate by the Company of future price increases.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth certain information concerning Options exercised by the Named Executive Officers during the year ended December 31, 1997 and Options held by such individuals at December 31, 1997:

                                                                                      VALUE OF UNEXERCISED IN-
                                                       NUMBER OF SECURITIES                     THE-
                                                      UNDERLYING UNEXERCISED              MONEY OPTIONS AT
                           SHARES                  OPTIONS AT DECEMBER 31, 1997         DECEMBER 31, 1997 ($)
                         ACQUIRED ON     VALUE     --------------------------------   -------------------------
     NAME                 EXERCISE   REALIZED $(1)  EXERCISABLE      UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
     ----                ----------- -------------  -----------     ---------------   ----------- -------------
Michael J. Brown......     224,492     2,010,979            926,323               --   5,196,672          --
Jeffrey B. Newman.......        --            --             10,500           42,000      58,905     235,620

--------
(1) Based on the difference between the exercise price of the Options and the fair market value of the Common Stock on March 7, 1997 and December 1, 1997, which are the dates the Options were exercised.

COMPENSATION OF DIRECTORS

  The Company historically has not paid fees to its directors for attendance at meetings. Effective January 1, 1998, the Company pays each director a fee of $2,000 for each board meeting attended, a fee of $1,000 for each committee meeting attended, and a fee of $250 for participation in a telephonic meeting. In addition, each Director will receive options to purchase 1,000 shares of stock in accordance with the Company's Stock Option Plan if the Plan is consented to by the holders of a majority of the Company's outstanding Common Stock. The Company also reimburses directors for out-of-pocket expenses incurred in connection with the directors' attendance at meetings. Andrzej Olechowski is paid $4,000 for serving as a member of the Company's Advisory Board.

EMPLOYMENT AGREEMENTS

  Mr. Brown serves as the Chief Executive Officer, President and Chairman of the Board of the Company pursuant to an employment agreement dated December 17, 1996. Under the terms of his agreement, Mr. Brown is entitled to an annual salary of $100,000, subject to annual review and adjustments by the Board of Directors, and is reimbursed for all reasonable and proper business expenses incurred by him in the performance of his duties under the agreement. The terms of the agreement also provide that Mr. Brown will be entitled to fringe benefits and perquisites comparable to those provided to any or all of the Company's senior officers. The term of the agreement expires in December 1999. The term of the agreement, however, will be automatically extended on the same terms and conditions for successive periods of one year each unless declined by either party for any reason. In the event that Mr. Brown's employment with the Company is terminated by the Company for Cause (as defined in the agreement), or if Mr. Brown voluntarily terminates employment with the Company, he will be entitled to receive all compensation, benefits and reimbursable expenses accrued as of the date of such termination. In the event that Mr. Brown's employment with the Company is terminated by reason of death or Disability (as defined in the agreement), he (or his designated beneficiary) will be paid his annual salary at the rate then in effect for an additional one-year period. The agreement also contains certain non-competition, non-solicitation and non-disclosure covenants.

  The Company has also entered into employment agreements with Messrs. Henry, Depenbusch, Newman and Colwill, all of which expire in December 1999. The terms of these employment agreements are substantially similar to those contained in Mr. Brown's employment agreement.

STOCK OPTION PLANS

  Milestone Options. In accordance with a shareholders' agreement, dated February 15, 1996, as amended October 14, 1996 (the "Shareholders' Agreement"), the Company has reserved a total of 2,050,405 shares of Common Stock for issuance pursuant to stock options (the "Milestone Options") granted under the Shareholders' Agreement to Mr. Brown and Mr. Henry, as well as certain other key employees of the Company. The Milestone Options are subject to the provisions of the Euronet Long-Term Incentive Stock Option Plan. See "--The Long-Term Incentive Plan." The Milestone Options granted to Mr. Brown, Mr. Henry and Mr. Depenbusch have an exercise price equal to $2.14 per share and vest and become exercisable upon the earlier of October 14, 2006, or the date on which any one or more of the three performance goals described in the Shareholders' Agreement is attained. One-third of the Milestone Options vest upon the occurrence of each milestone. The Milestone Options granted to Mr. Brown, Mr. Henry and Mr. Depenbusch are fully vested and exercisable. Milestone Options allocated at Mr. Brown's discretion to other management and key employees also have an exercise price of $2.14 per share and become exercisable in three equal installments between 1997 and 2000. See "Certain Transactions."

  The Long-Term Incentive Plan. The Euronet Long-Term Incentive Stock Option Plan (the "Plan") was adopted by the Company on December 17, 1996. Pursuant to the provisions of the Plan, employees and consultants of the Company may be offered the opportunity to acquire shares of Common Stock by the grant of non-qualified stock options ("Options"). A total of 1,299,550 shares of Common Stock have been reserved for issuance pursuant to Options under the Plan. Options to purchase shares of Common Stock of the Company may be granted to eligible employees and consultants, as determined by the Board of Directors, in amounts reflecting the employee's or consultant's employment responsibilities and level of performance. The Options vest in five equal annual installments of 20% of the grant, and have a term of ten years from grant date. Once vested, the Options may be exercised in whole or part. The Plan also incorporates various prior grants of Milestone Options under the Shareholders' Agreement. In addition to Milestone Options, as of the date of this Prospectus non-qualified stock options have been granted to certain employees of the Company, including 440,440 Options to Mr. Henry, 287,000 to Mr. Depenbusch and 335,510 in the aggregate to other key employees. The Company is considering the adoption of a new stock option plan pursuant to which options to purchase 2,000,000 shares of Common Stock may be granted to directors, officers, employees and consultants of the Company. Such plan, which would be subject to stockholder approval, would provide for the issuance of incentive and non-qualified options the terms of which would be similar to those issued under the Plan.

  Determination of Option Exercise Price. The Company has granted the options described above at an exercise price based on the estimated fair market value of the underlying shares of Common Stock. Fair market value has been determined by taking into consideration the per share price at which the most recent sale of equity securities was made by the Company to new investors, with the exception of Milestone Options issued on October 14, 1996 and Incentive Stock Options issued in the last quarter of 1996, all with an exercise price of $2.14 per share. The fair market value of the shares underlying the options issued on October 14, 1996 and those issued during the last quarter of 1996 was determined to be $4.22 per share which is the cash price for the sale of shares in the third party purchase of shares in February 1997. Subsequent to the 1997 equity offer, the exercise price for option grants under the Plan is equal to the closing sale price on the NASDAQ National Market.

COMMITTEES OF THE BOARD OF DIRECTORS

  Audit Committee. The Directors have established an Audit Committee of independent Directors. The Audit Committee makes recommendations concerning the engagement of independent accountants, review with the independent accountants the plans and results of the audit engagement, approve professional services provided by the independent accountants, review the independence of the independent accountants, consider the range of the audit and non-audit fees and review the adequacy of the Company's internal accounting controls. In addition, the Audit Committee will be responsible for reviewing and overseeing transactions between the Company and related parties or affiliated companies. Thomas A. McDonnell, Steven J. Buckley and Nicholas
B. Callinan are members of the Audit Committee.

  Compensation Committee. The Directors have established a Compensation Committee with a majority of independent Directors, which makes determinations with respect to salaries and bonuses payable to the Company's Executive Officers and will administer the Company's stock option plan. Michael J. Brown, Thomas A. McDonnell, Steven J. Buckley and Nicholas B. Callinan are the current members of the Compensation Committee. Mr. Brown does not participate in decisions regarding his own compensation.

  Stock Option Committee. The Directors have established a Stock Option Committee, which makes determinations with respect to grants of options to officers and employees of the Company. Thomas A. McDonnell and Steven J. Buckley are members of this Committee.

                             CERTAIN TRANSACTIONS

 FINANCINGS

  Between June 22, 1994 and the present, the Company and its existing shareholders engaged in several transactions to provide the Company (including its predecessors and operating subsidiaries) with necessary financing. These transactions are summarized below. For the convenience of the reader all amounts of capital contributions made in Hungarian forints have been translated into U.S. dollars at the official middle rate established by the National Bank of Hungary on the date such capital contributions were made and all amounts of capital contributions made in Polish zlotys have been translated into U.S. dollars at the exchange rate quoted by the National Bank of Poland at noon on the date such capital contributions were made.

  Formation of the Company. Bank Access 24 Kft. ("Bank 24"), the predecessor of the Hungarian operating subsidiary of the Company, was established on June 22, 1994 by Michael Brown and Daniel Henry, both of whom are Directors of the Company. Mr. Brown received a 90% equity interest in Bank 24 in consideration for a contribution of $9,000 and Mr. Henry received a 10% interest in consideration of a contribution of $1,000.

  Original Joint Venture Agreement. On July 19, 1994 a Joint Venture Agreement (the "Original JVA") was entered into by Mr. Brown and DST Systems, Inc., Euroventures (Hungary) B.V. ("Euroventures"), Mark Callegari, Larry Maddox and Lawrence Schwartz. The Original JVA provided that the parties to the Original JVA would contribute capital to Bank 24 in exchange for ownership interests in Bank 24 in the following amounts:

                                                           CAPITAL    PERCENTAGE
                        SHAREHOLDER                      CONTRIBUTION OWNERSHIP
                        -----------                      ------------ ----------
   Michael Brown........................................  $  990,000    42.74%
   DST Systems, Inc.....................................  $1,000,000    34.72%
   Euroventures.........................................  $  300,000    10.42%
   Mark Callegari.......................................  $  200,000     6.93%
   Lawrence Schwartz....................................  $   50,000     1.74%
   Larry Maddox.........................................  $  100,000     3.74%

  Pursuant to the Original JVA, Mr. Henry transferred his 10% interest in Bank 24 to Mr. Brown for a purchase price equal to $1,000. At the time of the Original JVA, Mr. Brown was granted an additional 8% equity interest in Bank 24 at no cost.

  Capital Increase and Amendment of Original JVA. On February 20, 1995, the Original JVA was amended by an Amended and Restated Joint Venture Agreement (the "Amended JVA") under which a new shareholder, the Hungarian-American Enterprise Fund ("HAEF"), and Euroventures agreed to purchase from a third party 100% of the equity interests in SatComNet Kft., which is now a subsidiary of the Company ("SatComNet"). HAEF acquired an 89% interest in SatComNet for a purchase price of $439,000 and Euroventures purchased an 11% interest in SatComNet for $52,000. Under the Amended JVA, HAEF also agreed to contribute $611,000 to Bank 24, Euroventures agreed to contribute $148,000 and a new shareholder, Hi-Care Trade and Development Company ("Hi-Care") agreed to contribute $197,000.

  The shareholders of SatComNet and Bank 24 exchanged their interests held in such companies to create identical ownership of the two companies, as follows:

                                                                      PERCENTAGE
                              SHAREHOLDER                             OWNERSHIP
                              -----------                             ----------
   Michael Brown.....................................................    30.29%
   DST Systems, Inc..................................................    22.49%
   HAEF..............................................................    23.61%
   Euroventures......................................................    11.24%
   Hi-Care...........................................................     4.50%
   Mark Callegari....................................................     4.50%
   Larry Maddox......................................................     2.25%
   Lawrence Schwartz.................................................     1.12%
                                                                        ------
     Total...........................................................   100.00%
                                                                        ======

  Bank 24 was then transformed into an "Rt.", a different form of Hungarian corporate entity.

  Under the Amended JVA, Mr. Henry was granted an option to purchase up to 6% of the shares of each of Bank 24 and SatComNet for a total purchase price of $246,000.

  Hi-Care entered into a lease with Bank 24 effective as of September 10, 1994 for the Company's current offices in Budapest. The entire amount contributed to the capital of Bank 24 by Hi-Care under the Amended JVA was immediately paid out to Hi-Care as a payment under such lease.

  Loans from Mr. Michael J. Brown. Mr. Brown established the Company's Polish operating subsidiary, Bankomat 24/Euronet Sp. z o.o. ("Bankomat"), on August 8, 1995. Upon its formation, Mr. Brown contributed $2,000 to Bankomat and was the sole interest holder of Bankomat. A capital increase in the amount of $61,000 was made on December 7, 1995. On August 31, 1995, Mr. Brown agreed to make revolving loans in the amount $125,000 to Bankomat at a rate of interest of 10% per year. The amount of such loans was increased to $195,000 as of May 21, 1996. As of December 31, 1996, $262,000 was outstanding under such loans and other loans made by Mr. Brown to the Company consisting of $67,000 in loans at an interest rate of 10% relating to the establishment of Bankomat. Such loans were repaid in 1997 by application of the proceeds of the Company's 1997 equity offering.

  Formation of Euronet Holding N.V. On February 15, 1996 the shareholders in Bank 24 and SatComNet and Hi-Care (the "Original Investors") terminated the Amended JVA and entered into the Shareholders' Agreement reorganizing the ownership of Bank 24, SatComNet and Bankomat. Under the Shareholders' Agreement, the Original Investors contributed all of their shares and interests in Bank 24, SatComNet and Bankomat to Euronet Holding N.V., which was established on March 27, 1996 as a holding company. In addition, four new shareholders made cash contributions to the capital of Euronet Holding N.V in exchange for preferred stock of Euronet Holding N.V., as follows:

                                                            NUMBER OF SHARES
                                            CONTRIBUTION   OF PREFERRED STOCK
             NEW SHAREHOLDERS                COMMITMENT  OF EURONET HOLDING N.V.
             ----------------               ------------ -----------------------
Advent Private Equity Fund CELP............  $1,250,000           875,000
Hungarian Private Equity Fund..............  $  500,000           350,000
Poland Investment Fund.....................  $1,250,000           875,000
Poland Partners L.P........................  $3,000,000         2,100,000

  Concurrently with these transactions, Euroventures purchased the shares and interests of Hi-Care in Bank 24 and SatComNet.

  The Shareholders' Agreement provided that the Original Investors and management of Euronet Holding N.V. would be granted certain awards of preferred shares, and in the case of Mr. Brown, Common Shares, of Euronet Holding N.V. in consideration of the payment of the par value ($0.02) of such shares if certain goals ("Milestones") were attained by the Company (the "Milestone Awards"). Specifically, the following Original Investors were to receive the following amounts of preferred shares or Common Shares of Euronet Holding N.V.:

                                                                NUMBER OF SHARES
            ORIGINAL INVESTOR OR MANAGEMENT MEMBER               TO BE AWARDED
            --------------------------------------              ----------------
Michael Brown.................................................. up to 1,117,620
DST Systems, Inc...............................................   up to 258,300
HAEF...........................................................   up to 271,110
Euroventures...................................................   up to 180,810
Mark Callegari.................................................    up to 51,597
Larry Maddox...................................................    up to 25,802
Lawrence Schwartz..............................................    up to 12,901
Daniel Henry...................................................   up to 593,670

  Pursuant to the Shareholders' Agreement, Euronet Holding N.V. was entitled to call a "standby round" of investment from DST Systems, Inc., Poland Partners L.P., Hungarian Private Equity Fund and the Advent Private Equity Fund CELP of up to $3,000,000 in the aggregate from such shareholders at a per share price of $2.14 for one tranche and $10.00 per share for a second tranche subject to certain conditions. The first tranche of this standby round was called on November 26, 1996 and 466,669 Series B convertible preferred shares of Euronet Holding N.V. were issued in exchange for $1 million. The Company's right to call the remainder of the standby round commitment terminated on the termination of the Shareholders' Agreement which occurred on March 7, 1997 in connection with the equity offering.

  In addition, the Shareholders' Agreement provided that Mr. Brown would be reimbursed by the shareholders for up to $100,000 for expenses incurred from December 1994 to May 1995, and by the Company for expenses incurred from June 1, 1995 to March 27, 1996 relating to the establishment of Bankomat. On October 11, 1996, Euronet Holding N.V. adopted a revision to its Articles of Association effecting a ten for one stock split.

  On October 14, 1996, the Shareholders' Agreement was amended (the "First Amendment") and the Milestone Award arrangements were modified to provide for two different types of grants:

    (i) Milestone Awards of preferred shares of Euronet Holding N.V. in exchange for payment of par value ($0.02), to all Original Investors except Mr. Brown;

    (ii) Options to purchase Common Shares and preferred stock of Euronet Holding N.V. to Mr. Brown, and options to purchase preferred shares of Euronet Holding N.V. to Mr. Henry, Mr. Depenbusch and certain other employees of the group at a purchase price of $2.14 per share ("Milestone Options"). The number of shares of Euronet Holding N.V. subject to these option arrangements was increased as compared with the amounts that were to be awarded under the Shareholder's Agreement to take into account the fact that consideration was now to be paid for such shares. The following numbers of Milestone Options were granted to directors and officers of the
  Company: Michael Brown (1,149,890 of Common Shares and preferred stock of Euronet Holding N.V.); Daniel Henry (599,340 preferred shares of Euronet Holding N.V.); and Dennis Depenbusch (226,450 preferred shares of Euronet Holding N.V.).

  All Milestone Awards of Common Shares of Euronet Holding N.V. became effective as of the closing of the 1997 equity offering and all Milestone Options became vested upon the closing of the offering, with the exception of 49,819 Options to certain key employees which will vest equally in March of 1998 and 1999. See "Management--Stock Option Plans."

  The Reorganization. In December 1996, the Company, shareholders and optionholders of Euronet Holding N.V. entered into an Exchange Agreement pursuant to which (i) 10,296,076 shares of Common Stock were to be issued to the shareholders of Euronet Holding N.V. in exchange for all of the Common Shares of Euronet Holding N.V., (ii) options to acquire 3,113,355 shares of Common Stock were to be granted to the holders of options to acquire 3,113,355 Common Shares of Euronet Holding N.V. in exchange for all of such options and (iii) awards with respect to 800,520 shares of Common Stock were to be issued to the holders of awards with respect to 800,520 preferred shares of Euronet Holding N.V. in exchange for all such awards. The exchange became effective as of March 6, 1997, the date of the execution of the underwriting agreement in connection with the Company's 1997 equity offering.

  GE Capital Investment. On January 31, 1997, the Company signed a subscription agreement (the "Subscription Agreement") with General Electric Capital Corporation ("GE Capital") pursuant to which GE Capital agreed to subscribe for preferred stock of Euronet Holding N.V. for an aggregate purchase price of $3 million which entitled GE Capital to receive 710,507 shares of Common Stock of the Company in connection with the Reorganization, resulting in a per share purchase price of $4.22. Under a "claw back" option, the Company retained the right to repurchase up to 292,607 of such shares for nominal consideration in the event of a public or private offering of the Company's Common Stock, if the Company was attributed a valuation that is higher than that used for purposes of the Subscription Agreement, including the 1997 equity offering. The conditions for the exercise of this option were met and the Company exercised this option on June 16, 1997. The Company repurchased all 292,607 shares from GE Capital for a price of approximately $4,000. These shares are currently held in treasury.

  The Subscription Agreement also included certain reciprocal rights of the parties to act as preferred providers of services to each other in Poland, Hungary, the Czech Republic, Germany and Austria. In particular, the Company is a preferred provider of outsourced ATM services to certain banks affiliated with GE Capital and GE Capital is a preferred provider of equipment financing and satellite telecommunications to the Company.

  Initial Public Offering. On March 7, 1997, the Company completed an initial public offering of its Common Shares. The following transactions occurred in connection with the offering:

    (i) the Reorganization became effective;

    (ii) the Shareholders' Agreement was terminated;

    (iii) Michael Brown exercised Milestone Options to purchase 149,492 shares and sold them in the offering together with 205,023 shares which he held directly prior to the offering, resulting in total net proceeds to him of approximately $4,226,000.

    (iv) Daniel Henry exercised Milestone and Incentive options to purchase 103,985 shares of the Company's stock and sold them in the offering, resulting in net proceeds to him of approximately $1,174,000.

    (v) Dennis Depenbusch exercised Milestone and Incentive options to purchase 51,345 shares of the Company's stock and sold them in the offering, resulting in net proceeds to him of approximately $569,000.

    (vi) all of the shareholders of the Company as of March 6, 1997 except DST Systems, Inc. sold 25% of the shares held as of that time, including the following shareholders who held over 10% of the shares prior to the offering: Michael J. Brown; HAEF, which sold 350,753 shares for total net proceeds of approximately $4,493,000; and Poland Partners which sold 525,000 shares for total net proceeds of approximately $6,733,000.

    (vii) the Company issued and sold in the offering a total of 3,833,650 shares, including 795,000 shares which were purchased by the underwriters pursuant to their over-allotment option. Total net proceeds to the Company in the offering were approximately $47,857,000.

  ATM Purchase Option. On March 10, 1995, Bank 24 entered into a Master Rental Agreement with HFT Corporation ("HFT") pursuant to which HFT agreed to lease ATM machines to Bank 24 pursuant to operating leases which are treated, for U.S. GAAP purposes only, as capital leases. On the same date, HFT granted an option to purchase the ATM machines which were the subject of this Master Rental Agreement to Windham

Technologies, a company controlled by Michael Brown and Mark Callegari. On March 25, 1995, Windham Technologies executed a unilateral undertaking (the "Undertaking") to sell such machines to Bank 24 for a purchase price which was equal to the price paid by Windham, plus incidental expenses. All ATMs operated by the Company are subject to this arrangement. As indicated in "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Company intends to restructure these arrangements as capital leases under Hungarian law and has recorded an accrual in this respect.

  Windham Technologies Inc. Windham Technologies Inc. ("Windham") holds the option to purchase certain ATMs at the end of the lease term. Windham is jointly owned by two shareholders of Euronet Holding N.V. Windham has signed an undertaking to contribute these assets to Euronet Holding N.V. at the end of the lease at a bargain purchase price of $1 plus incidental expenses.

  In addition, payments of $94,000, $425,000, $320,000 and $66,000 have been made for the years ended December 31, 1997, 1996 and 1995, for the period from June 22, 1994 (inception) through December 31, 1994, respectively, to Windham. These payments cover the services and related expenses of consultants seconded by Windham to Euronet Holding N.V. These services include AS400 computer expertise, bank marketing and management support.

  See "Description of Capital Stock--Registration Rights" for information regarding the right of certain directors or officers and their affiliates to require the Company to file a registration statement covering the public sale by such persons of the shares of common stock owned by them, and to pay all of the costs and expenses associated therewith, other than underwriting discounts and fees.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the shares of Common Stock in the Company as of February 15, 1998, by (i) each shareholder known by the Company to own beneficially more than 5% of the Common Stock and (ii) each Director and named Executive Officer of the Company and (iii) all Directors and Executive Officers of the Company as a group.

                                                       BENEFICIAL OWNERSHIP
                                                    ---------------------------
                                                    NUMBER OF    PERCENTAGE
                   STOCKHOLDER                      SHARES(1) OF OUTSTANDING(1)
                   -----------                      --------- -----------------
Directors and Named Executive Officers
  Michael J. Brown(2).............................  3,063,202       20.2%
  Daniel R. Henry(3)..............................    759,619        5.0%
  Jeffrey B. Newman(4)............................     14,000          *
  Bruce S. Colwill................................     16,058          *
  Dennis H. Depenbusch............................    289,905        1.9%
  Steven J. Buckley(5)............................      1,000          *
  Nicholas B. Callinan(6).........................      5,898          *
  Thomas A. McDonnell(7)..........................         --          *
  Andrzej Olechowski(8)...........................      1,400          *
  Eriberto R. Scocimara(9)........................         --          *
All directors and executive officers as a group (8
 persons).........................................  4,151,082       27.5%
Five Percent Holders
  DST Systems, Inc.(7)............................  1,178,797        7.8%
  333 West 11th Street
  Kansas City, Missouri 64105-1594
  Hungarian-American Enterprise Fund(9)...........    798,702        5.3%
  1 East Putman Avenue,
  Greenwich, Connecticut 06830
  Poland Investment Fund L.P.(6)(10)..............    737,268        4.9%
  Corporation Trust Center
  1209 Orange St.
  Wilmington, Delaware 19801
  Advent Partners L.P.(6)(10).....................     29,491          *
  101 Federal Street
  Boston, Massachusetts 02110
  Advent Private Equity Fund-Central Europe L.P.      707,777        4.7%
  (6)(10).........................................
  101 Federal Street
  Boston, Massachusetts 02110
  Hungarian Private Equity Fund L.P.(6)(10).......    294,910        1.9%
  101 Federal Street
  Boston, Massachusetts 02110
  Poland Partners L.P.(5).........................  1,769,446       11.7%
  c/o Corporation Trust Company
  1209 Orange Street
  Wilmington, Delaware 19801

--------
* The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding Shares.
(1) Calculations of percentage of beneficial ownership assumes the exercise by only the respective named stockholder of all options for the purchase of shares of Common Stock held by such stockholder which are exercisable within 60 days of February 15, 1998.
(2) Includes an aggregate of 926,323 shares of Common Stock issuable pursuant to options (including Milestone Options) exercisable within 60 days of February 15, 1998.
(3) Includes an aggregate of 689,619 shares of Common Stock issuable pursuant to options (including Milestone Options) exercisable within 60 days of February 15, 1998.
(4) Includes an aggregate of 14,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of February 15, 1998.
(5) Steven Buckley is also the President of Poland Partners L.P. Management Company, the advisor to Poland Partners L.P.

(6) Mr. Callinan's shares are held indirectly through his interest in Advent Partners L.P. Mr. Callinan is also Senior Vice President and Managing Director for Emerging Markets of Advent International Corporation.
(7)  Thomas A. McDonnell is also the President of DST Systems, Inc.
(8) Includes an aggregate of 1,400 shares of Common Stock issuable pursuant to options (including Milestone Options) exercisable within 60 days of February 15, 1998.
(9) Eriberto R. Scocimara is also the President and Chief Executive Officer of the Hungarian-American Enterprise Fund.
(10) These entities are affiliated through Advent International Corporation of which Mr. Callinan is Senior Vice President and Managing Director for Central and Eastern Europe. Such entities own in the aggregate 1,769,446 shares, which constitute approximately 11.7% of the outstanding shares.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of 30 million shares of Common Stock, par value $0.02 per share and 10 million shares of Preferred Stock, par value $0.02 per share. The following summary description of the capital stock of the Company does not purport to be complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part, and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to the rights of any holders of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. See "Dividend Policy" and "Description of Senior Discount Notes" regarding the limitation on the Company's right to declare and pay a dividend on its Preferred and Common Stock. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in the distribution of all assets remaining after payment of liabilities, subject to the rights of any holders of Preferred Stock. The holders of Common Stock have no preemptive rights to subscribe for additional shares of the Company and no right to convert their Common Stock into any other securities. In addition, there are no redemption or sinking fund provisions applicable to the Common Stock. All the outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

  The Board of Directors is authorized, without further action by the stockholders, to issue any or all shares of authorized Preferred Stock as a class without series or in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or impeding a change in control of the Company. As of the date of this Prospectus, the Company has not authorized the issuance of any Preferred Stock and there are no plans, agreements or understandings for the issuance of any shares of Preferred Stock.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

  Certain provisions of the Certificate of Incorporation and Bylaws of the Company summarized below may be deemed to have an anti-takeover effect and may delay, defer or make more difficult a takeover attempt that a stockholder might consider in its best interest. A change of control provision in the Indenture under which the Notes are to be issued also will delay or make more difficult a takeover attempt. See "Risk Factors--Anti- takeover Provisions" and "Description of Senior Discount Notes." Set forth below is a description of certain provisions of the Company's Certificate of Incorporation and Bylaws.

  The Certificate of Incorporation provides that the Board of Directors of the Company be divided into three classes of directors serving staggered three-year terms. The classes of directors will be as nearly equal in number as possible. Accordingly, approximately one-third of the company's Board of Directors will be elected each year. See "Management--Directors, Executive Officers and Other Key Employees." The Certificate of Incorporation provides that the number of directors will be determined by the Board of Directors.

  The Company's Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions may not limit the liability of directors under federal securities laws.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

  Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

REGISTRATION RIGHTS

  Pursuant to an agreement (the "Registration Rights Agreement") dated March 13, 1996, among Euronet Holding N.V. (the predecessor to the Company) and the following shareholders: Advent Private Equity Fund CELP, Poland Investment Fund, the Hungarian Private Equity Fund L.P., Poland Partners L.P., Michael J. Brown, Larry Maddox, Mark Callegari, Lawrence Schwartz, DST Systems, Inc., Euroventures and HAEF (each a "Holder" and collectively the "Holders"), the Holders and all other shareholders were granted certain rights with respect to the registration of their shares of Common Stock under the Securities Act.

  Under the terms of such agreement, Holders of no less than 12% of the shares of Common Stock of the Company can demand that the Company effect up to four registrations of the Common Stock under the Securities Act with respect to all or any portion of their shares provided that each demand relates to a registration of at least $4 million worth of Common Stock. The Company can delay such a demand for a period not in excess of 120 days, and not more than once in any 12 month period, if at the time of such demand the Company is in the process of preparing a registration statement for a public offering (other than a registration statement solely to implement an employee benefit plan or a transaction to which Rule 145 of the Securities Act is applicable) which is filed and becomes effective within 90 days after such demand.

  In addition, if the Company at any time initiates a registration under the Securities Act (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Securities Act is applicable), all shareholders are entitled to notice of such registrations and to include their shares of Common Stock in such registration subject to certain limitations.

  After the Company has qualified for use of Form S-3, all shareholders will have the right to request an unlimited number of registrations on Form S-3 (but the Holders as a group may not make more than two such requests in any given 12 month period and not more than four in the aggregate), provided that the aggregate offering price of such shareholder's shares of Common Stock exceeds $500,000 and the Company has initiated a proposed registration. The Company can delay such a request for a period not in excess of 120 days if at the time of such request the Company is in the process of preparing a registration statement for a public offering (other than a registration statement solely to implement an employee benefit plan or a transaction to which Rule 145 of the Securities Act is applicable) which is filed and becomes effective within 90 days after such request.

  In all cases the registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shareholders' shares to be included in such registration. The Company is required to bear the expenses of all such registrations, except for underwriters' fees, discounts and commissions. Registration rights are assignable to any assignee of at least 50% of shares conveyed who agrees to be bound by the terms and conditions of the Registration Rights Agreement within ten days of such assignment.

SHARES ELIGIBLE FOR FUTURE SALE

  As of the date of this Prospectus, the Company had 15,138,454 shares of Common Stock outstanding, of which 8,066,171 shares are held by persons who may be deemed to be affiliates of the Company. In addition, the Company had an aggregate of 3,415,555 options outstanding held by directors, officers and employees entitling the holders thereof to acquire an equal number of shares of Common Stock on exercise, of which an aggregate of 1,792,118 would be held by persons who may be deemed to be affiliates of the Company. Except as hereafter noted, the shares of Common Stock that may be issued on exercise of such options are freely tradeable in the public market. The public sale of the shares of Common Stock held by affiliates, or acquired by affiliates on exercise of options, is limited and such persons are either required to register such shares or to comply with Rule 144 of the General Rules and Regulations of the Securities Act of 1933 (the "Rule") which limits the number of shares that may be sold by any one person during each 90-day period. Affiliates also have the right, under certain circumstances, to require the Company to register such sales for public sale. The sale of a substantial amount of shares of Common Stock in the public market, or even the potential of such sale, could adversely affect the market price of the Common Stock and the Company's ability to sell shares of Common Stock in the future. See "-- Registration Rights."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is State Street Bank and Trust Company.

                           DESCRIPTION OF THE UNITS

  Each Unit offered hereby consists of DM1,000 principal amount at maturity of Notes and three Warrants, each Warrant initially entitling the holder thereof to purchase 1.05 shares of Common Stock. The Notes and Warrants will be separately transferable immediately upon the date of closing of the Units Offering.

                           DESCRIPTION OF THE NOTES

  The Notes offered hereby will be issued under an indenture to be dated as of June 22, 1998 (the "Indenture") between the Issuer and State Street Bank and Trust Company, as trustee (the "Trustee") which will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Notes and the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture through the incorporation by reference of the Trust Indenture Act. Copies of the Indenture are available upon request from the Issuer or the Trustee. For definitions of certain capitalized terms used in this summary, see "--Certain Definitions" below.

GENERAL

  The Notes will mature on July 1, 2006, will be limited to DM243,211,000 million aggregate principal amount at maturity and will be senior, unsecured obligations of the Issuer. The issue price of the Notes (for purposes of calculating Accreted Value) will be DM616.75 per DM1,000 principal amount at maturity of the Notes.

  The Indenture does not contain any provisions requiring the Issuer to pay any additional amounts to holders of Notes with respect to any deductions or withholding that may be required in respect of any present or future taxes, assessments or other governmental charges of the United States. See "Certain United States Federal Income Tax Considerations -- Information Report and Backup Withholding."

  Application has been made to list the Notes on the Luxembourg Stock
Exchange.

INTEREST

  The Notes are being offered at a substantial discount from their principal amount at maturity. Although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accrues from the Issue Date, no cash interest will be payable on the Notes prior to January 1, 2003. Each Note will bear cash interest at the rate set forth on the cover page hereof from July 1, 2002 or from the most recent interest payment date (each, an "Interest Payment Date") to which interest has been paid or duly provided for, payable on January 1 and July 1 in each year until the principal thereof is paid or duly provided for to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the December 15 or June 15 next preceding such Interest Payment Date. Based on the foregoing, the yield to maturity of each Note will be 12 3/8% (computed on a semiannual bond equivalent basis). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If the Issuer defaults on any payment of principal, whether at maturity, redemption or otherwise, interest will continue to accrue and, to the extent permitted by law, cash interest will accrue on overdue installments of interest at the rate of interest borne by the Notes.

FORM OF NOTES

  The Notes will be represented by two permanent global notes (the "Global Notes"), without coupons, in denominations of DM1,000 and integral multiples thereof. Notes sold outside the United States will be represented by a single, permanent global Note in bearer form, deposited with DBC (the "DBC Global Note"), which will represent the Notes held by account holders in DBC, including such Notes held through Euroclear and Cedel, each of which has an account with DBC. Notes sold to U.S. investors (and others requesting registered Notes) will be represented by a permanent global Note in registered form deposited with a custodian for, and registered in the name of, DTC or its nominee (the "DTC Global Note"). Except as set forth in "Description of Book-Entry System; Payment; Transfers", owners of beneficial interests in the Global Notes will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

PAYMENT CURRENCY

  The Issuer will make payment of any amounts owing in respect of the Global Notes to DBC or Cede & Co., the nominee of DTC, as holder of the DBC Global Note and the DTC Global Note, respectively, through Paying Agents (as defined below) appointed under the Indenture and will pay amounts to the Paying Agents in Deutsche Marks. State Street Bank and Trust Company will act as paying agent in respect of the Notes represented by the DTC Global Note (the "U.S. Paying Agent") and State Street Bank and Trust Company or its affiliate will act as a foreign exchange dealer for purposes of converting Deutsche Marks to U.S. dollars. The amounts owing in respect of the Global Notes that will be converted into U.S. dollars will depend upon the election of the holders of interests in the DTC Global Note as to whether to receive payment of principal and interest in Deutsche Marks. All holders of interests in the DBC Global Note (including holders through Euroclear and Cedel) will receive Deutsche Marks in respect of payments of principal and interest. All holders of interests in the DTC Global Note will receive U.S. dollars in respect of payments of principal and interest unless they elect to receive such payments in Deutsche Marks by following the procedure set forth in the Indenture. See "Description of Book-Entry System; Payment; Transfers--Payment."

SUBSTITUTION OF CURRENCY

  Although there can be no assurance that a single European currency will be adopted or, if adopted, on what time schedule, the Treaty on the European Union provides for the introduction of the Euro in substitution for the national currencies of the member states which adopt the Euro. If the Federal Republic of Germany adopts the Euro, the regulations of the European Commission relating to the Euro shall apply to the Notes and the Indenture. The circumstances and consequences described in this paragraph entitle neither the Issuer nor any holders of Notes to early redemption, rescission, notice, repudiation, adjustment or renegotiation of the terms and conditions of the Notes or the Indenture or to raise other defenses or to request any compensation claim, nor will they affect any of the other obligations of the Issuer under the Notes and the Indenture.

RANKING

  The Indebtedness evidenced by the Notes will rank pari passu in right of payment with all other existing and future senior unsecured obligations of the Issuer (except for any obligations preferred by law) and senior in right of payment to all future obligations of the Issuer expressly subordinated in right of payment to the Notes. As of March 31, 1998, after giving pro forma effect to the Offering and the application of the net proceeds therefrom, the Indebtedness of the Issuer would have been approximately $83.5 million, of which $3.3 million would have been secured Indebtedness. Subject to certain limitations, the Issuer may incur additional Indebtedness in the future, including secured Indebtedness.

  The Issuer is a holding company with no direct operations and no significant assets other than the stock of its subsidiaries. The Issuer will be dependent on the cash flow of its subsidiaries to meet its obligations, including the payment of interest and principal on the Notes. Its subsidiaries are separate legal entities that have no obligations to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Because its subsidiaries will not guarantee the payment of the principal or interest on the Notes, any right of the Issuer to receive assets of its subsidiaries upon its liquidation or reorganization (and the consequent right of holders of the Notes to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of its subsidiaries (including trade creditors and holders of indebtedness of such subsidiary), except if and to the extent the Issuer is itself a creditor of its subsidiaries, in which case the claims of the Issuer may still be effectively subordinated to any security interest in the assets of its subsidiaries held by other creditors. Accordingly, after giving effect to the sale of the Notes and the application of the net proceeds therefrom, as of March 31, 1998, holders of the Notes would have been effectively subordinated to $8.6 million of indebtedness of subsidiaries of the Issuer. For a discussion of certain adverse consequences of the Issuer being a holding Issuer and of the terms of certain existing and potential future indebtedness of the Issuer and its subsidiaries, see "Risk Factors--Holding Company Structure; Reliance on Subsidiaries for Distributions to Repay Notes."

SINKING FUND

  The Notes will not be entitled to the benefit of any sinking fund.

REDEMPTION

  The Notes will be redeemable, at the option of the Issuer, in whole at any time or from time to time in part, on or after July 1, 2002 on not less than 30 nor more than 60 days' prior notice at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, together with accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning on July 1 of the years indicated below (subject to the right of holders of record on relevant record dates to receive interest due on a relevant Interest Payment Date):

                                                                      REDEMPTION
      YEAR                                                              PRICE
      ----                                                            ----------
      2002...........................................................  106.188%
      2003...........................................................  104.125
      2004...........................................................  102.063
      2005 and thereafter............................................  100.000

  At any time or from time to time prior to June 15, 2001 the Issuer may redeem within 60 days of one or more Equity Offerings up to 33 1/3% of the aggregate principal amount at maturity of the originally issued Notes with all or a portion of the net proceeds of such offering, at a redemption price equal to 112.375% of the Accreted Value thereof as of the redemption date, together with accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on relevant Interest Payment Dates); provided that immediately after giving effect to any such redemption, at least 66 2/3% aggregate principal amount at maturity of the originally issued Notes remains outstanding.

  In addition, (i) upon the occurrence of a Change of Control, each holder of Notes shall have the right to require that the Issuer purchase such holder's Notes, in whole or in part and in integral multiples of DM1,000 principal amount at maturity, at a purchase price of 101% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the date of redemption, and (ii) upon the occurrence of an Asset Sale, the Issuer may be obligated to make an offer to purchase all or a portion of the outstanding Notes at a price of 100% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the date of purchase (in each case, subject to the right of holders of record on relevant record dates to receive interest due on relevant Interest Payment Dates). See "--Certain Covenants--Purchase of Notes upon a Change of Control" and "--Limitation on Sale of Assets," respectively. The occurrence of any Change in Control will be announced in a daily newspaper of general circulation in Luxembourg which is expected to be the Luxembourg Wort.

  If less than all the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee with any applicable rules of the securities exchange, if any, on which the Notes are listed or, if there are no applicable rules, on a pro rata basis, by lot or by such other method as such Trustee will deem fair and appropriate; provided, however, that no Note of DM1,000 in principal amount at maturity or less will be redeemed in part. Notice of redemption will be mailed, first-class postage prepaid, and otherwise in accordance with the procedures set forth under "--Notices," at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, cash interest, or original issue discount, as the case may be, will cease to accrue on Notes or portions thereof called for redemption and accepted for payment.

CERTAIN COVENANTS

  The Indenture will contain, among others, the following covenants:

  Limitation on Additional Indebtedness. The Issuer will not, and will not permit any Restricted Subsidiary to Incur any Indebtedness (including any Acquired Indebtedness), except for Permitted Indebtedness; provided that the Issuer will be permitted to Incur Indebtedness if after giving pro forma effect to such Incurrence (including the application of the net proceeds therefrom), the ratio of (x) Total Consolidated Indebtedness outstanding as of the date of such Incurrence to (y) Annualized Pro Forma Consolidated Operating Cash Flow for the latest fiscal quarter for which consolidated financial statements of the Issuer are available preceding the date of such Incurrence would be greater than zero and less than or equal to (i) 6.0 to 1 if the Indebtedness is Incurred prior to December 31, 1999 or (ii) 5.0 to 1 if the Indebtedness is Incurred on or after December 31, 1999.

  In making the foregoing calculation, pro forma effect will be given to: (i) the Incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was Incurred, and the application of such proceeds occurred, on the first day of the latest fiscal quarter for which consolidated financial statements of the Issuer are available immediately preceding the date of the Incurrence of such Indebtedness, (ii) the Incurrence, repayment or retirement of any other Indebtedness by the Issuer and its Restricted Subsidiaries since the first day of such fiscal quarter as if such Indebtedness were Incurred, repaid or retired on the first day of such fiscal quarter (except that, in making such calculation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such fiscal quarter) and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Issuer or its Restricted Subsidiaries, as the case may be, since the first day of such fiscal quarter, as if such acquisition or disposition occurred on the first day of such fiscal quarter.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness or any portion thereof meets the criteria of more than one of the types of Indebtedness the Issuer or any Restricted Subsidiary is permitted to Incur, the Issuer will have the right, in its sole discretion, to classify such item of Indebtedness or portion thereof at the time of the Incurrence and will only be required to include the amount and type of such Indebtedness or portion thereof under the clause permitting the Indebtedness so classified.

  Limitation on Restricted Payments. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

    (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Issuer (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock);

    (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock of the Issuer or any Capital Stock of any Affiliate of the Issuer (other than Capital Stock of any Wholly Owned Restricted Subsidiary) or any options, warrants or other rights to acquire such shares of Capital Stock;

    (iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness (other than any Subordinated Indebtedness owed to and held by a Restricted Subsidiary);

    (iv) make any Investment (other than any Permitted Investment and subject to the provisions of the "Limitation on Investments in Unrestricted Subsidiaries" covenant);

    (v) create or assume any guarantee of Indebtedness of any Affiliate of the Issuer (other than (i) guarantees of any Indebtedness of any Wholly Owned Restricted Subsidiary by the Issuer or any Restricted Subsidiary or
  (ii) the guarantees of the Notes by any Restricted Subsidiary); or

    (vi) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than the Issuer or any of its Wholly Owned Restricted Subsidiaries or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis);

(such payments or other actions described in (but not excluded from) clauses
(i) through (vi) are collectively referred to as "Restricted Payments"), unless: (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;
(2) immediately after giving effect to such Restricted Payment, the Issuer could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Additional Indebtedness" covenant; and (3) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the date of the Indenture would not exceed an amount equal to the sum of:

    (A) 50% of cumulative Consolidated Adjusted Net Income (or, if the Consolidated Adjusted Net Income is a deficit, minus 100% of the amount of such deficit) of the Issuer during the period (taken as a single accounting period) beginning on the first day of the fiscal quarter of the Issuer beginning after the date of the Indenture and ending on the last day of the last full fiscal quarter immediately preceding the date of such Restricted Payment for which quarterly or annual consolidated financial statements of the Issuer are available; plus

    (B) the aggregate Net Cash Proceeds received by the Issuer on or after the date of the Indenture as capital contributions or from the issuance or sale (other than to any Subsidiary) of shares of Qualified Capital Stock of the Issuer (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of Qualified Capital Stock of the Issuer; plus

    (C) the aggregate Net Cash Proceeds received after the date of the Indenture by the Issuer from the issuance or sale (other than to any Subsidiary) of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Issuer, together with the aggregate net cash proceeds received by the Issuer at the time of such conversion or exchange; plus

    (D) to the extent not otherwise included in the Consolidated Adjusted Net Income of the Issuer, an amount equal to the sum of (i) the net reduction in Investments in any Person (other than Permitted Investments) resulting from the payment in cash of dividends, repayments of loans or advances or other transfers of assets, in each case to the Issuer or any Restricted Subsidiary after the date of the Indenture from such Person and (ii) the portion (proportionate to the Issuers equity interest in such Subsidiary) of the fair market value of the net assets of any Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that in the case of (i) or (ii) above the foregoing sum shall not exceed the amount of Investments previously made (and treated as a Restricted Payment) by the Issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

  (b) Notwithstanding paragraph (a) above, the Issuer and any Restricted Subsidiary may take the following actions so long as (with respect to clauses
(ii), (iii), (iv), (v) and (vi) below) no Default or Event of Default shall have occurred and be continuing:

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such dividend would have complied with the provisions of paragraph (a) above and such payment will be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) above;

    (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Issuer, in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Capital Stock of the Issuer;

    (iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of shares of Qualified Capital Stock of the Issuer;

    (iv) the purchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof, together with accrued interest, if any, thereof in the event of a Change of Control in accordance with provisions similar to the "Purchase of Notes upon a Change of Control" covenant; provided that prior to such purchase the Issuer has made the Change of Control Offer as provided in such covenant with respect to the Notes and has purchased all Notes validly tendered for payment in connection with such Change of Control Offer;

    (v) Investments constituting Restricted Payments made as the result of the receipt of non-cash consideration from any Asset Sale made in compliance with the "Limitation on Sale of Assets" covenant; and

    (vi) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Subsidiary) of, new Subordinated Indebtedness so long as (A) the principal amount of such new Subordinated Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Subordinated Indebtedness being refinanced or the amount of any premium reasonably determined by the Issuer as necessary to accomplish such refinancing, plus, in either case, the amount of expenses of the Issuer incurred in connection with such refinancing, (B) such new Subordinated Indebtedness is subordinated to the Notes to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired and (C) such new Subordinated Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Notes.

The actions described in clauses (i), (ii), (iii) and (iv) of this paragraph
(b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph
(a) and the actions described in clauses (v) and (vi) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) above.

  Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Issuer will not, and will not permit any Restricted Subsidiary to, issue or sell any Capital Stock of a Restricted Subsidiary (other than to the Issuer or a Wholly Owned Restricted Subsidiary) other than Permitted Capital Stock Sales; provided, however, that this covenant shall not prohibit (i) the ownership by directors of directors' qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law, (ii) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Issuer or any Restricted Subsidiary in compliance with the "Limitation on Sale of Assets" covenant.

  Limitation on Transactions with Affiliates. (a) The Issuer will not, and will not permit any Restricted Subsidiary to enter into or suffer to exist, directly or indirectly, any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Issuer or any Restricted Subsidiary unless (i) such transaction or series of related transactions are on terms that are no less favorable to the Issuer, or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's-length transaction with unrelated third parties who are not Affiliates, (ii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $1.0 million (or to the extent not denominated in U.S. dollars, the U.S. Dollar Equivalent thereof), the Issuer will deliver an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above; (iii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $5.0 million (or, to the extent not denominated in U.S. dollars, the U.S. Dollar Equivalent thereof), the Issuer will deliver an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above and has been approved by a majority of the Disinterested Directors of the Board of Directors of the Issuer, or the Issuer shall deliver to the Trustee a written opinion from an internationally recognized investment banking firm to the effect that such transaction or series of related transactions is fair to the Issuer or such Restricted Subsidiary, as the case may be, from a financial point of view and (iv) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $10.0 million (or to the extent not denominated in U.S. dollars, the U.S. Dollar Equivalent thereof), the Issuer shall deliver to the Trustee a written opinion from an internationally recognized investment banking firm to the effect that such transaction or series of related transactions is fair to the Issuer or such Restricted Subsidiary, as the case may be, from a financial point of view; provided, however, that this provision will not restrict (1) any transaction or series of related transactions among the Issuer and Restricted Subsidiaries or among Restricted Subsidiaries, (2) Investments in Qualified Capital Stock of the Issuer by any Person, including an Affiliate of the Issuer, (3) the Issuer from paying reasonable and customary regular compensation and fees to directors of the Issuer or any Restricted Subsidiary who are not executives of any such Persons, (4) the Issuer or any Subsidiary from making any Restricted Payment in compliance with the "Limitation on Restricted Payments" covenant,
(5) any transaction by the Issuer or any Restricted Subsidiary with a supplier, vendor or lessor of goods or services in the ordinary course of business, (6) any compensation payable under any employment agreement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business, or (7) transactions that do not constitute Restricted Payments by virtue of exceptions set forth in the definition of "Permitted Investments" set forth below under the caption "Certain Definitions".

  Limitation on Liens. The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on or with respect to any of its property or assets, including any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien.

  Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries. (a) The Issuer will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Issuer unless (i) (A) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of payment of the Notes by such Restricted Subsidiary and (B) with respect to any guarantee of Subordinated Indebtedness of the Issuer by a Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary's guarantee with respect to the relevant Notes at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights or reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its guarantee until the relevant Notes have been paid in full; provided that this paragraph (a) shall not be applicable to (x) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary or (y) any guarantee of any Restricted Subsidiary of Indebtedness incurred pursuant to a Bank Facility.

  (b) Notwithstanding the foregoing, any guarantee of the Notes created pursuant to the provisions described in the foregoing paragraph (a) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person who is not an Affiliate of the Issuer, of all of the Issuer's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release by the holders of the Indebtedness of the Issuer described in the preceding paragraph of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness, except by or as a result of payment under such guarantee), at a time when (A) no other Indebtedness of the Issuer has been guaranteed by such Restricted Subsidiary or (B) the holders of all such other Indebtedness which is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness, except by or as a result of payment under such guarantee).

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  Purchase of Notes upon a Change of Control. If a Change of Control shall occur at any time, then each holder of Notes will have the right to require that the Issuer purchase such holder's Notes, in whole or in part in integral multiples of DM1,000 principal amount at maturity, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the Accreted Value of the Notes, plus, accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

  Within 15 days following any Change of Control, the Issuer shall notify the Trustee and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at the address appearing in the security register, stating, among other things, (i) the purchase price and the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act or any applicable securities laws or regulations; (ii) that any Note not tendered will continue to accrue interest or original issue discount, as the case may be; (iii) that, unless the Issuer defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest or original issue discount, as the case may be, after the Change of Control Purchase Date; and (iv) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

  If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The failure of the Issuer to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "--Events of Default."

  One of the events which constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Issuer's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require the Issuer to purchase the Notes and the Issuer elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

  The existence of a holder's right to require the Issuer to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Issuer in a transaction which constitutes a Change of Control.

  The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of Notes the right to require the Issuer to purchase such Notes in the event of a highly leveraged transaction or certain transactions with the Issuer's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving the Issuer (including, in certain circumstances, an acquisition of the Issuer by management or its affiliates) that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. See "--Certain Definitions" for the definition of "Change of Control." A transaction involving the Issuer's management or its affiliates, or a transaction involving a recapitalization of the Issuer, would result in a Change of Control if it is the type of transaction specified by such definition.

  The Issuer will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

  Limitation on Sale of Assets. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any Asset Sale unless (i) the consideration received by the Issuer or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the shares or assets sold (as determined by the Board of Directors of the Issuer, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) the consideration received by the Issuer or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 85% cash or Cash Equivalents.


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

  (b) If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer may use the Net Cash Proceeds thereof, within 12 months after such Asset Sale, to (i) permanently repay or prepay any then outstanding unsubordinated Indebtedness of the Issuer or Indebtedness of any Restricted Subsidiary or (ii) invest (or enter into a legally binding agreement to invest) in ATM Network Assets or in properties or assets to replace the properties and assets that were the subject of the Asset Sale. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then the Issuer may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, apply or invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

  (c) When the aggregate amount of Excess Proceeds exceeds $10.0 million (or, to the extent not denominated in U.S. dollars, the U.S. Dollar Equivalent thereof) the Issuer shall, within 15 business days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of Notes, on a pro rata basis, in accordance with the procedures set forth below, the maximum Accreted Value of Notes (expressed as a multiple of DM1,000) that may be purchased with the Excess Proceeds. The offer price as to each Note shall be payable in cash in an amount equal to 100% of the Accreted Value of such Note as of the date of purchase plus, in each case, accrued interest, if any (the "Offered Price") to the date an Excess Proceeds Offer is consummated. To the extent that the aggregate Offered Price of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Issuer may use such deficiency for general corporate purposes. If the aggregate Offered Price of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset to zero.

  Limitation on Sale and Leaseback Transactions. The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction (other than a transaction that is solely between the Issuer and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries) after the Issue Date with respect to any property or assets (whether now owned or hereafter acquired), unless (i) the sale or transfer of such property or assets to be leased is treated as an Asset Sale and the Issuer complies with the "Limitation on Sale of Assets" covenant, (ii) the Issuer or such Restricted Subsidiary would be permitted to incur Indebtedness under the "Limitation on Additional Indebtedness" covenant (including Permitted Indebtedness) in the amount of the Attributable Value of such Sale and Leaseback Transaction and (iii) the Issuer or such Restricted Subsidiary would be permitted to grant a Lien under the "Limitation on Liens" covenant (including Permitted Liens) to secure the amount of the Attributable Value of such Sale and Leaseback Transaction.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock to the Company or any Restricted Subsidiary, (b) pay any Indebtedness owed to the Issuer or any other Restricted Subsidiary, (c) make Investments in the Issuer or any other Restricted Subsidiary, (d) transfer any of its properties or assets to the Issuer or any other Restricted Subsidiary or (e) guarantee any Indebtedness of the Issuer or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of
(i) any agreement in effect on the date of the Indenture and listed on or of a type described in a schedule attached to the Indenture, (ii) applicable law,
(iii) customary non-assignment provisions of any lease governing a leasehold interest of the Issuer or any Restricted Subsidiary, (iv) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (v) the refinancing of Indebtedness incurred under the agreements existing on the date of the Indenture, so long as such encumbrances or restrictions are no less favorable to the Issuer or any Restricted Subsidiary than those contained

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

in the respective agreement as in effect on the date of the Indenture, (vi) pursuant to the Indenture or the Notes, (vii) any Bank Facility if such encumbrance or restriction applies only (x) to amounts which at any point in time (other than during such periods as are described in clause (y)) (1) exceed amounts due and payable (or which are to become due and payable within 30 days) in respect of the Notes or the Indenture for interest, premium and principal (after giving effect to any realization by the Issuer under any applicable Currency Agreement), or (2) if paid, would result in an event described in the following clause (y) of this sentence, or (y) during the pendency of any event that causes, permits or, after notice or lapse of time, would cause or permit the holder(s) of the Indebtedness governed by such agreement or instrument to declare any such Indebtedness to be immediately due and payable or require cash collateralization or cash cover for such Indebtedness for so long as such cash collateralization or cash cover has not been provided, or (viii) any arrangement arising or agreed to in the ordinary course of business, not relating to any Indebtedness that does not individually, or together with all such encumbrances or restrictions, detract from the value of property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or any Restricted Subsidiary.

  Limitation on Investments in Unrestricted Subsidiaries. The Issuer will not make, and will not permit any of its Restricted Subsidiaries to make, any Investments in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the "Limitation on Restricted Payments" covenant (calculated as if no prior Investments in Unrestricted Subsidiaries had been made by the Issuer or any Restricted Subsidiary). Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (i) will be treated as the making of a Restricted Payment in calculating the amount of Restricted Payments made by the Issuer or a Restricted Subsidiary, without duplication, under the provisions of clause
(iv) of paragraph (a) of the "Limitations on Restricted Payments" covenant and
(ii) may be made in cash or property (if made in property, the fair market value thereof as determined by the Board of Directors of the Issuer (whose determination shall be conclusive and evidenced by a Board Resolution) shall be deemed to be the amount of such Investment for the purpose of clause (i)).

  Business of the Issuer. The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than an ATM Network Business.

  Provision of Financial Statements and Reports. Whether or not the Issuer is required to file reports with the Commission, the Issuer will file on a timely basis with the Commission, the annual reports, quarterly reports and other documents that the Issuer would be required to file if it were subject to
Section 13 or 15 of the Exchange Act. The Issuer will also be required (a) to file with the Trustee, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which such reports and documents are filed with the Commission or the date on which the Issuer would be required to file such reports and documents if the Issuer were so required, and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Issuer's cost copies of such reports and documents to any prospective holder of Notes promptly upon written request.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Issuer will not in a single transaction or a series of related transactions consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets substantially as an entirety to any other Person or Persons or permit any Restricted Subsidiary to enter into any such transaction or series of related transactions, if such transaction or series of related transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries on a consolidated basis substantially as an entirety to any Person or Persons, unless: (i) at the time and immediately after giving effect thereto either (a) the Issuer will be the surviving corporation or (b) the Person (if other than

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

the Issuer) formed by such consolidation or into which the Issuer or such Restricted Subsidiary is merged or the Person which acquires by sale, conveyance, transfer, lease or other disposition, all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries on a consolidated basis substantially as an entirety, as the case may be (the "Surviving Entity"), (1) will be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (2) will expressly assume, by a supplemental indenture to the Indenture in form satisfactory to the Trustee, the Issuer's obligations for the due and punctual payment of the principal of, premium, if any, on and interest on all the Notes and the performance and observance of every covenant of the Indenture on the part of the Issuer to be performed or observed; (ii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Issuer or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred of the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the latest fiscal quarter for which consolidated financial statements of the Issuer are available immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), the Issuer (or the Surviving Entity if the Issuer is not the continuing obligor under the Indenture) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of the "Limitation on Additional Indebtedness" covenant; and (iv) if any of the property or assets of the Issuer or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the "Limitation on Liens" covenant are complied with.

  In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, the Issuer or the Surviving Entity shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the relevant Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

  Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all of substantially all of the properties and assets of the Issuer in accordance with the immediately preceding paragraphs in which the Issuer is not the continuing obligor under the Indenture, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if such successor had been named as the Issuer therein. When a successor assumes all the obligations of its predecessor under the Indenture, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes.

EVENTS OF DEFAULT

  The following will be "Events of Default" under the Indenture:

    (i) default in the payment of any interest on any Note when it becomes due and payable and continuance of such default for a period of 30 days;

    (ii) default in the payment of the principal of or premium, if any (including any failure to pay the Redemption Price, if applicable), on any Note at its Maturity;

    (iii) (A) default in the performance, or breach, of any covenant or agreement of the Issuer contained in the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in the immediately preceding clauses (i) and (ii) or in clauses (B), (C) or (D) of this clause (iii)) and continuance of such default or breach for a period of 30 days after written notice shall have been given to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount at maturity of the Notes then outstanding; (B) default in the performance or breach of the provisions of the "Limitation on Sale of Assets" covenant; (C) default in the performance or breach of the provisions of "--Consolidation, Merger and Sale of Assets"; and (D) failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Purchase of Notes upon a Change of Control" covenant;

    (iv) (A) one or more defaults in the payment of principal of or premium, if any, or interest on Indebtedness of the Issuer or any Restricted Subsidiary aggregating $10.0 million or more (or, to the extent not denominated in U.S. dollars, the U.S. Dollar Equivalent thereof), when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (B) Indebtedness of the Issuer or any Restricted Subsidiary aggregating $10.0 million or more (or, to the extent not denominated in U.S. dollars, the U.S. Dollar Equivalent thereof) shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment), prior to the stated maturity thereof;

    (v) one or more final judgments, orders or decrees of any court or regulatory agency shall be rendered against the Issuer or any Significant Subsidiary or their respective properties for the payment of money, either individually or in an aggregate amount, in excess of $10.0 million (or, to the extent not denominated in U.S. dollars, the U.S. Dollar Equivalent thereof) and either (A) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (B) there shall have been a period of 30 days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

    (vi) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Issuer or any Significant Subsidiary;

  If an Event of Default (other than an Event of Default specified in clause
(vi) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount at maturity of the Notes then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the holders), may, and the Trustee upon the written request of such holders shall, declare the Accreted Value of, premium, if any, and accrued interest on all of such outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes shall become immediately due and payable. If an Event of Default specified in clause (vi) above occurs and is continuing, then the Accreted Value of, premium, if any, and accrued interest on all of the outstanding Notes shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

  At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount at maturity of the outstanding Notes by written notice to the Issuer and the Trustee, may rescind such declaration and its consequences if (a) the Issuer has paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest on all outstanding Notes, (ii) all unpaid Accreted Value and premium, if any, on any outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes,
(iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (b) all Events of Default, other than the non-payment of amounts of Accreted Value of, premium, if any, or interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.

  Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the Notes because of an Event of Default specified in subparagraph (iv)(A) or (iv)(B) above has occurred and is continuing, such Event of Default and all consequences thereof (including, without limitation, any acceleration or resulting payment default) will be automatically annulled, waived and rescinded if the Indebtedness that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness or the default that is the basis for such Event of Default has been cured and no other Event of Default has occurred and has not been cured or waived.

  The holders of not less than a majority in aggregate principal amount at maturity of the outstanding Notes may, on behalf of the holders of all the Notes, waive any past defaults under the Indenture, except a default in the payment of principal of, premium, if any, or interest on any Note or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

  If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of the Notes, notice of the Default or Event of Default within 30 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, or premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of such Notes.

  The Issuer is required to furnish to the Trustee annual and quarterly statements as to the performance by the Issuer of its obligations under the Indenture and as to any default in such performance. The Issuer is also required to notify the Trustee within five business days of the occurrence of any Default.

DEFEASANCE OR COVENANT DEFEASANCE OF THE INDENTURE

  The Issuer may, at its option and at any time, elect to have the obligations of the Issuer on the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied all its other obligations under such Notes and the Indenture insofar as such Notes are concerned except for (i) the rights of holders of outstanding Notes to receive payments in respect of principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Issuer's obligations to issue temporary Notes, register the transfer or exchange of any such Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the applicable Indenture. In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants set forth in the Indenture, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

  In order to exercise either defeasance or covenant defeasance, (i) the Issuer must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash in Deutsche Marks or U.S. dollars, or a combination thereof, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants or an internationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity of such principal, premium, if any, or installment of interest; (ii) no Default or Event of Default with respect to the Notes will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (vi) of "--Events of Default" above is concerned, at any time during the period ending on the first day following the date that is six months after such deposit; (iii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Issuer is a party or by which it is bound;
(iv) in the case of defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States stating that the Issuer has received from, or there has

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

been published by, the Internal Revenue Service a ruling, or since the date of this Prospectus, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (v) in the case of covenant defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States to the effect that the holders of the Notes outstanding will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (vi) in the case of defeasance or covenant defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States to the effect that after the first day following six months after the date of such deposit or after the date such opinion is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Issuer shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of the Notes over the other creditors of the Issuer with the intent of hindering, delaying or defrauding creditors of the Issuer; and (viii) the Issuer shall have delivered to the Trustee an officers' certificate and an Opinion of Counsel in the United States, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

  The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) and the Trustee, at the expense of the Issuer, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when (i) either (a) all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for Accreted Value of, premium, if any, and interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be; (ii) the Issuer has paid or caused to be paid all other sums payable under the Indenture by the Issuer; and (iii) the Issuer has delivered to the Trustee an officers' certificate and an Opinion of Counsel in the United States, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATIONS AND AMENDMENTS

  Modifications and amendments of the Indenture may be made by a supplemental indenture entered into by the Issuer and the Trustee with the consent of the holders of a majority in aggregate outstanding principal amount at maturity of the Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby,
(i) change the Stated Maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount or Accreted Value thereof or premium, if any, or the rate of interest thereon or change the coin or currency in which the principal of any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) amend, change or modify the redemption provisions of the Indenture or the Notes or the obligation of the Issuer to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the "Limitation on Sale of Assets" covenant or the obligation of the Issuer to make and consummate a Change of

Control Offer in the event of a Change of Control in accordance with the "Purchase of Notes upon a Change of Control" covenant, including, in each case, amending, changing or modifying any definition relating thereto; (iii) reduce the percentage in principal amount at maturity of outstanding Notes, the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; (v) except as otherwise permitted under "--Consolidation, Merger and Sale of Assets," consent to the assignment or transfer by the Issuer of any of its rights or obligations under the Indenture; or (vi) amend or modify any of the provisions of the Indenture relating to any guarantee of the Notes in any manner adverse to the holders of such Notes.

  Notwithstanding the foregoing, without the consent of any holder of the Notes, the Issuer and the Trustee may modify or amend the Indenture: (a) to evidence the succession of another Person to the Issuer or any other obligor on the Notes, and the assumption by any such successor of the covenants of the Issuer or such obligor in the Indenture and in the Notes in accordance with "--Consolidation, Merger, Sale of Assets"; (b) to add to the covenants of the Issuer or any other obligor upon the Notes for the benefit of the holders of such Notes or to surrender any right or power conferred upon the Issuer or any other obligor upon such Notes, as applicable, in the Indenture or in such Notes; (c) to cure any ambiguity, or to correct or supplement any provision in the Indenture or the Notes or make any other provisions with respect to matters or questions arising under the Indenture or the Notes; provided that, in each case, such provisions shall not adversely affect the interest of the holders of such Notes; (d) to comply with the requirements of the Commission in order to effect or maintain the qualification, if any, of the Indenture under the Trust Indenture Act; (e) to add a guarantor of the Notes under the Indenture; (f) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or (g) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Issuer's and any guarantor's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise.

  The holders of a majority in aggregate principal amount at maturity of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, agent, incorporator or stockholder of the Issuer, as such, shall have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note irrevocably waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the Commission that such a waiver is against public policy.

NOTICES

  Any notice or communication to holders of the Notes will be in writing and delivered in person or mailed by first class mail, postage prepaid, addressed to the holders at their respective addresses as they appear on the registration books of the Registrar under the Indenture and shall be sufficiently given if so mailed within the time prescribed. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not received by the addressee. In addition, all notices will be published (so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Exchange so require) in a leading daily newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger
Wort) or, if in the opinion of the Trustee such publication shall not practicable, in an English language newspaper of general circulation in Europe. Any such notice shall be deemed to have been given on the date of such publication, or, if published more than once or on different dates, on the first date on which publication in such newspaper is made.

THE TRUSTEE

  The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

  The Indenture and provisions of the Trust Indenture Act, incorporated by reference therein, contain limitations on the rights of the Trustee thereunder should it become a creditor of the Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined below) it must eliminate such conflict or resign.

GOVERNING LAW

  The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

  "Accreted Value" is defined to mean, for any Specified Date, the amount calculated pursuant to clause (i), (ii), (iii) or (iv) below for each DM1,000 principal amount at maturity of Notes:

    (i) if the Specified Date occurs on one or more of the following dates (each a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

   SEMI-ANNUAL
   ACCRUAL DATE                                                   ACCRETED VALUE
   ------------                                                   --------------
   Issue date....................................................    DM616.75
   July 1, 1998..................................................    DM618.66
   January 1, 1999...............................................    DM656.94
   July 1, 1999..................................................    DM697.59
   January 1, 2000...............................................    DM740.75
   July 1, 2000..................................................    DM786.58
   January 1, 2001...............................................    DM835.25
   July 1, 2001..................................................    DM886.93
   January 1, 2002...............................................    DM941.81
   July 1, 2002..................................................    DM 1,000

    (ii) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (a) the original issue price and (b) an amount equal to the product of (i) the Accreted Value for the first Semi-Annual Accrual Date less the original issue price multiplied by
  (2) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

    (iii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (2) a fraction the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

    (iv) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal DM1,000.

  "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition; provided that, notwithstanding the foregoing, for purposes of the "Limitation on

Additional Indebtedness" covenant, such Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

  "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Voting Stock or any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Annualized Pro Forma Consolidated Operating Cash Flow" means Consolidated Operating Cash Flow for the latest fiscal quarter for which consolidated financial statements of the Issuer are available immediately preceding the date of the transaction giving rise to the need to calculate Annualized Pro Forma Consolidated Operating Cash Flow (the "Transaction Date") multiplied by four. For purposes of calculating "Consolidated Operating Cash Flow" for any fiscal quarter for purposes of this definition, (i) any Restricted Subsidiary that is a Restricted Subsidiary on the Transaction Date shall be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter and (ii) any Restricted Subsidiary that is not a Restricted Subsidiary on the Transaction Date shall be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter.

  "Asset Sale" means any sale, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary; (ii) all or substantially all of the properties and assets of the Issuer or its Restricted Subsidiaries; (iii) any material license or other authorization of the Issuer or any Restricted Subsidiary pertaining to an Electronics Fund Transfer Business or (iv) any other properties or assets of the Issuer or any Restricted Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties or assets
(A) that is governed by the provisions of the Indenture described under "-- Consolidation, Merger, Sale of Assets," (B) of the Issuer to any Restricted Subsidiary, or of any Restricted Subsidiary to the Issuer or any Restricted Subsidiary in accordance with the terms of the Indenture, (C) having a fair market value of less than $250,000 (or, to the extent not denominated in U.S. dollars, the U.S. Dollar Equivalent thereof) in any given fiscal year or (D) any transfer by the Issuer or a Restricted Subsidiary of property or equipment to a Person who is not an Affiliate of the Issuer in exchange for property or equipment that has a fair market value at least equal to the fair market value of the property or equipment so transferred; provided that, in the event of a transfer described in this clause (D), the Issuer shall deliver to the Trustee an officers' certificate certifying that such exchange complies with this clause (D).

  "ATM Network Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or useful in connection with an ATM Network Business.

  "ATM Network Business" means, when used in reference to any Person, that such Person is engaged primarily in the business of (i) operating or managing ATMs or networks of ATMs, (ii) processing financial transactions on behalf of Persons issuing credit and debit cards and Persons operating ATMs or networks of ATMs, (iii) creating, developing, manufacturing, installing, operating, maintaining, leasing or servicing ATMs or point of sale authorization equipment or related equipment, software and other devices for use in an ATM Network Business, (iv) providing goods or services to any Person engaged in an ATM Network Business or (v) evaluating, participating in or pursuing any other activity, service or opportunity that is reasonably related to those identified in (i), (ii), (iii) or (iv) above including, but not limited to, activities reasonably related to the issuance of credit and debit cards.

  "Attributable Value" means, with respect to any lease at the time of determination, the present value (discounted at the interest rate implicit in the lease or, if not known, at the Issuer's incremental borrowing rate) of the obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water utilities and similar charges.

  "Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years from the date of determination to the date or dates of all successive scheduled principal payments (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

  "Bank Facility" means Indebtedness of the Issuer or any Restricted Subsidiary under a senior bank facility with one or more banks or other commercial financial institutions.

  "Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar United States federal or state law, or any similar law of any other jurisdiction, relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests, participations, rights in or other equivalent equity interests (however designated) issued by such Person, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of the Indenture.

  "Capitalized Lease Obligation" means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP.

  "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the government of the United States of America, the Federal Republic of Germany, the Republic of France or the United Kingdom or any agency or instrumentality thereof, (ii) deposits, certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve system, in each case having combined capital and surplus and undivided profits (or any similar capital concept) of not less than $500 million (or, if not denominated in U.S. dollars, the U.S. Dollar Equivalent thereof); (iii) commercial paper, with a maturity of 180 days or less issued by a corporation (other than an Affiliate of the Issuer) organized under the laws of a member state of the European Union or the United States or any state thereof or the District of Columbia and rated at least "A-2" by Standard & Poor's Corporation or "P-2" by Moody's Investors Service; and (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States government (in the case of any U.S. government obligations), in each case maturing within one year from the date of acquisition.

  "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Issuer; (b) the Issuer consolidates with, or merges with or into another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges with or into the Issuer, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Issuer is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Issuer is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Issuer) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and cash, securities and other property (other than Capital Stock of the Surviving Entity) in an amount that could be paid by the Issuer as a Restricted Payment as described under the "Limitation on Restricted Payments" covenant and (ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the surviving or transferee corporation; (c) during any consecutive two year period, individuals who at the beginning of such period constituted the Board of Directors of the Issuer (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Issuer, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer then in office; or (d) the Issuer is liquidated or dissolved or a special resolution is passed by the stockholders of the Issuer approving the plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "--Consolidation, Merger and Sales of Assets."

  "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of the Issuer and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication, (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, (c) the portion of net income (or loss) of any Person (other than the Issuer or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Issuer or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any Restricted Subsidiary in cash dividends or distributions during such period,
(d) net income (but not loss) of any Person combined with the Issuer or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination, (e) the net income of any Restricted Subsidiary, to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders and (f) any gain or loss, net of taxes, realized upon the termination of any employee benefit plan.

  "Consolidated Interest Expense" means, for any period, without duplication, the sum of (a) the interest expense of the Issuer and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of Interest Rate Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) accrued interest, (v) the consolidated amount of any interest capitalized by the Issuer and (vi) amortization of debt issuance costs, plus
(b) the interest component of Capitalized Lease Obligations of the Issuer and its Restricted Subsidiaries paid, accrued and/or scheduled to be paid or accrued during such period, plus (c) cash and non-cash dividends due (whether or not declared) on Redeemable Capital Stock or Preferred Stock by the Issuer and any Restricted Subsidiary (to any Person other than the Issuer and any Wholly Owned Subsidiary), plus (d) one third of operating lease rental payments paid, accrued and/or scheduled to be paid or accrued during such period, in each case as determined on a consolidated basis in accordance with GAAP; provided that the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Issuer, a fixed or floating rate of interest, shall be computed by applying, at the option of the Issuer, either the fixed or the floating rate.

  "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Adjusted Net Income for such period (a) increased by (to the extent included in computing Consolidated Adjusted Net Income) the sum of (i) the Consolidated Tax Expense for such period (other than taxes attributable to extraordinary, unusual or non-recurring gains or losses); (ii) Consolidated Interest Expense for such period; (iii) depreciation of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; (iv) amortization of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; and (v) any other non-cash charges that were deducted in computing Consolidated Adjusted Net Income (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period) of the Issuer and Restricted Subsidiaries for such period in accordance with GAAP and (b) decreased by any non-cash gains that were included in computing Consolidated Adjusted Net Income.

  "Consolidated Tax Expense" means, for any period, the provision for federal, state, provincial, local and foreign income taxes of the Issuer and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

  "Currency Agreements" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by the Issuer or any of its Restricted Subsidiaries designed solely to protect against or manage exposure to fluctuations in currency exchange rates.

  "Default" means any event that after notice or passage of time or both would be an Event of Default.

  "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

  "Equity Offerings" is defined to mean any underwritten public offerings or flotations or placings of Capital Stock of the Issuer for cash that has been registered under the Securities Act or admitted to listing on the Nasdaq National Market or New York Stock Exchange.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Existing Subsidiaries" means Euronet Holding N.V., Euronet-Bank Tech Rt. (Bank Tech), SatComNet Kft (SatComNet), Bankomat 24/Euronet Sp. z o.o., EFT-Services d o.o., Euronet Services GmbH, Euronet Services France SAS, Euronet Services spol. sro. and Euronet Services S.r.l.

  "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer, as determined by the Board of Directors of the Issuer and evidenced by a resolution thereof.

  "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in effect in the United States on the date of the Indenture.

  "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

  "Incur" or "incur" means, with respect to any Indebtedness, to create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur such Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. Incurrence, Incurred and Incurring shall have the meanings correlative to the foregoing.

  "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities, contingent or otherwise, of such Person: (i) for borrowed money (including overdrafts), (ii) in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, (iii) evidenced by bonds, notes, debentures or other similar instruments, (iv) for the deferred purchase price of property or services or created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, or (v) for Capitalized Lease Obligations, (b) all obligations of such Person under or in respect of Interest Rate Agreements or Currency Agreements,
(c) all indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (d) all guarantees by such Person of Indebtedness referred to in this definition of any other Person and
(e) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the Issuer of such Redeemable Capital Stock. Notwithstanding the foregoing, trade accounts, liabilities with respect to pre-paid goods and services, accrued liabilities arising in the ordinary course of business and any liability for Taxes owed by such Person will not be considered Indebtedness for purposes of this definition. For purposes of the "Limitation on Additional Indebtedness" and "Limitation on Restricted Payments" covenants and the definition of "Events of Default," in determining the principal amount of any Indebtedness to be incurred by the Issuer or a Restricted Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness which provides that an amount less than the principal amount at maturity thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination and (y) effect shall be given to the impact of any Currency Agreement with respect to such Indebtedness.

  "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements or arrangements (including, without limitation, interest rate swaps, caps, floors, collars and other similar agreements) designed solely to protect the Issuer or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Issuer or any Restricted Subsidiary.

  "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the fair market value of the net assets of any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Issuer in such Unrestricted Subsidiary at such time. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

  "Issue Date" means the date of the Indenture.

  "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

  "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

  "Moody's" means Moody's Investors Service, Inc. and its successors.

  "Net Cash Proceeds" means (a) with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants, consultants and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties which are the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, trade creditors, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock, as referred to under the "Limitation on Restricted Payments" covenant, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Issuer or any Subsidiary of the Issuer), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Participant" is defined to mean, with respect to DTC, Persons who have accounts with DTC.

  "Permitted Capital Stock Sales" is defined to mean the issuance, sale or grant by the Issuer or any Restricted Subsidiary of Capital Stock of any Existing Subsidiary; provided that such issuance, sale or grant is made to a financial institution, international credit or debit card issuer or other entity engaged in an ATM Network Business pursuant to an agreement between the Issuer or a Restricted Subsidiary, on the one hand, and a financial institution, international credit or debit card issuer or other entity engaged in an ATM Network Business, on the other hand, to invest in, manage or establish an ATM Network Business; and, provided further, that such issuances, sales or grants of Capital Stock, in the aggregate, shall not exceed 5.0% of the outstanding Capital Stock of the Issuer or any Existing Subsidiary, as the case may be, and that no dividends, in cash or otherwise, or other distributions on or in respect of any Capital Stock issued, sold or granted in connection with a Permitted Capital Stock Sale shall be declared or paid during the term of the Indenture.

  "Permitted Holder" means Michael Brown and Daniel Henry.

  "Permitted Indebtedness" means any of the following:

    (a) Indebtedness of the Issuer pursuant to the Notes;

    (b) Indebtedness of the Issuer or any Restricted Subsidiary outstanding on the date of the Indenture, or undrawn amounts under agreements or facilities existing on the date of the Indenture;

    (c) (i) Indebtedness of any Restricted Subsidiary owed to and held by the Issuer or another Restricted Subsidiary and (ii) Indebtedness of the Issuer owed to and held by any Wholly Owned Restricted Subsidiary that is Subordinated Indebtedness; provided that an incurrence of Indebtedness shall be deemed to have occurred upon (x) any sale or other disposition (excluding assignments as security to financial institutions) of any Indebtedness of the Issuer or Restricted Subsidiary referred to in this clause (c) to a Person (other than the Issuer or a Restricted Subsidiary) or (y) any sale or other disposition of Capital Stock of a Wholly Owned Restricted Subsidiary which holds Indebtedness of the Issuer or a Restricted Subsidiary that holds Indebtedness of another Restricted Subsidiary such that such Wholly Owned Subsidiary ceases to be Wholly Owned or such Restricted Subsidiary ceases to be a Restricted Subsidiary;

    (d) Obligations under any Interest Rate Agreement of the Issuer or any Restricted Subsidiary to the extent relating to (i) Indebtedness of the Issuer or such Restricted Subsidiary, as the case may be (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant), or (ii) Indebtedness for which a lender has provided a commitment in an amount reasonably anticipated to be incurred by the Issuer or a Restricted Subsidiary in the following 12 months after such Interest Rate Agreement has been entered into, but only to the extent that the notional principal amount of such Interest Rate Agreement does not exceed the principal amount of the Indebtedness (or Indebtedness subject to commitments) to which such Interest Rate Agreement relates;

    (e) Indebtedness of the Issuer or any Restricted Subsidiary under Currency Agreements to the extent relating to (i) Indebtedness of the Issuer or a Restricted Subsidiary (which Indebtedness is otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant) or (ii) obligations to purchase assets, properties or services incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary, including any purchases of network or customer equipment; provided that such Currency Agreements do not increase the Indebtedness or other obligations of the Issuer and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

    (f) Indebtedness of the Issuer or any Restricted Subsidiary in respect of performance bonds of the Issuer or any Restricted Subsidiary or surety bonds provided by the Issuer or any Subsidiary incurred in the ordinary course of business in connection with an ATM Network Business;

    (g) Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

    (h) Indebtedness of the Issuer or any Restricted Subsidiary to the extent it represents a replacement, renewal, refinancing or extension of outstanding Indebtedness of the Issuer or of any Restricted Subsidiary incurred or outstanding pursuant to clause (b) of this definition or the proviso of the "Limitation on Additional Indebtedness" covenant or incurred or outstanding pursuant to clause (b) and (k) of this definition; provided that (i) Indebtedness of the Issuer may not be replaced, renewed, refinanced or extended to such extent under this clause (h) with Indebtedness of any Subsidiary and (ii) any such replacement, renewal, refinancing or extension (x) shall not result in a lower Average Life of such Indebtedness as compared with the Indebtedness being replaced, renewed, refinanced or extended, (y) shall not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being replaced, renewed, refinanced or extended plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such replacement, renewal, refinancing or extension and such reasonable fees and expenses incurred in connection therewith, and (z) in the case of any replacement, renewal, refinancing or extension by the Issuer of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being replaced, renewed, refinanced or extended;

    (i) Indebtedness of the Issuer Incurred (including Acquired Indebtedness)
  (i) in order to finance the acquisition of ATM Network Assets or an ATM Network Business, provided, that the aggregate principal amount of all such Indebtedness shall not exceed $50.0 million (or, to the extent not denominated in U.S. dollars, the U.S. Dollar Equivalent thereof) at any time outstanding;

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

    (j) Indebtedness of any Restricted Subsidiary to finance the day to day operations and working capital requirements of such Restricted Subsidiary, provided, that the aggregate principal amount of all such Indebtedness Incurred by all Restricted Subsidiaries shall not exceed $5.0 million (or, to the extent not denominated in U.S. dollars, the U.S. Dollar Equivalent thereof) at any time outstanding;

    (k) Indebtedness of the Issuer, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in a Change of Control Offer or Excess Proceeds Offer or (B) deposited to defease all of the Notes as described above in "Defeasance or Covenant Defeasance of the Notes";

    (l) Indebtedness of the Issuer or any Restricted Subsidiary under Capitalized Lease Obligations relating to ATM Network Assets that is Incurred in the ordinary course of business and which is secured by the ATM Network Assets subject to such Capitalized Lease Obligations;

    (m) Indebtedness of the Issuer not to exceed, at any one time outstanding, two times (i) the Net Cash Proceeds received by the Issuer after the Issue Date from the issuance and sale of its Capital Stock (other than Redeemable Capital Stock) to a Person that is not a Subsidiary, to the extent such Net Cash Proceeds have not been used pursuant to clause
  (a)(3)(B), (b)(ii) or (b)(iii) of the "Limitation on Restricted Payments" covenant to make a Restricted Payment; provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes; and

    (n) in addition to the items referred to in clauses (a) through (m) above, Indebtedness of the Issuer having an aggregate principal amount not to exceed $50 million (or, to the extent not denominated in U.S. dollars, the U.S. Dollar Equivalent thereof) at any time outstanding.

  "Permitted Investments" means any of the following:

    (a) Investments in Cash Equivalents;

    (b) Investments in the Issuer or any Restricted Subsidiary;

    (c) Investments of the Issuer or any Restricted Subsidiary if as a result of such Investment a Person (i) becomes a Restricted Subsidiary or (ii) is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Issuer or a Restricted Subsidiary as a result of such Investment; provided, in each case, such Restricted Subsidiary is engaged in an ATM Network Business;

    (d) Investments in assets used in the ordinary course of business;

    (e) Investments in prepaid expenses; or

    (f) Investments by the Issuer or any Restricted Subsidiary in any entity the primary business of which is the conduct of the ATM Network Business, provided, that the sum of all such Investments does not exceed $10.0 million at any time;

  "Permitted Liens" means the following types of Liens:

    (a) Liens existing as of the date of the Indenture;

    (b) Liens securing Permitted Indebtedness;

    (c) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Issuer or any Restricted Subsidiary;

    (d) Liens securing the Notes;

    (e) any interest or title of a lessor under any Capitalized Lease Obligations relating to ATM Network Assets;

    (f) any interest or title of a lessor under any Capitalized Lease Obligation so long as the Attributable Value secured by such Lien does not exceed $10.0 million (or, to the extent not denominated in U.S. dollars, the U.S. Dollar Equivalent thereof);

    (g) statutory Liens of landlords and carriers, warehouseman's, mechanics, suppliers, materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceeding, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

    (h) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

    (i) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

    (j) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Issuer or any Restricted Subsidiary incurred in the ordinary course of business;

    (k) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

    (l) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Issuer or any Restricted Subsidiary; provided that such Lien does not extend to any property or assets of the Issuer or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

    (m) Liens securing Interest Rate Agreements or Currency Agreements permitted to be incurred pursuant to clause (d) and (e), respectively, of the definition of "Permitted Indebtedness" or any collateral for the Indebtedness to which such Interest Rate Agreements or Currency Agreements relate;

    (n) Liens arising from Purchase Money Indebtedness, so long as such Liens extend only to the assets constructed, expanded, installed, acquired or improved with such Purchase Money Indebtedness and do not secure any Indebtedness in an amount in excess of such Purchase Money Indebtedness;

    (o) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (m); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets;

    (p) cash deposited by the Issuer or a Subsidiary of the Issuer with banks that participate in the Company's ATM network in the ordinary course of business to secure cash contributed by such banks for use in the Company's ATM Network; and

    (q) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security.

  "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock" means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

  "Purchase Money Indebtedness" means Indebtedness of the Issuer or any Restricted Subsidiary incurred at any time within 180 days of, and for the purpose of financing all or any part of the cost of, the construction,

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

expansion, installation, acquisition, improvement by the Issuer or any Restricted Subsidiary of any ATM Network Asset; provided that the proceeds of such Indebtedness are expended for such purposes within such 180-day period; and provided, further, that the net cash proceeds from the issuance of such Indebtedness do not exceed, as of the date of incurrence of such Indebtedness, 100 percent of the lesser of cost and the fair market value of such ATM Network Asset.

  "Qualified Capital Stock" of any person means any and all Capital Stock of such person other than Redeemable Capital Stock.

  "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the relevant Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

  "Restricted Subsidiary" means the Existing Subsidiaries and any Subsidiary that is not designated an Unrestricted Subsidiary by the Board of Directors of the Issuer.

  "S&P" means Standard and Poor's Ratings Services, a division of McGraw-Hill, Inc., and its successors.

  "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which the Issuer or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

  "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its subsidiaries, (i) for the most recent fiscal year of the Issuer accounted for more than 5% of the consolidated revenues of the Issuer and the Restricted Subsidiaries, (ii) as of the end of such fiscal year, was the owner of more than 5% of the consolidated assets of the Issuer and the Restricted Subsidiaries, in each case as set forth on the most recently available consolidated financial statements of the Issuer and the Restricted Subsidiaries for such fiscal year, or (iii) owns one or more material licenses or concessions related to the operation of ATM Network Business.

  "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

  "Subordinated Indebtedness" means Indebtedness of the Issuer that is expressly subordinated in right of payment to the Notes.

  "Subsidiary" means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Issuer or by one or more other Subsidiaries of the Issuer or by the Issuer and one or more other of its Subsidiaries.

  "Tax" is defined to mean any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

  "Taxing Authority" is defined to mean any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

  "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Issuer and its Restricted Subsidiaries outstanding as of the date of determination determined on a consolidated basis in accordance with GAAP.

  "Total Consolidated Indebtedness to Annualized Pro Forma Consolidated Operating Cash Flow Ratio" means, at any date of determination, the ratio of
(i) Total Consolidated Indebtedness to (ii) Annualized Pro Forma Consolidated Operating Cash Flow for the latest full fiscal quarter for which consolidated financial statements of the Issuer are available preceding the date of the transaction giving rise to the need to calculate the Total Consolidated Indebtedness to Annualized Pro Forma Consolidated Operating Cash Flow Ratio.

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

  "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

  "U.S. Dollar Equivalent" means, with respect to any monetary amount in a currency other than the U.S. Dollar, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting such foreign currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable foreign currency as quoted by Reuters at approximately 11:00 a.m. (New York time) on the date which is (or, if not available with respect to such date, on a date not more than) two Business Days prior to such determination. For purposes of determining whether any Indebtedness can be incurred (including Permitted Indebtedness), any Investment can be made and any transaction described in the "Limitation on Transactions with Affiliates" covenant can be undertaken (a "Tested Transaction"), the U.S. Dollar Equivalent of such Indebtedness, Investment or transaction described in the "Limitation or Transaction with Affiliates" covenant shall be determined on the date incurred, made or undertaken and no subsequent change in the U.S. Dollar Equivalent shall cause such Tested Transaction to have been incurred, made or undertaken in violation of the Indenture.

  "Unrestricted Subsidiary" means (a) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Issuer may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither the Issuer nor any other Subsidiary is directly or indirectly liable for or provides credit support for or guarantees any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Issuer or any other Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the "Limitation on Investments in Unrestricted Subsidiaries" covenant, (iv) neither the Issuer nor any other Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of the Issuer and (v) neither the Issuer nor any other Restricted Subsidiary has any obligation (1) to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation. The Board of Directors of the Issuer may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such designation, there would be no Default or Event of Default under the Indenture and the Issuer could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Additional Indebtedness" covenant. In no event shall the Existing Subsidiaries be designated as Unrestricted Subsidiaries.

  "Voting Stock" means, with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

  "Wholly Owned" means, with respect to any Subsidiary, such Subsidiary if all the outstanding Capital Stock of such Subsidiary (other than any directors' qualifying shares, shares owned by foreign nationals to the extent mandated by applicable law and shares issued, sold or granted pursuant to a Permitted Capital Stock Sale) is owned directly by the Issuer or by the Issuer and one or more Wholly Owned Restricted Subsidiaries.

PRESCRIPTION

  Subject to applicable law, any money deposited with the Trustee or any Paying Agent for payment of the principal of, premium, if any, or interest on the Notes which remains unclaimed for two years after any such payment is due shall be returned to the Issuer upon its request. After such time, holders of Notes may seek payment of such amounts from the Issuer without interest as unsecured general creditors of the Issuer.

REPLACEMENT OF NOTES

  If any Note is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the office of the Trustee and the Luxembourg Paying Agent, subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expense incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Issuer may reasonably require. Mutilated or defaced Notes must be surrendered before replacements will be issued.

ACTION BY NOTEHOLDERS

  All rights of action and claims under the Indenture may be prosecuted and enforced by the Trustee for the benefit of the holders of the Notes. The Indenture provides that the holders of not less than a majority of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding (including meetings of holders of Notes) for any remedy available to the Trustee under the Indenture.

                          DESCRIPTION OF THE WARRANTS

GENERAL

  The Warrants will be issued under a Warrant Agreement (the "Warrant Agreement") between the Company and State Street Bank and Trust Company as Warrant Agent (the "Warrant Agent"), a form of which will be filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Warrants and the Warrant Agreement, including the definitions of certain terms contained therein.

  Each Warrant will entitle the holder thereof, subject to and upon compliance with the provisions thereof and of the Warrant Agreement, at such holder's option, from and after the Exercisability Date and prior to 5:00 P.M., New York City time, on July 1, 2006 (the "Expiration Date") to purchase from the Company 1.05 shares of Common Stock at an exercise price (the "Exercise Price") of $5.00 per share issuable upon exercise of the Warrants (the "Warrant Shares") (both the Exercise Price and securities issuable upon exercise of the Warrants being subject to adjustments as provided in the Warrant Agreement). Each Warrant may be exercised on any business day on or after the Exercisability Date and on or prior to the Expiration Date. Any Warrant not exercised before 5:00 p.m. New York City time on the Expiration Date shall become void, and all rights of the holder under the Warrant Certificate evidencing such Warrant and under the Warrant Agreement shall cease.

EXERCISE

  Warrants may be exercised by surrendering the certificate evidencing such Warrants (the "Warrant Certificate") with the form of election to purchase shares of Common Stock set forth on the reverse side thereof duly completed and executed by the holder thereof and paying in full the Exercise Price for such Warrants at the office or agency designated for such purpose, which will initially be the corporate trust office or agency of the Warrant Agent in Boston, Massachusetts. Each Warrant may only be exercised in whole and the Exercise Price may be paid, at the option of the holder, (i) in cash or by certified or official bank check, (ii) by the surrender (which surrender shall be evidenced by cancellation of the number of Warrants represented by any Warrant Certificate presented in connection with a Cashless Exercise (as defined below)) of a Warrant or Warrants (represented by one or more Warrant Certificates), and without the payment of the Exercise Price in cash, for such number of shares of Common Stock equal to the product of (1) the number of shares of Common Stock for which such Warrant is exercisable on payment in cash of the Exercise Price as of the date of exercise and (2) the Cashless Exercise Ratio or (iii) by any combination of (i) or (ii). For purposes of the Warrant Agreement, the "Cashless Exercise Ratio" will equal a fraction, the numerator of which is the excess of the Current Market Value per share of Common Stock (as defined below) on the date of exercise over the exercise price per share as of the date of exercise and the denominator of which is the Current Market Value per share of Common Stock on the date of exercise (calculated as set forth in the Warrant Agreement). An exercise of a Warrant in accordance with the immediately preceding sentences is herein called a "Cashless Exercise." Upon surrender of a Warrant Certificate representing more than one Warrant in connection with the holder's option to elect a Cashless Exercise the number of shares of Common Stock deliverable upon a Cashless Exercise shall be equal to the Cashless Exercise Ratio multiplied by the number of shares of Common Stock for which such Warrants are exercisable (without giving effect to such Cashless Exercise). All provisions of the Warrant Agreement shall be applicable with respect to an exercise of a Warrant Certificate pursuant to a Cashless Exercise for less than the full number of Warrants represented thereby. No payment or adjustment shall be made on account of any dividends on the Common Stock issued upon exercise of a Warrant.


  Subject to the terms of the Warrant Agreement, the Warrant Certificates evidencing the Warrants may be surrendered for exercise or exchange, and the transfer of Warrant Certificates will be registerable, at the office or agency of the Company maintained for such purpose, which initially will be the corporate trust office of the

Warrant Agent in Boston, Massachussetts. The Warrant Certificates will be issued in global form. No service charge will be made for any exercise, exchange or registration of transfer of Warrant Certificates, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

DISTRIBUTION RIGHTS; ADJUSTMENT TO EXERCISE RATE; MERGER OR CONSOLIDATION

  In general, holders of Warrants will not be entitled, by virtue of being such holders, to receive notice of any meetings of stockholders or otherwise have any right of stockholders of the Company.

  The number of Warrant Shares issuable upon exercise of a Warrant (the "Exercise Rate") is subject to adjustment from time to time upon the occurrence of certain events occurring after the date of the Warrant Agreement, including (a) certain dividends or distributions on shares of Common Stock payable in shares of Common Stock or certain other Capital Stock of the Company; (b) subdivisions, combinations or certain reclassifications of shares of Common Stock of the Company, (c) the distribution to all holders of Common Stock of any of the Company's assets (including cash), debt securities, preferred stock or any rights or warrants to purchase any such securities other than ordinary cash dividends at a rate not exceeding that specified in the Warrant Agreement and (d) sales by the Company of shares of Common Stock or of securities convertible into or exchangeable or exercisable for shares of Common Stock to an Affiliate of the Company at less than the then Current Market Value (other than (1) pursuant to the exercise of the Warrants, (2) pursuant to any security convertible into, or exchangeable or exercisable for, shares of Common Stock outstanding as of the date of the Warrant Agreement,
(3) upon the conversion, exchange or exercise of any convertible, exchangeable or exercisable security as to which the issuance thereof has previously been the subject of any required adjustment pursuant to the Warrant Agreement and
(4) upon the conversion, exchange or exercise of convertible, exchangeable or exercisable securities of the Company outstanding on the date of the Warrant Agreement (to the extent in accordance with the terms of such securities as in effect on such date). Notwithstanding the foregoing, no adjustment in the Exercise Rate will be required upon the conversion, exchange or exercise of options to acquire shares of Common Stock by officers, directors or employees of the Company; provided that such options are issued prior to the date of the Warrant Agreement or the exercise price of such options, at the time of issuance thereof, is at least equal to the then Current Market Value of Common Stock underlying such options.

  If the Company, in a single transaction or through a series of related transactions, consolidates with or merges with or into any other person or sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its properties and assets to another person or group of affiliated persons or is a party to a merger or binding share exchange which reclassifies or changes its outstanding Common Stock (a "Fundamental Transaction"), as a condition to consummating any such transaction the person formed by or surviving any such consolidation or merger if other than the Company or the person to whom such transfer has been made (the "Surviving Person") shall enter into a supplemental warrant agreement. The supplemental warrant agreement shall provide (a) that the holder of a Warrant then outstanding may exercise it for the kind and amount of securities, cash or other assets which such holder could have received immediately after the Fundamental Transaction if such holder had exercised the Warrant immediately before the effective date of the transaction (regardless of whether the Warrants are then exercisable and without giving effect to the Cashless Exercise option), assuming (to the extent applicable) that such holder (i) was not a constituent person or an affiliate of a constituent person to such transaction, (ii) made no election with respect thereto and (iii) was treated alike with the plurality of non-electing holders, and (b) that the Surviving Person shall succeed to and be substituted for every right and obligation of the Company in respect of the Warrant Agreement and the Warrants. The Surviving Person shall mail to holders of Warrants at the addresses appearing on the Warrant Register a notice briefly describing the supplemental warrant agreement. If the issuer of securities deliverable upon exercise of Warrants is an Affiliate of the Surviving Person, that issuer shall join in the supplemental warrant agreement.

  Notwithstanding the foregoing, if the Company enters into a Fundamental Transaction with another person (other than a subsidiary of the Company) and consideration is payable to holders of the shares of Common Stock (or other securities or property issuable or deliverable upon exercise of the Warrants) issuable or deliverable upon exercise of the Warrants that are exercisable in exchange for their shares in connection with such Fundamental Transaction which consists solely of cash, then the holders of Warrants shall be entitled to receive distributions on the date of such event on an equal basis with holders of such shares (or other securities issuable upon exercise of the Warrants) as if the Warrants had been exercised immediately prior to such event, less the Exercise Price therefor. Upon receipt of such payment, if any, the rights of a holder of a Warrant shall terminate and cease and such holder's Warrants shall expire.

  In the event of a taxable distribution to holders of shares of Common Stock of the Company which results in an adjustment to the number of shares of Common Stock or other consideration for which such a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain United States Federal Income Tax Considerations."

  Fractional shares of Common Stock are not required to be issued upon exercise of Warrants, but in lieu thereof the Company will pay a cash adjustment, except in limited circumstances.

  The Warrant Agreement permits, with certain exceptions, the amendment thereof and the modification of rights and obligations of the Company and the rights of the holders of Warrant Certificates under the Warrant Agreement and at any time by the Company and the Warrant Agent with the consent of the holders of Warrant Certificates representing a majority in number of then outstanding Warrants.

CERTAIN COVENANTS

  The Company will file the reports required to be filed by it under the Securities Act and the Exchange Act, and the rules, regulations and policies adopted by the Commission thereunder in a timely manner in accordance with the requirements of the Securities Act and the Exchange Act, and if at any time the Company is not required to file such reports, it will, upon the request of any holder or beneficial owner of Warrants, make available such information as necessary to permit sales pursuant to Rule 144A under the Securities Act.

  The Company will also agree to comply with all applicable laws, including the Securities Act and any applicable state securities laws, in connection with the offer and sale of Common Stock (and other securities and property deliverable), upon exercise of the Warrants.

REGISTRATION RIGHTS

  Shelf Registration. Subject to applicable United States federal and state securities laws, the Company has agreed to file and use its best efforts to cause to be declared effective on or prior to the Exercisability Date, the Warrant Shares Registration Statement on the appropriate form covering the issuance of the Warrant Shares upon the exercise of Warrants and to keep the Warrant Shares Registration Statement effective (except in certain limited periods) until the earlier of (i) such time as all Warrants have been exercised and (ii) the Expiration Date.

  Pursuant to the Warrant Agreement, the Company has agreed that if a Warrant Registration Default occurs, the Company shall pay liquidated damages for each Warrant to the holder thereof (the "Warrant Registration Damages") for each week or portion thereof during which the Warrant Registration Default continues. The Warrant Registration Damages will be equal to $0.03 per week per Warrant for the first 90-day period during which the Warrant Registration Default continues and will increase by an amount equal to $0.02 per week per Warrant with respect to each subsequent 90-day period during which the Warrant Registration Default continues and until the Warrant Registration Default is cured, up to a maximum of $0.07 per week per Warrant. All Warrant Registration Damages accrued, but not paid, on or prior to any Semiannual Accrual Date or interest payment date, as the case may be, will be paid to holders of Warrants on such Semiannual Accrual Date or interest payment date, as the case may be.

  The Issuer may suspend the effectiveness of the Warrant Shares Registration Statement or amendment thereto, suspend the use of any prospectus and shall not be required to amend or supplement the registration statement, any related prospectus or any document incorporated therein by reference in the event that and for a period (a "Suspension Period") not to exceed an aggregate of 60 days if (i) an event or circumstance occurs and is continuing as a result of which the Warrant Shares Registration Statement, any related prospectus or any document incorporated therein by reference as then amended or supplemented or proposed to be filed would, in the Issuer's good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and
(ii) the Issuer determines in its good faith judgment that (A) the disclosure of such an event at such time would have a material adverse effect on the business, operations or prospects of the Company or (B) the disclosure otherwise relates to a material business transaction that has not yet been publicly disclosed, and disclosure at that time would jeopardize the success of such transaction.

  Piggy-Back Registration Rights. Holders of Registrable Securities will also have the right to include their Registrable Securities in any registration statement under the Securities Act filed by the Issuer for its own account or for the account of any of its security holders covering the sale of common equity securities of the Issuer (other than (a) a registration statement on Form S-4 or S-8 or (b) a registration statement filed in connection with an offer of securities solely to existing security holders) for sale on the same terms and conditions as the securities of the Issuer or the other selling security holder included therein (a "Piggy-Back Registration"). In the case of a Piggy-Back Registration, the number of Registrable Securities requested to be included therein will be subject to pro rata reduction to the extent that the Issuer is advised by the managing underwriter, if any, therefor that the total number or type of Registrable Securities and other securities proposed to be included therein by the Issuer or pursuant to registration rights of other holders is such as to materially and adversely affect the success of the offering.

CERTAIN DEFINITIONS

  "Common Stock" is defined in the Warrant Agreement to include the Company's Common Stock, par value $0.02 per share, and any other class or series of common equity equivalent shares of the Company hereafter created.

  "Current Market Value" per share of Common Stock of the Company or any other security at any date means (i) if the security is not registered under the Exchange Act, (a) the value of the security, determined in good faith by the Board of Directors of the Company and certified in a board resolution, based on the most recently completed arms-length transaction between the Company and a person other than an Affiliate of the Company and the closing of which occurs on such date or shall have occurred within the six-month period preceding such date, or (b) if no such transaction shall have occurred on such date or within such six-month period, the fair market value of the security as determined by a nationally or regionally recognized independent financial expert (provided that, in the case of the calculation of Current Market Value for determining the cash value of fractional shares, any such determination within six months that is, in the good faith judgment of the Board, a reasonable determination of value, may be utilized) or (ii) (a) if the security is registered under the Exchange Act, the average of the daily closing sales prices of the securities for the 20 consecutive days immediately preceding such date, or (b) if the securities have been registered under the Exchange Act for less than 20 consecutive trading days before such date, then the average of the daily closing sales prices for all of the trading days before such date for which closing sales prices are available, in the case of each of (ii) (a) and (ii) (b), as certified to the Warrant Agent by the President, any Vice President or the Chief Financial Officer of the Company. The closing sales price for each such trading day shall be: (A) in the case of a security listed or admitted to trading on any United States national securities exchange or quotation system, the closing sales price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, (B) in the case of a security not then listed or admitted to trading on any national securities exchange or quotation system, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by the Company, (C) in the case of a security not then listed or admitted to trading on any national securities exchange or quotation system and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in the Borough of Manhattan, City and State of New York, customarily published on each business day, designated by the Company, or, if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 days prior to the date in question) for which prices have been so reported and (D) if there are not bid and asked prices reported during the 30 days prior to the date in question, the Current Market Value shall be determined as if the securities were not registered under the Exchange Act.

  "Person" is defined to mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Registrable Securities" means (i) Warrant Shares that are issuable upon exercise of Warrants, (ii) Warrant Shares that have been issued upon exercise of Warrants, (iii) any securities issued or delivered to the holders of Warrants as part of a distribution made by the Issuer on a pro rata basis to holders of its Common Stock and (iv) any securities issued or issuable upon exercise of the Warrants as a result of a Fundamental Transaction. As to any particular Registrable Securities of a holder, such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the offering of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of by such holder pursuant to such registration statement, (b) such securities have been sold to the public pursuant to, or are eligible for sale to the public without volume or manner of sale restrictions under, Rule 144(k) (or any similar provision then in force, but not Rule 144A) promulgated under the Securities Act, (c) such securities shall have been otherwise transferred and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Issuer or its transfer agent and subsequent disposition of such securities shall not require registration or qualification under the Securities Act or any similar state law then in force or (d) such securities shall have ceased to be outstanding.

             DESCRIPTION OF BOOK-ENTRY SYSTEM; PAYMENT; TRANSFERS

  The Units will initially be represented by one or more Global Units, each comprised of one or more Notes in global form and one or more Warrants in global form.

  The Notes will be represented by permanent global notes without interest coupons. One of the permanent notes, the DBC Global Note, will be kept in custody by DBC, will be issued in bearer form and will represent the Notes sold outside the United States to non-U.S. persons and held through DBC Accountholders. The DBC Global Note will include the Notes which are held through Euroclear and Cedel, each of which has an account with DBC. The other permanent global note, the DTC Global Note, will be issued in registered form in the name of Cede & Co., as nominee of DTC, will be held by State Street Bank and Trust Company as custodian, for DTC (the "Custodian") and will represent the Notes sold to investors and held through financial institutions that are participants in DTC. Together, the Notes represented by the DBC Global Note and the DTC Global Note will equal the aggregate principal amount of the Notes outstanding at any time. The amount of Notes represented by each of the DBC Global Note and the DTC Global Note is evidenced by a register maintained for that purpose by the Registrar (as defined below). Definitive certificates representing individual Notes shall not be issued except in the limited circumstances described below.

  The Warrants will be represented by permanent global warrants. One of the permanent global warrants, the DBC Global Warrant, will be kept in custody by DBC, will be issued in bearer form and will represent the Warrants sold outside the United States to non-U.S. persons and held through DBC Accountholders. The DBC Global Warrant will include the Warrants which are held through Euroclear and Cedel, each of which has an account with DBC. The other permanent global warrant, the DTC Global Warrant, will be issued in registered form in the name of Cede & Co., as nominee of DTC, will be held by the Custodian and will represent the Warrants sold to investors and held through financial institutions that are participarts in DTC. Together, the Warrants represented by the DBC Global Warrant and the DTC Global Warrant will equal the aggregate amount of the Warrants outstanding at any time. The amount of Warrants represented by each of the DBC Global Warrants and the DTC Global Warrant is evidenced by a register maintained for that purpose by the Registrar (as defined below). Definitive certificates representing individual Warrants shall not be issued except in the limited circumstances described below.

  The DTC Global Units, the DTC Global Notes and the DTC Global Warrants are referred to herein as the "DTC Global Securities." The DBC Global Units, the DBC Global Notes and the DBC Global Warrants are referred to herein as the "DBC Global Securities."

 DTC

  DTC has advised the Issuer and the Underwriters that it intends to follow the procedures as described below:

  State Street Bank and Trust Company, as custodian for DTC, will act as securities depository for the DTC Global Securities which will be issued as fully registered securities registered in the name of Cede & Co. (DTC's nominee).

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Commission.

  Purchase of registered securities represented by the DTC Global Securities must be made by or through Direct Participants, which will receive a credit for such securities on DTC's records. The ownership interest of each actual purchaser of each registered security ("Beneficial Owners") is in turn recorded on the Direct and Indirect Participants' records. Transfers of ownership interest in such securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive definitive certificates representing their ownership interests in such securities, except in the event that use of the book-entry system for such securities is discontinued as described below.

  Conveyance of registered securities and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices for Notes represented by the DTC Global Note shall be sent to Cede & Co. If less than all of the Notes represented by the DTC Global Note are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

  Neither DTC nor Cede & Co. will consent or vote with respect to the Notes represented by the DTC Global Note. Under its usual procedures, DTC will mail an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy will assign Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes represented by the DTC Global Note are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Principal, premium (if any), and interest payments on Notes represented by the DTC Global Note will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the U.S. Paying Agent or the Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium (if any) and interest to DTC is the responsibility of Issuer or the U.S. Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof.

  So long as DTC or its nominee is the registered owner of the DTC Global Securities, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Units, Notes and Warrants represented by the DTC Global Securities for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in the DTC Global Securities will not be entitled to have Units, Notes or Warrants represented by the DTC Global Securities registered in their names, will not receive or be entitled to receive physical delivery of Units, Notes or Warrants in definitive form and will not be considered the owners or Holders of Notes or Warrants under the Indenture or the Warrant Agreement. Accordingly, such person owning a beneficial interest in the DTC Global Securities must rely on the procedures of DTC and, if such person is not a Participant, those of the Participant through which such person owns its interests in order to exercise any rights of a Holder under the Indenture, such Note, the Warrant Agreement or such Warrant.

  The Indenture provides that DTC, as a Holder, may appoint agents and otherwise authorize Participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give or take under the Indenture, including the right to sue for payment of principal or interest pursuant to Section 316(b) of the Trust Indenture Act. The Issuer understands that under existing industry practices, when the Issuer requests any action of Holders or when a Beneficial Owner desires to give or take any action which a Holder is entitled to give or take under the Indenture, DTC generally will give or take such action, or authorize the relevant Participants to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners owning through them.

  The Issuer has been informed by DTC that DTC will assist its Participants and their customers (Beneficial Owners) in taking any action a Holder is entitled to take under the Indenture or exercise any rights available to Cede & Co., as the holder of record of the DTC Global Note, including the right to demand acceleration upon an Event of Default or to institute suit for the enforcement of payment or interest pursuant to Section 316(b) of the Trust Indenture Act. DTC has advised the Issuer that it will act with respect to such matters upon written instructions from a Participant to whose account with DTC the relevant beneficial ownership in the registered Notes is credited. The Issuer understands that a Participant will deliver such written instructions to DTC upon itself receiving similar written instructions from either Indirect Participants or Beneficial Owners, as the case may be. Under Rule 6 of the rules and procedures filed by DTC with the Commission pursuant to Section 17 of the Exchange Act, Participants are required to indemnify DTC against all liability DTC may sustain, without fault on the part of DTC or its nominee, as a result of any action they may take pursuant to the instructions of the Participant in exercising any such rights.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the DTC Global Securities.

  Neither the Issuer nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the DTC Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  If DTC is at any time unwilling, unable or ineligible to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and, in either case a successor depositary is not appointed by the Issuer within 60 days or if an Event of Default under the Indenture has occurred and is continuing, the Issuer will issue Notes under the Indenture in definitive registered form, without coupons, in denominations of DM1,000 principal amount at maturity and any integral multiple thereof, in exchange for the DTC Global Note representing such Notes. In addition, if DTC is at any time unwilling, unable or ineligible to continue as depositary or ceases to be a clearing agency under the Exchange Act and, in either case a successor depositary is not appointed by the Issuer within 60 days, the Issuer will issue Warrants in definitive registered form. In addition, the Issuer may at any time and in its sole discretion determine not to have any Notes or Warrants in registered form represented by the DTC Global Note or the DTC Global Warrant as the case may be and, in such event, will issue Notes or Warrants in definitive registered form in exchange for the DTC Global Note or the DTC Global Warrant as the case may be representing such Securities. In any such instance, an owner of a beneficial interest in a DTC Global Note or the DTC Global Warrant as the case may be will be entitled to physical delivery in definitive form of registered Notes or Warrants represented by such DTC Global Note or the DTC Global Warrant equal in principal amount at maturity of Notes or the number of Warrants to such beneficial interest and to have such Notes or Warrants registered in its name. Upon the exchange of the DTC Global Note or the DTC Global Warrant for Notes or Warrants in definitive form, the DTC Global Note or the DTC Global Warrant, as the case may be will be cancelled by the applicable Trustee. In the event that definitive registered Notes or Warrants are issued all transactions in connection with the transfer, delivery and registration of such definitive Notes may be effected through the offices of the Luxembourg Paying Agent, including in connection with any partial redemption of Notes.

 Transfers and Registrar

  Transfers of Units, Notes and Warrants (including the DTC Global Securities and the DBC Global Securities) will be limited to transfers of book-entry interests between and within DBC and DTC. Transfers of Units, Notes and Warrants between DBC Accountholders on the one hand and DTC Participants on the other hand shall be effected by an increase or a reduction in the aggregate amount of Units, Notes or Warrants, as the case may be, represented by the DBC Global Securities and a corresponding reduction or increase in the aggregate amount of Notes or Warrants represented by the DTC Global Securities.

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

  Except as set forth above, owners of legal co-ownership interests in the DBC Global Securities or of beneficial interests in the DTC Global Securities will not be entitled to have Units, Notes or Warrants, as the case may be, registered in their names, and will not receive or be entitled to receive physical delivery of definitive certificates representing individual Notes or Warrants, as the case may be.

  The Issuer has appointed State Street Bank and Trust Company as registrar (the "Registrar") for all Units, Notes and Warrants and as paying agent in respect of the Notes represented by the DTC Global Note (the "U.S. Paying Agent") and Bankers Trust International PLC, Frankfurt Branch as paying agent for the Notes represented by the DBC Global Note (the "DM Paying Agent") (the DM Paying Agent and the U.S. Paying Agent are referred to as the "Paying Agents"). So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Company will have a paying agent and transfer agent in Luxembourg. State Street Bank and Trust Company, as the Registrar, provides the link between DTC and DBC. The Issuer shall ensure that for as long as any Notes shall be outstanding there shall always be a Registrar, a U.S. Paying Agent and a DM Paying Agent to perform the functions assigned to any of them in the Indenture.

 Payment

  Payment of principal of premium, if any, and interest on the Notes represented by the Global Notes will be made in Deutsche Marks through the DM Paying Agent to DBC as the registered Holder of the DBC Global Note and in Deutsche Marks and U.S. Dollars through the U.S. Paying Agent to Cede & Co., the nominee for DTC, as the registered Holder of the DTC Global Note.

  Any person holding beneficial interests in the DTC Global Note (a "DTC Noteholder") shall receive payments of principal and interest in respect of the Notes in U.S. dollars, unless such DTC Noteholder elects to receive payment in Deutsche Marks in accordance with the procedures set forth below. To the extent that the
DTC Noteholders have not made such election in respect of any payment of principal or interest, the aggregate amount designated for all such DTC Noteholders in respect of such payment (the "DM Conversion Amount") shall be credited to the U.S. Paying Agent's account and converted by the U.S. Paying Agent into U.S. dollars and paid by wire transfer of same-day funds to the registered holder of the DTC Global Note for payment through DTC's settlement system to the relevant DTC Participants. All costs of any such conversion and wire transfer shall be deducted from such payments. Any such conversion shall be based on State Street Bank and Trust Company N.A.'s bid quotation, at or prior to 11:00 a.m. New York time, on the second Business Day (as defined below) preceding the relevant payment date, for the purchase by the U.S. Paying Agent of the DM Conversion Amount of U.S. dollars for settlement on such payment date. If such bid quotation is not available for any reason, the U.S. Paying Agent shall endeavor to obtain a bid quotation from a leading foreign exchange bank in New York City selected by the U.S. Paying Agent for such purpose. If no bid quotation from a leading foreign exchange bank is available, payment of the DM Conversion Amount will be made in Deutsche Marks to the account or accounts specified by DTC to the U.S. Paying Agent.

  In addition to acting in its capacity as U.S. Paying Agent, State Street Bank and Trust Company or its affiliate may act as a foreign exchange dealer for purposes of converting Deutsche Marks to U.S. dollars as described in the paragraph above and, when acting as a foreign exchange dealer, it will derive profits from such activities in addition to the fees earned by it for its services as Trustee, Registrar and U.S. Paying Agent. Each such conversion will be made on such terms, conditions, and charges not inconsistent with the terms of the Notes as State Street Bank and Trust Company or its affiliate may from time to time establish in accordance with its regular foreign exchange practices, and subject to applicable U.S. law and regulations.

  A DTC Noteholder may elect to receive payment of principal and interest with respect to the Notes in Deutsche Marks by causing DTC through the relevant DTC Participant to notify the U.S. Paying Agent by the time specified below of (i) such DTC Noteholder's election to receive all or a portion of such payment in Deutsche Marks, (ii) the aggregate principal amount of the DTC Global Note held by such DTC Noteholder to which such election relates and (iii) wire transfer instructions to a Deutsche Mark account in the Federal Republic of Germany. Such election in respect of any payment must be made by the DTC Noteholder at the time and in the manner required by the DTC procedures applicable from time to time and shall, in accordance with such procedures, be irrevocable and shall relate only to such payment. DTC notification of such election, wire transfer instructions and the amount payable in Deutsche Marks must be received by the U.S. Paying Agent prior to 5:00 p.m. New York time on the fifth Business Day following the relevant Record Date in the case of interest, and prior to the third Business Day preceding the payment date for the payment of principal. Any payments in Deutsche Marks shall be made by wire transfer of same-day funds to Deutsche Mark accounts designated by DTC. The term "Business Day" shall mean any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to close.

  Payments by DTC Participants and Indirect DTC Participants (as defined herein) to owners of beneficial interests in the DTC Global Note will be governed by standing instructions and customary practices as is now the case with securities held by the accounts of customers registered in "street name", and will be the responsibility of the DTC Participants or Indirect DTC Participants. Neither the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interests in the DTC Global Note or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests. Substantially similar principles will apply with regard to the DBC Global Note and payments of interest to holders therein.

 DBC

  DBC is incorporated under the laws of the Federal Republic of Germany and acts as a specialized depositary and clearing organization. DBC is subject to regulations and supervision by the German Banking Supervisory Authority. DBC holds securities for DBC Accountholders and facilitates the clearance and settlement of securities transactions between its DBC Accountholders through electronic book-entry changes in securities accounts with simultaneous payment in Deutsche Marks in same-day funds. Thus, the need for physical delivery of certificates is eliminated. DBC provides to the DBC Accountholders, among other things, services for safekeeping, administration, clearance and settlement of domestic German and internationally traded securities and securities lending and borrowing. DBC Accountholders include banking institutions located in Germany, including German branches of non-German financial institutions, securities brokers or dealers admitted to a German Stock Exchange that meet certain additional requirements, certain foreign clearing institutions and, subject to certain requirements, other credit institutions within the European Union. Indirect access to DBC is available to others such as securities brokers and dealers, banks, trust companies, clearing corporations and others, including individuals, that clear through or maintain custodial relationships with DBC Accountholders either directly or indirectly.

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

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a summary of the principal United States federal income tax considerations of acquiring, owning, and disposing of Notes or Warrants that may be relevant to prospective investors. This summary is of a general nature and is not intended to be, nor should it be construed to be, legal or tax advice to any person purchasing and holding Notes or Warrants pursuant to this Prospectus. The following discussion applies only to persons that hold the Notes or Warrants as capital assets within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not purport to deal with all aspects of United States federal income taxation that may be relevant to a prospective investor or to certain classes of persons who are subject to special treatment under the United States federal income tax law, including, but not limited to, dealers in securities or currencies, banks, insurance companies, tax-exempt organizations, persons that hold the Notes or Warrants as a "hedge" against currency risks, as part of a "straddle" with other investments, or as part of a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and persons who have ceased to be United States citizens or to be taxed as resident aliens. In addition, except as expressly indicated, the discussion generally is limited to the United States federal income tax consequences to initial holders of the Notes and Warrants. It does not consider the tax treatment of holders of an interest in pass-through entities that hold the Notes or Warrants nor does it include any description of the tax laws of any state, local, or foreign governments that may be applicable to the Notes or Warrants or holders thereof.

  This summary is based upon the United States federal tax laws as in effect on the date of this Prospectus, which are subject to change.

  EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF ACQUIRING, OWNING, AND DISPOSING OF THE NOTES OR WARRANTS, INCLUDING THE APPLICABILITY AND AFFECT OF ANY STATE, LOCAL, OR FOREIGN INCOME TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

ALLOCATION OF PURCHASE PRICE BETWEEN NOTES AND WARRANTS

  For U.S. federal income tax purposes, the Notes and the Warrants will be treated as investment units. The issue price of a Unit for U.S. federal income tax purposes will be the first price at which a substantial amount of Units is sold to the public (excluding sales to bond houses, brokers or similar persons acting as underwriters, placement agents or wholesalers). The issue price of a Unit must be allocated between the Notes and the Warrants based on the Company's best judgment of the relative fair market values of each such component of the Unit on the issue date. The Company intends to allocate approximately $323.26 to each Note and $2.48 to each Warrant. Pursuant to Treasury Regulations issued under provisions of the Code relating to original issue discount (the "OID Regulations"), each holder will be bound by such allocation for U.S. federal income tax purposes unless such holder discloses on a statement attached to its tax return for the taxable year that includes the acquisition date of such Unit that its allocation differs from that of the Company. No assurance can be given that the Service will accept the Company's allocation. If the Company's allocation were successfully challenged by the Service, the issue price, original issue discount accrual on the Note and gain or loss on the sale or disposition of a Note or Warrant would be different from that resulting under the allocation determined by the Company.

NOTES

  U.S. HOLDERS

  The following discussion is limited to the United States federal income tax consequences relevant to a holder of a Note that is (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate, the income of which is subject to United States federal income tax regardless of the source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (a "U.S. Holder").

  Special consideration relevant to the United States federal income taxation of payments on Notes denominated in a currency other than the U.S. dollar ("Foreign Currency") are discussed separately below under the heading FOREIGN CURRENCY NOTES.

  PAYMENTS OF INTEREST

  In general (pursuant to the original issue discount rules described below), interest on a Note will be taxable to a beneficial owner who is a U.S. Holder as ordinary interest income at the time it accrues.

 Original Issue Discount

  The Notes will be issued with original issue discount ("OID") for United States federal income tax purposes. The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership, and disposition of Notes issued with OID and that mature more than one year from the date of issuance.

  For United States federal income tax purposes, OID is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date). Generally, the issue price of a Note will equal the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than qualified stated interest payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. Because the Notes do not provide for the payment of qualified stated interest throughout their term, the stated redemption price at maturity will be the sum of the face amount of the Notes and the total amount of interest provided for under the terms of the Notes. Accordingly, the difference between the first price at which a substantial amount of the Notes are sold and the total amount payable under those Notes (principal and interest) will be OID that is includible in the gross income of a U.S. Holder of the Notes on an annual basis.

  A U.S. Holder of a Note with a maturity date more than one year from the date of issue must include OID in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of the cash payments attributable to such income, regardless of the U.S. Holder's regular method of tax accounting. In general, the amount of OID included in income by the initial U.S. Holder will be the sum of the daily portions of OID for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder held the Note. The daily portion of OID is determined by allocating to each day in any accrual period (i.e., the interval between compounding dates) a ratable portion of the OID allocable to that accrual period. The amount of OID allocable to each accrual period generally is equal to the difference between the product of the Note's adjusted issue price at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period). The adjusted issue price of a Note at the beginning of any accrual period is the sum of the issue price of the Note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on the Note that were not qualified stated interest payments. Under these rules, U.S. Holders of Notes generally will have to include in income increasingly greater amounts of OID over the life of the Notes.

  A U.S. Holder who purchases a Note for an amount that is greater than its adjusted issue price but less than or equal to the sum of all amounts payable on the Note after the purchase date (other than payments of qualified stated interest), will be considered to have purchased the Note at an acquisition premium. Under the acquisition premium rules, the amount of original issue discount that such U.S. Holder must include in its gross income with respect to the Note for any taxable year (or portion thereof in which the U.S. Holder holds the Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

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

 Applicable High Yield Discount Obligations

  The Notes will be "applicable high yield discount obligations" ("AHYDOs"), as defined in the Code, and the following rules would apply if the yield to maturity of such Notes exceeds the "applicable federal rate" in effect at the time of their issuance (the "AFR") plus five percentage points. Under the rules applicable to AHYDOs, a portion of the OID that accrues on the Notes will not be deductible by the Company at any time. The non-deductible portion of the OID will be an amount that bears the same ratio to such OID as (i) the excess of the yield to maturity of the Notes over the AFR plus six percentage points bears to (ii) the yield to maturity of the Notes. Any remaining OID on the Notes will not be deductible by the Company until such OID is paid. To the extent that the non-deductible portion of OID would have been treated as a dividend if it had been distributed with respect to the Company's stock, it will be treated as a dividend to holders of the Notes for purposes of the rules relating to the dividends received deduction for corporate holders. Accordingly, the non-deductible portion of OID will not be treated as a dividend to the extent that it is not paid out of the Company's current or accumulated earnings and profits (determined without regard to such current year non-deductible portion). Prospective investors should consult their own tax advisors with respect to the application of the AHYDO rules and the limited availability of a dividends received deduction for a corporate holder.

 Market Discount

  If a U.S. Holder purchases a Note for an amount that is less than its adjusted issue price as of the purchase date, the U.S. Holder will be treated as having purchased such Note at a market discount, unless such market discount is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any payment that does not constitute qualified stated interest on, or any gain realized on the sale, exchange, retirement, or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain, or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

  A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service (the "IRS").

 Premium

  If a U.S. Holder purchases a Note for an amount in excess of the sum of all amounts payable on the Note after the purchase date (other than payments of qualified stated interest), the Note will not be subject to the OID rules and the U.S. Holder may elect to treat such excess as amortizable bond premium, in which case the amount of qualified stated interest required to be included in the U.S. Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. However, if such Note may be optionally redeemed after the U.S. Holder acquires the Note at a price in excess of its principal amount, special rules may apply. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS. A U.S. Holder that does not elect to amortize bond premium generally will be entitled to treat the premium as capital loss when the Note matures.

 Election to Treat All Interest as OID

  U.S. Holders generally may, upon election, include in income all interest (including stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest,

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

as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to OID, subject to certain limitations and exceptions.

  SALE, EXCHANGE, REDEMPTION, REPAYMENT, OR OTHER DISPOSITION OF THE NOTES

  Upon the disposition of a Note by sale, exchange, redemption, or repayment, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount realized on such disposition (other than amounts attributable to accrued interest), and (ii) the U.S. Holder's tax basis in the Note. A U.S. Holder's tax basis in a Note generally will equal the U.S. dollar cost of the Note (net of accrued interest) to the U.S. Holder (which in the case of Note purchased with a Foreign Currency will be the U.S. dollar value of the purchase price on the date of purchase), increased by amounts includible in income as OID or market discount (if the U.S. Holder elects to include market discount in income on a current basis), and reduced by any amortized bond premium and any payments (other than payments of qualified stated interest) made on such Note. The amount realized by a U.S. Holder on the disposition of a Note for an amount in Foreign Currency will be the U.S. dollar value of such amount on the date of the disposition. Because the Note is held as a capital asset, such gain or loss (except to the extent that the market discount rules otherwise provide) will constitute capital gain or loss. In the case of an individual, the maximum federal income tax rate applicable to capital gains is 20% if the property was held for more than 18 months and 28% if the property was held for more than one year but not more than 18 months. Capital gains are subject to ordinary income tax rates if the property was not held for more than one year. Capital losses may only be deducted to the extent of a taxpayer's capital gains, except that an individual may deduct an amount of capital losses equal to his capital gains plus $3,000. Unused capital losses may be carried to subsequent years.

  FOREIGN CURRENCY NOTES

  The following discussion applies to U.S. Holders of the Notes because the Notes are denominated in a Foreign Currency (i.e., German deutsche marks) (Foreign Currency Notes). This discussion assumes that the Foreign Currency Notes are not denominated in, or indexed to, a currency that is considered a hyperinflationary currency.

 Payments of Interest and OID

  In general, the amount of income recognized by a cash basis U.S. Holder of a Foreign Currency Note will be the U.S. dollar value of the interest payment, based on the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. Accrual basis U.S. Holders may determine the amount of income recognized with respect to such interest payment in accordance with either of two methods. Under the first method, the amount of income recognized will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year). Under the second method, an accrual basis U.S. Holder may elect to translate interest income into U.S. dollars at the spot rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the taxable year. Additionally, if a payment of interest is actually received within 5 business days of the last day of the accrual period or taxable year, an accrual basis U.S. Holder applying the second method instead may translate such accrued interest into U.S. dollars at the spot rate in effect on the day of actual receipt (in which case no exchange gain or loss will result). Any election to apply the second method will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder and may not be revoked without the consent of the IRS. Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Foreign Currency Note) determined by reference to a Foreign Currency, an accrual basis U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) if the exchange rate in effect on the date of receipt differs from the rate applicable to the previous accrual of that interest income.

  OID is determined in units of the Foreign Currency at the time of acquisition of the Foreign Currency Note and is translated into U.S. dollars in the same manner that an accrual basis U.S. Holder accrues stated interest. Exchange gain or loss will be determined when OID is considered paid to the extent the exchange rate on the date of payment differs from the exchange rate at which the OID was accrued.


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

 Amortizable Bond Premium

  Amortizable bond premium on a Foreign Currency Note will be computed in units of Foreign Currency and will reduce interest income in units of the Foreign Currency. At the time amortized bond premium offsets interest income, a U.S. Holder may realize ordinary income or loss, measured by the difference between exchange rates at that time and at the time of the acquisition of the Foreign Currency Note.

 Market Discount

  Market discount on a Foreign Currency Note is determined in units of the Foreign Currency. Accrued market discount that is required to be taken into account on the maturity or upon disposition of a Foreign Currency Note is translated into U.S. dollars at the exchange rate on the maturity or the disposition date, as the case may be (and no part is treated as exchange gain or loss). Accrued market discount currently includible in income by an electing U.S. Holder is translated into U.S. dollars at the average exchange rate for the accrual period (or the partial accrual period during which the U.S. Holder held the Foreign Currency Note), and exchange gain or loss is determined on maturity or disposition of the Foreign Currency Note (as the case may be) in the manner described above under Foreign Currency Notes-- Payments Of Interest And OID with respect to the computation of exchange gain or loss on the receipt of accrued interest by an accrual method holder.

 Exchange Gain or Loss

  Gain or loss recognized by a U.S. Holder on the sale, exchange, repayment, retirement, or other disposition of a Foreign Currency Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

 Exchange of Amounts in Other Than U.S. Dollars

  The cost of a Foreign Currency Note to a U.S. Holder will be the U.S. dollar value of the Foreign Currency purchase price translated at the spot rate for the date of purchase (or, in some cases, the settlement date). Foreign Currency received as interest on a Note or on the sale, exchange, repayment, retirement, or other disposition of a Note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such disposition, as the case may be. Foreign Currency that is purchased generally will have a tax basis equal to the U.S. dollar value of the Foreign Currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a Foreign Currency (including its use to purchase Foreign Currency Notes or upon exchange for U.S. dollars) will be ordinary income or loss.

  NON-U.S. HOLDERS

  The following is a brief summary of the United States federal income tax consequences that may be applicable to a holder of a Note other than a U.S. Holder (a "Non-U.S. Holder"). For purposes of the following discussion, interest (including OID) and gain on the sale, exchange, or other disposition of a Note will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a trade or business in the United States, or (ii) if a tax treaty applies, attributable to a permanent establishment in the United States. In addition, any Additional Amounts payable by the Company to a Non-U.S. Holder will be treated as interest for United States federal income tax purposes.

  INTEREST AND OID

  In general, any interest or OID paid to a Non-U.S. Holder of a Note will not be subject to United States federal income tax if (i) the interest or OID is not U.S. trade or business income, and (ii) as discussed below, either (A) with respect to such payment of interest or OID, the Company meets the 80% foreign business requirements of Section 861(c)(1) of the Code (the 80% foreign business requirements test), or (B) the interest or OID qualifies as "portfolio interest."

  United States federal income tax will not be imposed on any interest or OID paid to a Non-U.S. Holder of a Note if the 80% foreign business requirements test is satisfied. The 80% foreign business requirements test will be met generally if it is shown to the satisfaction of the Secretary of the U.S. Treasury that at least 80% of the gross income from all sources of the Company for the relevant testing period is active foreign business income. For purposes of this test, (i) the testing period is the three-year period ending with the close of the Company's taxable year immediately preceding the payment of interest or OID (or the taxable year of the payment if the Company had no gross income for such three-year period), and (ii) active foreign business income is gross income that is derived from sources outside the United States and is attributable to the active conduct of a trade or business in a foreign country or possession of the United States by the Company (or a subsidiary). If interest or OID is received by a "related person" (as defined in Section 861(c)(2)(B) of the Code), a portion of the payment would not qualify for exemption from United States federal income tax under the 80% foreign business requirements test.

  In addition, any interest or OID paid to a Non-U.S. Holder of a Note generally will not be subject to United States federal income tax if the interest or OID qualifies as portfolio interest. Interest or OID on the Notes generally will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation (as defined in the Code) with respect to which the Company is a "related person" within the meaning of the Code, and (iii) either (A) the Non-U.S. Holder certifies to the Company or its agent under penalties of perjury that it is not a United States person and such certificate provides such Non-U.S. Holder's name and address, or (B) in the case of a Note held by a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution"), the financial institution certifies to the Company or its agent under penalties of perjury that such certificate has been received from the Non-U.S. Holder by it or by another financial institution and the financial institution furnishes the payor with a copy of the Non-U.S. Holder's certificate.

  If the 80% foreign business requirement test is not met and the interest or OID neither qualifies as portfolio interest nor is treated as U.S. trade or business income, the gross amount of the payment generally will be subject to United States withholding tax at the rate of 30%, unless such rate is reduced or eliminated by an applicable income tax treaty. U.S. trade or business income generally will be subject to United States federal income tax at regular rates in the same manner as if the Non-U.S. Holder were a U.S. Holder (and, in the case of a Non-U.S. Holder that is a corporation, such income, under certain circumstances, may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty), but such income generally will not be subject to the 30% withholding tax. To claim the benefit of a lower or zero withholding rate under an income tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide the payor with a properly executed IRS Form 1001 or 4224, respectively (or, in the case of payments made after December 31, 1998, IRS Form W-8) prior to the payment of interest or OID.

  SALE, EXCHANGE, REPAYMENT, RETIREMENT, OR OTHER DISPOSITION OF THE NOTES

  Any gain realized by a Non-U.S. Holder on the sale, exchange, repayment, retirement, or other disposition of a Note will not be subject to United States federal income or withholding taxes unless (i) such gain is U.S. trade or business income, or (ii) in the case of an individual, such Non-U.S. Holder is present in the United States for 183 days or more and certain other conditions are met.

  UNITED STATES FEDERAL ESTATE TAX

  Notes held by an individual who is neither a citizen nor a resident of the United States for United States federal estate tax purposes at the time of such individual's death will not be subject to United States federal estate tax unless (i) the Company would not meet the 80% foreign business requirements test (as described above under "Non-U.S. Holders--Interest And OID") with respect to any interest or OID on the Note were such interest or OID received by the Non-U.S. Holder at the time of death, and (ii) the income from such Notes would not qualify as portfolio interest (as described above under Non-U.S. Holders--Interest And OID), without regard to the certification requirements, if received by such individual at the time of his or her death.

WARRANTS

  U.S. HOLDERS

  The following discussion is limited to the United States federal income tax consequences relevant to holder of a Warrant that is a U.S. Holder (see "--
 NOTES -- U.S. Holders").

  BASIS AND HOLDING PERIOD

  The basis of each Warrant acquired through purchase of a Unit will equal its pro rata (based on the relative values of the Notes and Warrants acquired) portion of the issue price of the Unit, as described above. The holding period of the Warrant will commence at the time the Unit is purchased.

  EXERCISE OF WARRANTS

  No gain or loss will be recognized by a holder of Warrants upon the exercise of the Warrants. The holding period of Common Stock acquired by a holder upon exercise of Warrants will commence upon the exercise of the Warrants therefor. The tax basis of Common Stock acquired upon the exercise of the Warrants will be equal to the sum of the basis of the Warrants exercised and the exercise price paid for such shares of Common Stock.

  SALE OR EXCHANGE

  Upon the sale or taxable exchange of Warrants, the holder will recognize gain or loss equal to the difference between the amount realized from such sale or exchange and the holder's adjusted tax basis in the Warrants. Assuming that Common Stock which would have been acquired by the holder if he or she had exercised the Warrants would be a capital asset in the hands of the holder, the resulting gain or loss will be a capital gain or loss. Any such capital gain or loss will be subject to the same rules described above with respect to a sale or other disposition of Notes.

  EXPIRATION OF WARRANTS

  A holder who allows Warrants to expire without being exercised will be treated as having disposed of the Warrants in a taxable exchange on the date of expiration. Accordingly, such a holder will recognize loss equal to the holder's basis in the Warrants. If the shares of Common Stock which would have been acquired by the holder upon exercise of the Warrants would have been a capital asset in the hands of the holder, the loss recognized upon expiration of the Warrants will be a capital loss.

  ADJUSTMENTS TO CONVERSION RATIO OR EXERCISE PRICE

  Section 305 of the Code requires that certain actual or constructive distributions of a company's stock to holders of the company's stock, convertible securities or warrants be recognized as a taxable dividend. Regulations promulgated under Section 305 provide that an adjustment in the conversion ratio or exercise price of warrants made pursuant to a bona fide, reasonable formula which has the effect of preventing dilution of the interest of the holders of such stock will not be considered to result in a taxable dividend; however, the regulations further provide that an adjustment to the conversion ratio or exercise price to compensate warrant holders for a taxable distribution to the stockholders will not be considered as made pursuant to such a formula. Any adjustment in the exercise price or conversion ratio of the Warrants to reflect taxable distributions on the Common Stock would be treated as a constructive distribution of stock to the holders of the Warrants and would be taxable as a dividend to the extent of current or accumulated earnings and profits of the Company. The amount of the dividend to a holder of the Warrants resulting from such an adjustment would be measured by the fair market value of the additional Common Stock (or fraction thereof) that would be obtainable as a result of the adjustment. There can be no assurance and none is hereby given that an adjustment to the conversion ratio or exercise price of the Warrants will not result in a taxable dividend.

  NON-U.S. HOLDERS

  IF U.S. TRADE OR BUSINESS INCOME

  If income or gain from a Warrant would be "U.S. trade or business income" (see, "-- NOTES -- Non-U.S. Holders") to a holder of a Warrant that is a Non-U.S. Holder, the U.S. federal income tax consequences to such Non-U.S. Holder of acquiring, holding and disposing of the Warrants will be substantially the same as to a U.S. Holder.

  IF NOT U.S. TRADE OR BUSINESS INCOME

  If income or gain from a Warrant would not be "U.S. trade or business income" to a holder of a Warrant that is a Non-U.S. Holder:

  (a)The Non-U.S. Holder will not recognize any gain on the exercise of the Warrants;

  (b)Income or gain recognized by the Non-U.S. Holder on a taxable sale or exchange will not be subject to United States federal income or withholding taxes provided that, in the case of an individual, such Non-U.S. Holder is present in the United States for 183 or more days during the year and certain other conditions are met.

  (c)Some or all of a deemed taxable dividend to the Non-U.S. Holder as a result of an adjustment to the conversion ratio or exercise price (see "-- WARRANTS--Adjustment to the Conversion Ratio or Exercise Price" above) may be subject to U.S. tax at a rate of 30% (or such lower rate as may be specified by an applicable treaty).

  UNITED STATES FEDERAL ESTATE TAX

  Warrants held by an individual at the time of such individual's death will be subject to United States federal estate tax in the absence of an applicable treaty provision excluding such property from the tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  Payments made in respect of the Notes to a U.S. Holder must be reported by the Company to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. In addition, backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the Notes to U.S. Holders who are not exempt recipients and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner.

  The Company will be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest or OID paid to, and the amount of tax withheld with respect to, each Non-U.S. Holder. This information also may be made available to tax authorities in the country in which the Non-U.S. Holder resides in accordance with the provisions of an applicable income tax treaty. Under current Treasury Regulations, information reporting and backup withholding will not apply to payments of principal on the Notes by the Company or any agent thereof (in its capacity as such) to a Non-U.S. Holder of a Note if the Non-U.S. Holder has provided the required certification that it is not a United States person or has otherwise established an exemption, provided that neither the Company nor its agent has actual knowledge that the holder is a United States person or that the conditions of any exemption are not in fact satisfied. Compliance with the certification procedures described in the discussion of portfolio interest (see "--Non-U.S. Holders--Interest And OID") would establish an exemption for those non-U.S. Holders who are not exempt recipients.

  Payment of the proceeds from a sale of a Note or Warrant to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number (or, in the case of a Non-U.S. Holder, certifies under penalties of perjury its non-U.S. status) or otherwise establishes an exemption from information reporting and backup withholding. Payment of the proceeds from the sale of a Note or Warrant to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, then information reporting may apply to such payments.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

  In October 1997, final Treasury Regulations were issued that effect the information reporting and backup withholding requirements applicable to payments in respect of a Note made after December 31, 1999. Holders of the Notes should consult their own tax advisors with respect to the possible application of such final regulations to any payments made in respect of the Notes.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement dated the date of this Prospectus (the "Purchase Agreement") among the Issuer, Merrill Lynch Capital Markets Bank Limited Frankfurt/Main Branch, as lead manager and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together, the "Underwriters"), the Issuer has agreed to sell to the Underwriters, and the Underwriters have agreed to purchase from the Issuer all of the Units offered hereby.

  The Purchase Agreement provides that the obligation of the Underwriters to pay for and accept delivery of the Units is subject to, among other conditions, the delivery of certain legal opinions by its counsel.

  The Underwriters have agreed to reimburse the Company for approximately $209,500 of the expenses incurred in connection with the Units Offering.

  The Underwriters have advised the Issuer that they propose initially to offer the Units to the public at the price to public set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of 2.5% per Unit. The Underwriters may allow, and such dealers may reallow, a discount not in excess of 1.25% per Unit to certain other dealers. After the Units Offering, the public offering price, concession and discount may be changed.

  The Issuer has agreed that it will not for a period of 180 days from the date of this Prospectus, without the consent of the Underwriters, directly or indirectly offer, sell, grant any option to purchase, or otherwise dispose of, any debt securities or Common Stock of the Issuer or securities of the Issuer that are convertible into, or exchangeable for, the Notes or such other debt securities or Common Stock.

  The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  The Underwriters do not intend to confirm sales of Units offered hereby to any accounts over which it exercises discretionary authority.

  There is currently no public market for the Units. Accordingly, there can be no assurance as to the liquidity of any market that may develop for the Units, the ability of holders of the Units to sell their Units or at what price such holders would be able to sell their Units. If such a market were to develop, the Units could trade at prices that may be lower than the initial offering price thereof, depending on many factors, including prevailing interest rates, the Issuer's operating results and markets for similar debt securities. The Underwriters, have advised the Issuer that they currently intend to make a market in the Units. However, they are not obligated to do so, and any market making with respect to the Units may be discontinued at any time without notice at the sole discretion of the Underwriters. If an active public market does not develop, the market price and liquidity of the Notes may be adversely affected. The Issuer does not intend to apply for listing of the Units on any national securities exchange or for quotation of the Units through an automated quotation system United States. Application has been made to list the Units, the Notes and Warrants on the Luxembourg Stock Exchange.

  Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Units. There can be no assurance that the market for the Units will not be subject to similar disruptions.

  Until the distribution of the Units is completed, rules of the Commission may limit the ability of the Underwriter and certain selling group members to bid for and purchase the Units. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Units. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

  If Underwriters create a short position in the Units in connection with the Offering, i.e., if they sell more Units than are set forth on the cover page of this Prospectus, the Underwriters may reduce that short position by purchasing Units in the open market.

  The Underwriters may also impose a penalty bid on selling group members. This means that if the Underwriters purchase Units in the open market to reduce the short position or to stabilize the price of the Units, they may reclaim the amount of the selling concession from selling group members who sold those Units as part of the Offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Issuer nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Issuer nor the Underwriters make any representation that the Underwriters will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

  Certain legal matters relating to the Units will be passed upon for the Issuer by Arent Fox Kintner Plotkin & Kahn, PLLC and for the Underwriters by Shearman & Sterling.

                                    EXPERTS

  The Consolidated Financial Statements of the Company as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 included in this Prospectus have been audited by KPMG Polska Sp. z o.o., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                              GENERAL INFORMATION

1. The issuance of the Units was authorized pursuant to resolutions of the Board of Directors of the Issuer adopted on March 17, 1998, May 27, 1998 and June 8, 1998.

2. In connection with the application to list the Notes on the Luxembourg Stock Exchange, legal notices relating to the issuance of the Notes and copies of the Certificate and Articles of Association of the Issuer will be lodged with the Chief Registrar of the District Court in Luxembourg (Greffler en Chef du Tribunal d Arrondissement de et a Luxembourg) where such documents are available for inspection and where copies of such documents may be obtained upon request.

3. The Units, the Notes and the Warrants have been accepted for clearance through the Euroclear and Cedel settlement systems and will have the following reference numbers:

                                    EUROPEAN
                                     NUMBERS                                  U.S. NUMBERS
                                    --------                                  ------------
      UNITS
      -----
      WKN                        248-410                                     248-412
      CUSIP                      NO CUSIP                                    298-736-AB5
      ISIN                       DE-000-248-4102                             US298-736-AB57
      Common Code                883-85-26                                   884-01-72
      NOTES
      -----
      WKN                        248-411                                     248-413
      CUSIP                      NO CUSIP                                    298-736-AA7
      ISIN                       DE-000-248-4110                             US298-736-AA74
      Common Code                883-83-48                                   875-00-33
      WARRANTS
      --------
      WKN                        914-893                                     914-895
      CUSIP                      NO CUSIP                                    298-736-117
      ISIN                       DE-000-914-8932                             US298-736-1175
      Common Code                884-17-48                                   884-14-03


4. So long as any of the Notes remains outstanding, copies of the latest annal report of the Issuer, including its consolidated annual accounts and of the latest unaudited quarterly filings of the Company with the U.S. Securities and Exchange Commission (which include quarterly financial information) may be obtained from, and copies of the Indenture (incorporating the forms of the Global Notes) and the Certificate of Incorporation and Bylaws of the Issuer will be available for inspection at the specified offices of the Luxembourg Paying Agent. The Company does not publish unconsolidated accounts.

5. Except as disclosed in this Prospectus, there has been no change (nor any development or event likely to involve a prospective change) which is materially adverse to the condition (financial or other), prospects, results or operations or general affairs of the issuer or the Euronet group since March 31, 1998.

6. Except as disclosed in this Prospectus under the section entitled "Litigation", neither the Issuer nor any of its subsidiaries is involved in any litigation, arbitration or administrative proceedings which, if determined adversely to the Issuer or any such subsidiary, would individually or in the aggregate have a material adverse effect on the condition (financial or other), prospects, results of operations or general affairs of the Issuer or the Euronet group and, so far as the Issuer is aware having made all reasonable enquiries, there are no such litigation, arbitration or administrative proceedings pending or threatened.

7. Legal opinions in connection with the issue of the Notes will be given by Arent Fox Kintner Plotkin & Kahn, PLLC, legal advisers to the Issuer.

8. Euronet conducts its business in each market through a wholly-owned operating subsidiary. The names and dates of incorporation of these operating subsidiaries are as follows:

      --Euronet-Bank Tech Rt. (Bank Tech), incorporated in Hungary on June 22, 1994;
      --Bankomat 24/Euronet Sp. z o.o. (Bankomat), incorporated in Poland on December 11, 1995;
      --EFT-Usluge d o.o., incorporated in Croatia on April 14, 1997; --Euronet Services GmbH, incorporated in Germany on December 23, 1996;
      --Euronet Services France SAS, incorporated in France on December
      12, 1997;
      --Euronet Services spol. sro, incorporated in Czech Republic on September 16, 1997.

  Each subsidiary enters into the various bank and operating agreements required to do business in the market in which it was formed. In addition, the Hungarian subsidiary, Bank Tech, owns and operates the Processing Center described elsewhere in this Prospectus and provides processing services to the Euronet group.

  All of the general managers and/or members of the boards of directors of these subsidiaries are employees of the Company.

                     EURONET SERVICES INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Independent Auditors' Report..............................................  F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997 and as of
 March 31, 1998 (unaudited)...............................................  F-3
Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 1995, 1996 and 1997 and for the three months ended
 March 31, 1997 and 1998 (unaudited)......................................  F-4
Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1995, 1996 and 1997...................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, 1996 and 1997 and for the three months ended March 31, 1997 and
 1998 (unaudited).........................................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Euronet Services Inc.:

  We have audited the accompanying consolidated balance sheets of Euronet Services Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Euronet Services Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles in the United States of America.

                                          KPMG Polska Sp. z o.o.

Warsaw, Poland
March 17, 1998

                     EURONET SERVICES INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                               DECEMBER 31,        MARCH 31,
                                             -----------------  -----------
                                              1996      1997       1998
                                             -------  --------  -----------
                                                    (IN THOUSANDS)
                  ASSETS                                        (UNAUDITED)
Current assets:
  Cash and cash equivalents................  $ 2,541  $  7,516  $    11,703
  Restricted cash (note 4).................      152       847        1,168
  Trade accounts receivable................      172       647          745
  Investment securities (notes 5 and 6)....      194    31,944       21,825
  Prepaid expenses and other current
   assets..................................      433     1,857        2,116
                                             -------  --------  -----------
    Total current assets...................    3,492    42,811       37,557
Property, plant, and equipment, at cost:
  Equipment--Automatic teller machines.....    6,773    23,581       24,891
  Vehicles and office equipment............      471     1,808        2,510
  Computers and software...................      662     1,050        1,123
                                             -------  --------  -----------
                                               7,906    26,439       28,524
  Less accumulated depreciation and
   amortization............................     (622)   (2,351)      (3,287)
                                             -------  --------  -----------
  Net property, plant and equipment........    7,284    24,088       25,237
  Loans receivable, excluding current
   portion.................................       21        21           18
  Deposits for ATM leases..................      666     2,542        2,549
  Deferred income taxes (note 8)...........      471       571          571
                                             -------  --------  -----------
    Total assets...........................  $11,934  $ 70,033  $    65,932
                                             =======  ========  ===========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable...................  $ 1,670     4,420        4,149
  Short term borrowings (note 6)...........      194       158          198
  Current installments of obligations under
   capital leases (note 7).................      637     3,140        3,849
  Note payable--shareholder................      262       --           --
  Accrued expenses.........................       98     1,597        1,187
                                             -------  --------  -----------
    Total current liabilities..............    2,861     9,315        9,383
Obligations under capital leases, excluding
 current installments (note 7).............    3,834    11,330       10,575
Other long-term liabilities................      103       169          --
                                             -------  --------  -----------
    Total liabilities......................    6,798    20,814       19,958
                                             -------  --------  -----------
Stockholders' equity (note 1):
  Common stock, $0.02 par value. Authorized
   30,000,000 shares in 1997 and 2,100,000
   in 1996; issued and outstanding
   15,133,321 shares in 1997 and 499,100
   shares in 1996..........................       10       304          304
  Preferred stock, $0.02 par value.
   Authorized 10,000,000 shares in 1997,
   none issued and outstanding.............      --        --           --
  Series A convertible preferred stock,
   $0.02 par value. Authorized
   7,700,000 shares in 1996, issued and
   outstanding 4,419,800 in 1996...........       88       --           --
  Series B convertible preferred stock,
   $0.02 par value. Authorized
   7,700,000 shares in 1996, issued and
   outstanding 4,666,669 in 1996...........       93       --           --
  Additional paid in capital...............   11,666    63,358       63,385
  Treasury stock...........................      --         (4)          (4)
  Subscription receivable..................     (500)     (253)        (253)
  Accumulated losses.......................   (7,005)  (14,970)     (18,617)
  Cumulative translation adjustment........      --        --           375
  Restricted reserve (note 3)..............      784       784          784
                                             -------  --------  -----------
    Total stockholders' equity.............    5,136    49,219       45,974
                                             -------  --------  -----------
    Total liabilities and stockholders'
     equity................................  $11,934  $ 70,033  $    65,932
                                             =======  ========  ===========

          See accompanying notes to consolidated financial statements.

                     EURONET SERVICES INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                             THREE MONTHS ENDED
                            YEARS ENDED DECEMBER 31,              MARCH 31,
                          ------------------------------  ----------------------
                            1995      1996       1997       1997        1998
                          --------  --------  ----------  ---------  -----------
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:                                                            (UNAUDITED)
  Transaction fees......  $     62  $  1,198  $    4,627  $     709  $     1,876
  Other.................        --        63         663         86          125
                          --------  --------  ----------  ---------  -----------
    Total revenues......        62     1,261       5,290        795        2,001
Operating expenses:
  ATM operating costs...       510     1,176       5,172        688        2,472
  Professional fees.....       394     1,125       1,166        104          348
  Salaries..............       452       989       3,796        580        1,717
  Communication.........        20       263         818         53          132
  Rent and utilities....       112       290         783         84          280
  Travel and related
   costs................        71       254         701         78          352
  Fees and charges......       112       427         458         75          116
  Share compensation
   expense (note 9).....        --     4,172         108         19           27
  Foreign exchange
   loss/(gain)..........       158        79          (8)      (169)        (174)
  Other.................       341       232         818        188          383
                          --------  --------  ----------  ---------  -----------
Total operating
 expenses...............     2,170     9,007      13,812      1,700        5,653
                          --------  --------  ----------  ---------  -----------
    Operating loss......    (2,108)   (7,746)     (8,522)      (905)      (3,652)
Other income/expense:
  Interest income.......       126       225       1,609         75          461
  Interest expense......      (107)     (378)     (1,152)      (111)        (456)
                          --------  --------  ----------  ---------  -----------
                                19      (153)        457        (36)           5
                          --------  --------  ----------  ---------  -----------
    Loss before income
     tax benefit........    (2,089)   (7,899)     (8,065)      (941)      (3,647)
Income tax benefit (note
 8).....................       148       323         100        126          --
                          --------  --------  ----------  ---------  -----------
    Net loss............  $ (1,941) $ (7,576) $   (7,965) $    (815) $    (3,647)
Other comprehensive
 income-cumulative
 translation
 adjustment.............       --        --          --         --           375
                          --------  --------  ----------  ---------  -----------
    Comprehensive loss..  $ (1,941) $ (7,576) $   (7,965) $    (815) $    (3,272)
                          ========  ========  ==========  =========  ===========
Loss per share--basic
 and diluted (note
 2(k))..................  $  (4.00) $ (15.18) $    (0.64)   $ (0.18) $     (0.24)
                          ========  ========  ==========  =========  ===========
  Weighted average
   number of shares
   outstanding..........   483,324   499,100  12,380,962  4,422,811   15,235,068
                          ========  ========  ==========  =========  ===========

--------
The Company has adopted SFAS 130 "Reporting Comprehensive Income" during the three months ended March 31, 1998. Other comprehensive income only includes changes in equity during the period resulting from cumulative translation adjustments. The adoption of this statement had no effect on presentation of prior years' statement of operations.

          See accompanying notes to consolidated financial statements.

                     EURONET SERVICES INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                 PREFERRED PREFERRED   ADDITIONAL
                         COMMON    STOCK     STOCK      PAID IN      TREASURY SUBSCRIPTION ACCUMULATED RESTRICTED
                         STOCK   SERIES A  SERIES B     CAPITAL       STOCK    RECEIVABLE    LOSSES     RESERVE    TOTAL
                         ------  --------- --------- --------------  -------- ------------ ----------- ---------- -------
                                                     (IN THOUSANDS)
                                                     --------------
BALANCE JANUARY 1,
 1995..................  $2,650      --        --                --     --          --          (457)     229     $ 2,422
Capital contributions
 (note 1).................1,066      --        --               550     --          --            --       --       1,616
Net loss for 1995......      --      --        --                --     --          --        (1,941)      --      (1,941)
Transfer to restricted
 reserve...............      --      --        --                --     --          --          (421)     421          --
                         ------     ---      ----    --------------    ---       -----       -------      ---     -------
BALANCE DECEMBER 31,
 1995..................   3,716      --        --               550     --          --        (2,819)     650       2,097
Net loss up to March
 27, 1996..............      --      --        --                --     --          --          (657)      --        (657)
Transfer to restricted
 reserve...............      --      --        --                --     --          --           (48)      48          --
Formation of Euronet
 Services N.V.
 (note 1)..............  (3,709)     63        --               122     --          --         3,524       --          --
Capital contribution
 (note 1)..............      --      --        67             6,933     --       ( 500)           --       --       6,500
Reimbursement of
 capital...............      --      --        --               (57)    --          --            --       --         (57)
Change in par value of
 shares................       3      25        26               (54)    --          --            --       --          --
Share compensation
 expense (note 9)......      --      --        --             4,172     --          --            --       --       4,172
Net loss from March 28,
 1996 through December
 31, 1996..............      --      --        --                --     --          --        (6,919)      --      (6,919)
Transfer to restricted
 reserve...............      --      --        --                --     --          --           (86)      86          --
                         ------     ---      ----    --------------    ---       -----       -------      ---     -------
BALANCE DECEMBER 31,
 1996..................      10      88        93            11,666     --        (500)       (7,005)     784       5,136
GE Capital share issue
 (note 1)..............      --      --        11             2,989     --          --            --       --       3,000
Formation of Euronet
 Services Inc.
 (note 1)..............     192     (88)     (104)               --     --          --            --       --          --
Net proceeds from
 public offering
 (note 1)..............      77      --        --            47,780     --          --            --       --      47,857
Milestone awards and
 options exercised
 (note 9)..............      25      --        --               815     --        (253)           --       --         587
Subscription paid (note
 1)....................      --      --        --                --     --         500            --       --         500
Treasury stock
 repurchase (note 1)...      --      --        --                --     (4)         --            --       --          (4)
Share compensation
 expense (note 9)......      --      --        --               108     --          --            --       --         108
Net loss for 1997......      --      --        --                --     --          --        (7,965)      --      (7,965)
                         ------     ---      ----    --------------    ---       -----       -------      ---     -------
BALANCE DECEMBER 31,
 1997..................  $  304      --        --            63,358     (4)       (253)      (14,970)     784     $49,219
                         ======     ===      ====    ==============    ===       =====       =======      ===     =======


          See accompanying notes to consolidated financial statements.

                     EURONET SERVICES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         THREE MONTHS ENDED
                             YEAR ENDED DECEMBER 31,          MARCH 31,
                            ---------------------------  ------------------
                              1995     1996      1997     1997     1998
                            --------  -------  --------  -------  -------
                                         (IN THOUSANDS)
Cash flows from operating
 activities:                                               (UNAUDITED)
Net loss..................  $( 1,941) $(7,576) $ (7,965) $  (815) $(3,647)
Adjustments to reconcile
 net loss to net cash used
 in operating activities:
 Share compensation
  expense.................       --     4,172       108       19       27
 Depreciation and
  amortization of
  property, plant and
  equipment...............       133      484     1,761      305      938
 Loss on disposal of fixed
  assets..................       --       --         11      --         6
 Deferred income taxes....      (148)    (323)     (100)    (126)     --
 (Increase)/decrease in
  restricted cash.........      (180)      28      (695)    (322)    (306)
 Increase in trade
  accounts receivable.....       (33)    (139)     (475)     (56)    (152)
 (Increase)/decrease in
  deposits for ATM
  leases..................      (772)     106    (1,876)     166       (7)
 Increase in trade
  accounts payable........       288    1,306     2,750      396     (180)
 Increase in prepaid
  expenses and other
  current assets..........      (293)     --     (1,424)    (501)    (287)
 Increase/(decrease) in
  accrued expenses and
  other long-term
  liabilities.............       485     (313)    1,565      191     (566)
                            --------  -------  --------  -------  -------
 Net cash used in
  operating activities....    (2,461)  (2,255)   (6,340)    (743)  (4,176)
                            --------  -------  --------  -------  -------
Cash flows from investing
 activities:
 Fixed asset purchases....      (394)  (1,061)   (7,612)    (368)  (1,254)
 Proceeds from sale of
  fixed assets............       --       --         42      --        60
 Purchase of investment
  securities..............       --      (194)  (75,692)  (6,750)     --
 Proceeds from maturity of
  investment securities...       --       --     43,942      --    10,119
 Net (increase)/decrease
  in loan receivable......       (24)       3       --         3        3
                            --------  -------  --------  -------  -------
 Net cash provided by
  (used in) investing
  activities..............      (418)  (1,252)  (39,320)  (7,115)   8,928
                            --------  -------  --------  -------  -------
Cash flows from financing
 activities:
 Proceeds from issuance of
  shares and other capital
  contributions...........     1,616    6,500    51,944   51,356      --
 Reimbursement of
  capital.................       --       (57)      --       --       --
 Repayment of obligations
  under capital leases....      (523)  (1,101)   (1,007)    (247)    (648)
 Repurchase of treasury
  stock...................       --       --         (4)     --       --
 Decrease/(increase) in
  bank borrowings.........       --       194       (36)     (12)      40
 Proceeds from/(repayment
  of) loan from
  shareholder.............       161      101      (262)     --       --
                            --------  -------  --------  -------  -------
 Net cash provided by
  (used in) financing
  activities..............     1,254    5,637    50,635   51,097     (608)
                            --------  -------  --------  -------  -------
Effects of exchange rate
 differences on cash......       --       --        --       --        43
Net (decrease)/increase in
 cash and cash
 equivalents..............    (1,625)   2,130     4,975   43,239    4,187
Cash and cash equivalents
 at beginning of period...     2,036      411     2,541    2,541    7,516
                            --------  -------  --------  -------  -------
Cash and cash equivalents
 at end of period.........  $    411  $ 2,541  $  7,516  $45,780  $11,703
                            ========  =======  ========  =======  =======
Supplemental disclosures
 of cash flow information:
 Interest paid during
  year....................  $    107  $   325  $    877  $   111  $   356
                            ========  =======  ========  =======  =======

--------
Supplemental schedule of noncash investing and financing activities (in thousands):
Capital lease obligations of $1,906, $4,189 and $11,006 during the years ended December 31, 1995, 1996 and 1997, respectively, were incurred when the Company entered into leases primarily for new automatic teller machines.

          See accompanying notes to consolidated financial statements.

                    EURONET SERVICES INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND FORMATION OF HOLDING COMPANY

  Euronet Services Inc. (the "Company") was established as a Delaware corporation on December 13, 1996 and capitalized on March 6, 1997. Euronet Services Inc. succeeded Euronet Holding N.V. as the group holding company.

  Euronet Services Inc. and its subsidiaries (collectively "Euronet") is an independent shared automatic teller machine (ATM) network and service provider to banks and financial institutions. Euronet serves banks by providing ATMs that accept cards with international logos such as VISA, American Express and Mastercard and proprietary bank cards issued by member banks. The subsidiaries of Euronet, all of which are wholly owned, are:

  --Euronet Holding N.V., incorporated in the Netherlands Antilles --Euronet-Bank Tech Rt. (Bank Tech), incorporated in Hungary
  --SatComNet Kft (SatComNet), incorporated in Hungary
  --Bankomat 24/Euronet Sp. z o.o. (Bankomat), incorporated in Poland --EFT-Usluge d o.o., incorporated in Croatia
  --Euronet Services GmbH, incorporated in Germany
  --Euronet Services France SAS, incorporated in France
  --Euronet Services spol. sro, incorporated in the Czech Republic

  The following is a description of the events leading up to the formation of the Company. Bank Tech was established on June 22, 1994 by Michael Brown (Chairman, President and Chief Executive Officer of Euronet) and Daniel Henry with an initial capital contribution of $10,000. Pursuant to a joint venture agreement dated July 19, 1994, certain new shareholders and Michael Brown contributed $2,640,000 in cash as additional capital to Bank Tech and Daniel Henry transferred his interest to Michael Brown for a purchase price equal to his original contribution. The additional capital raised by Bank Tech did not result in a new controlling group, accordingly the accounting bases of the assets and liabilities of Bank Tech remained unchanged. On February 20, 1995, the joint venture agreement was amended under which a new investor and a shareholder of Bank Tech acquired SatComNet for a purchase price of $491,000 in cash. SatComNet was a shell entity with no substantive operations before such date. SatComNet is engaged in telecommunication services by facilitating satellite link up to Bank Tech. The acquisition was accounted for under the purchase method of accounting, accordingly, the results of operations of SatComNet are included in the consolidated statements of operations since the date of acquisition. The purchase price approximated the fair value of the net assets acquired, which mainly consisted of cash and equipment. Furthermore and pursuant to such amended joint venture agreement, the shareholders of SatComNet and a new shareholder agreed to contribute $956,000 in cash as additional capital to Bank Tech and also agreed to exchange their interest held in such companies to create identical ownership of Bank Tech and SatComNet. The capital raised by Bank Tech and the exchange of shares did not result in a new controlling group, accordingly, the accounting bases of the assets and liabilities of Bank Tech and SatComNet remained unchanged. Michael Brown established Bankomat on August 8, 1995 with $2,000 in capital. A further capital increase of $61,000 was made by Michael Brown on December 7, 1995.

  On February 15, 1996 the shareholders of Bank Tech and SatComNet terminated their amended joint venture agreement and entered into a shareholders' agreement reorganizing the ownership of Bank Tech, SatComNet and Bankomat. Under the shareholders' agreement, the investors contributed, on March 27, 1996, all of their shares and interest in Bank Tech, SatComNet and Bankomat in exchange for 499,100 common shares and 4,419,800 Series A convertible preferred shares of Euronet Holding N.V. The transaction has been accounted for as a combination of entities under common control at historical cost in a manner similar to pooling of interest accounting. Under this method, the Company recorded the assets and liabilities received at their historical cost, common shares ($7,000) and Series A convertible preferred shares ($63,000) were established for the par value

                    EURONET SERVICES INC. AND SUBSIDIARIES
of the shares issued, accumulated losses were eliminated ($3,524,000) and the resulting difference was recorded as additional paid in capital ($122,000). In addition, new shareholders contributed $5,500,000 in cash and a subscription receivable of $500,000 to the capital of Euronet Holding N.V. in exchange for 4,200,000 Series B convertible preferred shares.

  On November 26, 1996, Euronet Holding N.V. called on a $1 million dollar standby commitment from certain existing investors (Poland Partners LP, Advent Partners LP, Advent Private Equity Fund-CELP, Poland Investment Fund LP, Hungarian Private Equity Fund and DST Systems Inc.) in return for 466,669 series B convertible preferred shares.

  On February 3, 1997, Euronet Holding N.V. signed a Subscription Agreement with General Electric Capital Corporation ("GE Capital") under which GE Capital purchased 710,507 shares of Series B Convertible Preferred Shares of Euronet Holding N.V. for an aggregate purchase price of $3 million. Pursuant to the "claw back" option of this agreement, on June 16, 1997, the Company repurchased 292,607 shares of Euronet Holding N.V. at the original par value.

  The following table illustrates the issuance of equity securities by date, including the number of shares issued for cash or other consideration, the nature of the non-cash consideration received and the values assigned to each issuance up to the capitalization of the Company on March 6, 1997.

                                                           NUMBER OF SHARES
                                            -------------------------------------------------
                                              BANK                           EURONET
DATE                       TYPE OF SHARES   TECH(/1/) SATCOMNET   BANKOMAT HOLDING N.V.         VALUE
----                     ------------------ --------- ---------   -------- ------------     --------------
                                                                                            (IN THOUSANDS)
June 22, 1994........... Common                1,044      --          --           --           $   10
July 19, 1994........... Common              275,522      --          --           --           $2,640
                                                                                                ------
                                                                                                $2,650
February 20, 1995....... Common               53,434       1(/2/)     --           --           $1,447
August 8, 1995.......... Common                   --      --       3,140           --           $    2
December 7, 1995........     (/3/)                --      --          --           --           $  167
                                                                                                ------
                                                                                                $1,616
March 27, 1996.......... Common                   --      --          --      499,100               --(/4/)
March 27, 1996.......... series A preferred       --      --          --    4,419,800               --(/4/)
March 27 ,1996.......... series B preferred       --      --          --    4,200,000           $5,500(/5/)
November 26, 1996....... series B preferred       --      --          --      466,669           $1,000
                                                                                                ------
                                                                                                $6,500
February 3, 1997........ series B preferred       --      --          --      710,507(/6/)      $3,000

--------
(1) On March 28, 1995, Bank Tech changed its legal structure from a company limited by quotas ( "Kft") to a company limited by shares ("RT"). Upon the transformation, the quotas were exchanged for 330,000 shares of common shares.
(2) SatComNet's legal structure is a company limited by quotas.
(3) No shares were issued at this date. Amount contributed was recorded as an increase to additional paid capital. The consideration includes $61,000 of non-cash contribution (2 ATMs) which was valued at the transferors' historical cost basis.
(4) On March 27, 1996, the common shares and series A preferred shares were issued in exchange for the shares of Bank Tech, SatComNet and Bankomat. Such shares were recorded on an historical cost basis.
(5) The value excludes $500,000 of subscription receivable.
(6) On June 16, 1997, Euronet repurchased 292,607 shares at the original par value.

                    EURONET SERVICES INC. AND SUBSIDIARIES

  Effective March 5, 1997, Euronet Holding N.V. changed the stated par value of all common and preferred shares of the Company from $0.10 to $0.14. Euronet Holding N.V. then effected a seven-for-one stock split which became effective on March 5, 1997, thus reducing the par value of such shares to $0.02. This change in par value and stock split was retroactively taken into account for common and preferred shares. Subsequently, effective March 6, 1997, the holders of all of the preferred shares of Euronet Holding N.V. converted all of such preferred shares into common shares of Euronet Holding N.V.

  Pursuant to an Exchange Agreement which became effective on March 6, 1997, entered into between Euronet Services Inc. and the shareholders and option holders of Euronet Holding N.V., 10,296,076 shares of common stock in the Company were issued to the shareholders of Euronet Holding N.V. in exchange for all the common shares of Euronet Holding N.V. In addition, options to acquire 3,113,355 shares of common stock of the Company were issued to the holders of options to acquire 3,113,355 common shares of Euronet Holding N.V. and awards with respect to 800,520 shares of common stock of the Company were issued to the holders of awards with respect to 800,520 preferred shares of Euronet Holding N.V. in exchange for all such awards.

  On March 7, 1997, the Company consummated an initial public offering of 6,095,000 shares of common stock at a price of $13.50 per share. Of the 6,095,000 shares sold, 3,833,650 shares were sold by the Company and 2,261,350 shares by certain selling shareholders. Net proceeds to the Company were approximately $47.9 million after deduction of the underwriting discount and other expenses of the offering.

  The following table provides a summary of common stock issued since the establishment of Euronet Services Inc. in December 1996:

                                                                     NUMBER
                                                         DATE      OF SHARES
                                                    -------------- ----------
Exchange agreement with Euronet Holding N.V.  ..... March 6, 1997  10,296,076
Exercise of awards in the initial public offering
 .................................................. March 7, 1997     800,520
Stock options exercised in the initial public
 offering ......................................... March 7, 1997     304,822
Shares issued in the initial public offering ...... March 7, 1997   3,038,650
Additional shares issued in the initial public
 offering to cover over-allotment ................. March 16, 1997    795,000
Repurchase of GE Capital shares ................... June 16, 1997    (292,607)
Stock options exercised ........................... Various           190,860
                                                                   ----------
                                                                   15,133,321
                                                                   ==========

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

 (a) Basis of presentation

  The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

  The financial statements for the period from January 1, 1995 through March 27, 1996 have been presented as if the operating entities had been combined from their respective dates of incorporation/acquisition. For the period from March 27, 1996 to March 6, 1997 the consolidated financial statements include the accounts of Euronet Holding N.V. and its subsidiaries. Subsequent to March 6, 1997 the consolidated financial statements include the accounts of the Company and its subsidiaries.

  All significant intercompany balances and transactions have been eliminated.

                    EURONET SERVICES INC. AND SUBSIDIARIES

 (b) Transfer of non monetary assets

  The transfer of the share holdings held by the shareholders in Bank 24, SatComNet and Bankomat in exchange for shares in Euronet Holding N.V. have been recorded at the underlying net equity of the operating entities which is the historical cost. The formation of the Euronet Services Inc. has also been accounted for at historical cost. The transfer of assets by shareholders have been recorded at the transferors' historical cost basis.

 (c) Foreign currencies

  Foreign currency transactions are recorded at the exchange rate prevailing at the date of the transactions. Assets and liabilities denominated in foreign currencies are remeasured at rates of exchange at balance sheet date. Gains and losses on foreign currency transactions are included in the statement of operations.

  The financial statements of foreign subsidiaries where the local currency is the functional currency are translated to U.S. dollars using (i) exchange rates in effect at period end for assets and liabilities, and (ii) average exchange rates during the period for results of operations. Adjustments resulting from translation of financial statements are reflected as a separate component of stockholders' equity.

  The financial statements of foreign subsidiaries where the functional currency in the U.S. dollar are remeasured using historical exchange rates for non-monetary items while current exchange rates are used for monetary items. Foreign exchange gains and losses arising from the remeasurement are reported in the statement of operations.

 (d) Property, plant and equipment

  Property, plant, and equipment are stated at cost. Equipment under capital leases are stated at the lesser of fair value of the leased equipment and the present value of future minimum lease payments.

  Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases and leasehold improvements are amortized straight line over their estimated useful lives.

  Depreciation and amortization periods are as follows:

   Automatic teller machines................................             7 years
   Computers and software...................................             3 years
   Vehicles & office equipment..............................             5 years
   Cassettes................................................              1 year
   Leasehold improvements................................... Over the lease term

 (e) Impairment of long-lived assets

  Euronet assesses the recoverability of long-lived assets (mainly property, plant and equipment) by determining whether the carrying value of the fixed assets can be recovered over the remaining lives through projected undiscounted future operating cash flows expected to be generated by the assets. If an impairment in value is estimated to have occurred, the assets carrying value is reduced to its estimated fair value. The assessment of the recoverability of long-lived assets will be impacted if estimated future operating cash flows are not achieved.

                    EURONET SERVICES INC. AND SUBSIDIARIES

 (f) Income taxes

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the income in the period that includes the enactment date.

  A valuation allowance for deferred tax assets has been established on the basis of the Company's estimate of taxable income for future periods.

 (g) Risks and uncertainties

  Euronet at this time, remains dependent on a limited group of customers and network services are limited to those areas where ATMs have been installed.

  The Company has made a number of estimates and assumptions related to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (h) Revenue recognition

  Euronet recognizes revenue at the point at which the service is performed.

 (i) Cash equivalents

  For the purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

 (j) Investment securities

  The Company has classified all of its investment securities as held-to-maturity. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security to maturity. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premium and discounts. A decline in the market value of any held-to-maturity security below cost that is deemed other than temporary results in a reduction in the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Premium and discounts are amortized or accreted over the life or term of the related held-to-maturity security as an adjustment to yield using the effective interest method.

 (k) Loss per share

  The Company, effective for the year ended December 31, 1997, adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." Pursuant to the provisions of the statement, basic loss per share has been computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding during the period. The number of shares outstanding prior to the formation of Euronet Holding N.V. have been adjusted to the equivalent shares of the Company. The effect of potential common shares (stock options outstanding) is antidilutive. Accordingly, dilutive loss per share does not assume the exercise of stock options outstanding.

                    EURONET SERVICES INC. AND SUBSIDIARIES

 (l) Stock-based compensation

  SFAS No. 123 "Accounting for Stock-Based Compensation", encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. Accordingly, compensation cost for share options is measured as the excess, if any, of the fair market value of the Company's shares at the date of the grant over the exercise price. Such compensation cost is charged to expense on a straight-line basis over the vesting period of the respective options. If vesting is accelerated as a result of certain milestones, the unrecognized compensation would be recorded as expense on the date such milestones have or have been deemed to have been achieved. The Company has adopted the disclosure-only provisions of SFAS No. 123 (refer to note (9)).

 (m) Reclassifications

  Certain amounts have been reclassified in the prior year financial statements to conform to the 1997 financial statements presentation.

(3) RESTRICTED RESERVE

  The restricted reserve arose from the provisions of Hungarian accounting law in relation to share capital contributed in foreign currency to Bank Tech and SatComNet. Under these rules, a foreign currency capital contribution is recorded in the local accounting records of the companies using the rate when the capital was contributed. The foreign currency gain (or loss) which arises upon usage of the foreign currency is recorded as a separate non distributable reserve.

  The reserve has remained frozen during the year as the laws in Hungary have now changed and no longer require this accounting. However, the change in the law is not retroactive and the historical reserve remains undistributable.

(4) RESTRICTED CASH

  The restricted cash balance as of December 31, 1996 and 1997 were as follows:

                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1996   1997
                                                                   ------ ------
   ATM deposits................................................... $  152 $  347
   Other..........................................................     --    500
                                                                   ------ ------
                                                                   $  152 $  847
                                                                   ====== ======

  The ATM deposit balances held are equivalent to the value of certain banks' cash held in Euronet's ATM network. The Company also has deposits with commercial banks to cover guarantees and deposits with customs officials to cover charges.

(5) INVESTMENT SECURITIES

  The amortized cost for short-term held-to-maturity securities by class security type at December 31, 1996 and 1997, were as follows:

                                                                  DECEMBER 31,
                                                                 --------------
                                                                 1996    1997
                                                                 --------------
                                                                 (IN THOUSANDS)
   U.S. State and Municipal obligations......................... $  -- $ 12,448
   Corporate debentures.........................................    --    8,298
   U.S. Federal Agency obligations..............................    --    7,967
   Foreign government obligations...............................   194    3,231
                                                                 ----- --------
     Total...................................................... $ 194 $ 31,944
                                                                 ===== ========

                    EURONET SERVICES INC. AND SUBSIDIARIES

  The carrying value of all investment securities at December 31, 1996 and 1997 approximates fair market value.

  All investment securities held at December 31, 1997 mature on or before July 1, 1998.

(6) SHORT TERM BORROWINGS

  Short term borrowings represent Hungarian forint denominated loans granted by a commercial bank in Hungary to permit such bank to supply cash to the ATM network. The loan outstanding at December 31, 1997 is due on June 16, 1998 together with interest accrued at 27%. Euronet has collateralized this loan by the pledge of certain investment securities with a value approximately the outstanding balance of the loan.

(7) LEASES

 (a) Capital leases

  The Company leases the majority of its ATMs under capital lease agreements that expire between 1999 and 2002 and bear interest at rates between 11% and 15%. Lease installments are paid on a monthly, quarterly or semi-annual basis. Euronet has the right to extend the term of certain leases at the conclusion of the lease period. In addition to the related equipment, one lease in Poland is secured by a pledge of certain accounts receivable and a letter of credit from a commercial bank.

  A related entity, Windham Technologies Inc. has the option to purchase the ATMs under capital lease in Hungary at the end of the lease term at a bargain purchase price of $1 plus incidental expenses (see note [11]).

  Euronet also has two lease agreements for computers for use as its central processing and authorization center for ATM transactions. One lease has a term expiring in 1999 and the other in 2000 and they bear interest at a rate of 15% and 12%, respectively, and are payable quarterly.

  The gross amount of the ATMs and IBM computer and related accumulated amortization recorded under capital leases were as follows:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1997
                                                                ------  -------
                                                                (IN THOUSANDS)
   ATMs........................................................ $5,870  $15,940
   Other.......................................................    225    1,161
                                                                ------  -------
                                                                 6,095   17,101
   Less accumulated amortization...............................   (410)  (1,811)
                                                                ------  -------
   Net book value.............................................. $5,685  $15,290
                                                                ======  =======

  Amortization of assets held under capital leases, amounted to $96,000, $1,314,000 and $1,401,000 for the years ended December 31, 1995, 1996 and
1997, respectively. These amounts are included with depreciation expense.

 (b) Operating leases

  The Company also has non-cancellable operating rental leases for office space which expire over the next 2 to 5 years. Rent expense under these leases amounted to $158,000, $270,000 and $433,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                    EURONET SERVICES INC. AND SUBSIDIARIES

 (c) Future minimum lease payments

  Future minimum lease payments under the capital leases and the non-cancellable operating lease (with initial or remaining lease terms in excess of one year) as of December 31, 1997 are:

                                                            CAPITAL  OPERATING
                                                            LEASES    LEASES
                                                            -------  ---------
                                                             (IN THOUSANDS)
   Year ending December 31,
     1998.................................................. $ 5,031     $  962
     1999..................................................   5,536      1,007
     2000..................................................   5,256      1,007
     2001..................................................   1,103      1,007
     2002..................................................     959      1,007
                                                            -------
   Total minimum lease payments............................  17,885
   Less amounts representing interest......................  (3,415)
                                                            -------
   Present value of net minimum capital lease payments.....  14,470
   Less current installments of obligations under capital
    leases.................................................  (3,140)
                                                            -------
   Long term capital lease obligations..................... $11,330
                                                            =======

(8) INCOME TAXES

  The income tax benefit consisted of the following:

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1995     1996     1997
                                                     -------  -------  -------
                                                         (IN THOUSANDS)
   Current tax expense:
     U.S. Federal..................................       --       --       --
     Netherlands Antilles..........................       --       --       --
     Europe........................................       --       --       --
                                                     -------  -------  -------
       Total current...............................       --       --       --
   Deferred tax benefit:
     U.S. Federal..................................       --       --       --
     Netherlands Antilles..........................       --       --       --
     Europe........................................  $   148  $   323  $   100
                                                     -------  -------  -------
       Total deferred..............................      148      323      100
                                                     =======  =======  =======
       Total income taxes..........................  $   148  $   323  $   100
                                                     =======  =======  =======
   The sources of income/(loss) before income taxes
    are presented as follows:
     United States.................................       --       --     (353)
     Netherlands Antilles..........................   (2,089)  (4,416)     425
     Europe........................................   (2,089)  (3,483)  (8,137)
                                                     -------  -------  -------
       Loss before income taxes....................  $(2,089) $(7,899) $(8,065)
                                                     =======  =======  =======

  The income tax benefit has been calculated on the basis of the taxable losses of the combined entities for the year ended December 31, 1995 and the period January 1, 1996 through March 27, 1996. Upon formation of

                    EURONET SERVICES INC. AND SUBSIDIARIES

Euronet Holding N.V. on March 27, 1996 and through March 7, 1997, the income tax benefit was calculated solely on the basis of the taxable loss of Euronet Holding N.V. Subsequent to March 7, 1997, the income tax benefit was calculated solely on the basis of the taxable loss of the Company. The difference between the actual income tax benefit and the tax benefit computed by applying the statutory income tax rate (34% for United States, 3% for Netherlands Antilles, 18% for Hungary and 38% for Poland) to losses before taxes is attributable to the following:

                                                   YEAR ENDED DECEMBER 31,
                                                  ---------------------------
                                                   1995     1996      1997
                                                  -------  -------  ---------
                                                       (IN THOUSANDS)
   Income tax benefit at statutory rates......... $   427  $   267  $   2,742
   Non-deductible expenses.......................    (153)    (209)      (261)
   Tax-exempt interest...........................      --       --        265
   Stock options exercised.......................      --       --      1,006
   Stock options granted in prior year...........      --       --      1,402
   Foreign currency gains and losses.............      --       --        542
   Tax holiday...................................      (8)      (4)        --
   Difference in foreign tax rates...............      --      806         44
   Adjustment to deferred tax asset for enacted
    changes in tax rates.........................      --       --       (113)
   Utilization of tax loss carried forward.......      --       --        145
   Change in valuation allowance.................    (118)    (537)    (5,672)
                                                  -------  -------  ---------
   Actual income tax benefit..................... $   148  $   323  $     100
                                                  =======  =======  =========

  As a result of the formation of the Company a portion of the stock compensation cost recorded in 1996 became a temporary difference for which the Company recognized a gross deferred tax asset of $1,402,404 in 1997. A valuation allowance for this deferred tax asset was established. During 1997, certain of the stock options were exercised resulting in a deduction of $1,005,937 in the Company's tax return. Because of the tax loss position of the Company in the United States, this tax deduction has not been realized but recharacterized as a tax loss carryforward. The Company has also established a valuation allowance for the deferred tax asset resulting from the tax loss carryforward in the United States. Should this tax loss carryforward be utilized in the future, $951,553 of the tax benefit would be recorded as an adjustment to additional paid in capital.

  The tax effect of temporary differences and carryforwards which give rise to deferred tax assets and liabilities are as follows:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
                                                                (IN THOUSANDS)
   Tax loss carryforwards......................................    989    4,808
   Leasing.....................................................      5      167
   Leasehold improvements......................................     48       82
   Stock compensation costs....................................     --    1,402
   Unrealised exchange rate differences........................     --       34
   Accrued expenses............................................     84      321
   Other.......................................................     --       84
                                                                ------  -------
   Deferred tax asset..........................................  1,126    6,898
   Valuation allowance.........................................   (655)  (6,327)
                                                                ------  -------
   Net deferred tax assets.....................................    471      571
                                                                ======  =======

                    EURONET SERVICES INC. AND SUBSIDIARIES

  The valuation allowance relates to deferred tax assets established under SFAS No. 109 for loss carryforwards at December 31, 1996 and 1997 of $8,686,000 and $19,989,000, respectively. The tax operating loss carryforwards will expire through 2000 for Bankomat and through 2002 for Bank Tech, SatComNet and Euronet Holding N.V. The tax operating losses for Euronet Services Inc. and Euronet Services GmbH can be carried forward indefinitely. Based on the Company's forecast of sufficient taxable income for future periods in which the tax losses are expected to be absorbed, the Company believes that it will realise the benefit of the deferred tax assets, net of the existing valuation allowance.

(9) STOCK PLANS

  The Company has established a share compensation plan which provides certain employees options to purchase shares of its common stock. The options vest over a period of five years from the date of grant. Options are exercisable during the term of employment or consulting arrangements with the Company and its subsidiaries. The Company has the right to repurchase shares within 180 days from an employee who has exercised his options but has ceased to be employed by Euronet. At December 31, 1997, the Company has authorized options for the purchase of 1,299,550 shares of common stock, of which 1,289,447 have been awarded to employees and 1,061,316 remain unexercised.

  In accordance with the shareholders' agreement dated February 15, 1996 and amended on October 14, 1996, the Company has reserved 2,850,925 shares of common stock for the purpose of awarding common stock ("milestone awards") to certain investors and options to acquire shares of common stock ("milestone options") to the founders, management and key employees. The Company granted 800,520 milestone awards at an exercise price of $0.02 per share and 2,050,405 milestone options at an exercise price of $2.14 per share.

  Upon the initial public offering, all milestone awards and milestone options granted under the milestone arrangement (with the exception of 49,819 options to certain key employees which will vest equally over two years following the initial public offering) vested and all shares became immediately issuable to beneficiaries of milestone awards and options. Upon the initial public offering, 800,520 milestone awards and 232,078 milestone options were exercised. As at December 31, 1997, 1,736,890 milestone options remain unexercised.

  Share option activity during the periods indicated is as follows:

                                                                   WEIGHTED-
                                                       NUMBER       AVERAGE
                                                      OF SHARES  EXERCISE PRICE
                                                      ---------  --------------
   Balance at December 31, 1994 (none exercisable)..    440,440       0.71
     Granted........................................    110,110       0.71
                                                      ---------
   Balance at December 31, 1995 (88,130 shares
    exercisable)....................................    550,550       0.76
     Granted........................................  2,562,805       2.02
                                                      ---------
   Balance at December 31, 1996 (271,780 shares
    exercisable)....................................  3,113,335       1.80
     Granted........................................    226,497      12.65
     Exercised......................................   (495,682)      1.34
     Forfeited......................................    (45,964)      3.25
                                                      ---------
   Balance at December 31, 1997 (1,984,365 shares
    exercisable)....................................  2,798,206       2.67
                                                      =========

                    EURONET SERVICES INC. AND SUBSIDIARIES

  At December 31, 1997, the range of exercise prices, weighted-average remaining contractual life and number exercisable of outstanding options was as follows:

                                                    WEIGHTED-
                                    NUMBER OF  AVERAGE CONTRACTUAL     NUMBER
   EXERCISE PRICE                    SHARES   REMAINING LIFE (YEARS) EXERCISABLE
   --------------                   --------- ---------------------- -----------
   0.71............................   326,396          6.6              150,220
   0.95............................    66,150          7.3               11,018
   1.43............................   378,700          7.8              116,900
   2.14............................ 1,806,890          8.2            1,706,227
   10.75...........................    51,191          9.8                  --
   11.50...........................    28,260          9.6                  --
   11.77...........................    27,804          9.8                  --
   13.94...........................   112,815          9.3                  --
                                    ---------                         ---------
                                    2,798,206                         1,984,365
                                    =========                         =========

  The Company applies APB Opinion No. 25 in accounting for its share option plans. The exercise price of the options is established based on the estimated fair value of the underlying shares at grant date. For options granted prior to the initial public offering, the fair value was determined by taking into consideration the per share price at which the most recent sale of equity securities was made by Euronet to investors. For options granted after the initial public offering, the fair value is determined by the market price of the share at the date of grant. However, in contemplation of the initial public offering in March 1997, compensation expense was recognized in 1996 relating to all options granted during the fourth quarter of 1996. Such compensation expense was calculated as the excess of the fair market value of the underlying shares (determined as $4.22, which is the cash price per share at which GE Capital subscribed for preferred shares of Euronet Holding N.V. in February 1997) over the exercise price of $2.14 per share. Compensation expense of $4,172,000 has been recorded in the 1996 consolidated financial statements and an additional compensation expense of $343,000 with respect to these options will be recognized over the remaining vesting period of such options. Of this amount, $108,000 has been expensed in the year ended December 31, 1997.

  The following table provides the fair value of options granted during 1995, 1996 and 1997 together with a description of the assumptions used to calculate the fair value:

                                                YEAR ENDED DECEMBER 31,
                                        ---------------------------------------
                                            1995         1996         1997
                                        ------------ ------------ -------------
                                          MINIMUM      MINIMUM    BLACK-SCHOLES
        PRICING MODEL/METHOD USED       VALUE METHOD VALUE METHOD PRICING MODEL
        -------------------------       ------------ ------------ -------------
   Expected volatility.................        0%           0%           54%
   Average risk-free rate..............     7.17%        7.17%         6.86%
   Average expected lives..............   3 years      3 years       4 years
   Expected dividend yield.............        0%           0%            0%
   Weighted-average fair value (per
    share).............................   $  0.18      $  2.10       $  6.20

                    EURONET SERVICES INC. AND SUBSIDIARIES

  Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, consolidated net loss and net loss per share would have been increased to the amounts indicated below:

                                             YEAR ENDED DECEMBER 31,
                                      ----------------------------------------
                                          1995          1996          1997
                                      ------------  ------------  ------------
                                       (in thousands, except per share data)
   Net loss-as reported.............. $     (1,914) $     (7,576) $     (7,965)
   Net loss-pro forma................ $     (1,914) $     (8,189) $     (8,484)
   Loss per share-as reported........ $      (4.00)      $(15.18) $      (0.64)
   Loss per share-pro forma.......... $      (4.00) $     (16.41) $      (0.69)

  Pro forma import reflects only options granted since December 31, 1994. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma amounts presented above because compensation cost is reflected over the options' vesting periods and compensation cost for options granted prior to January 1, 1995 is not considered.

(10) BUSINESS SEGMENT INFORMATION

  Euronet and its subsidiaries operate in one business segment, the service of providing an independent shared ATM network to the banks and financial institutions that it serves.

  Total revenues for the years ended December 31, 1995, 1996 and 1997 and long lived assets at December 31, 1996 and 1997 for the Company analyzed by geographical location is as follows:

                                                                      LONG-
                                                 TOTAL REVENUES    LIVED ASSETS
                                               ------------------ --------------
                                               1995  1996   1997   1996   1997
                                               ---- ------ ------ ------ -------
                                                        (IN THOUSANDS)
   Hungary.................................... $62  $1,246 $4,562 $4,709 $10,212
   Poland.....................................  --      15    663  2,575   9,204
   Other......................................  --      --     65     --   4,672
                                               ---  ------ ------ ------ -------
   Total...................................... $62  $1,261 $5,290 $7,284 $24,088
                                               ===  ====== ====== ====== =======

  Total revenues are attributed to countries based on location of customer. Long-lived assets consist of property, plant, and equipment.

(11) RELATED PARTIES

  Windham Technologies Inc. ("Windham") holds the option to purchase certain ATMs at the end of the lease term. Windham is jointly owned by two shareholders of the Company. Windham has signed an undertaking to contribute these assets to Euronet at the end of the lease at a bargain purchase price of $1 plus incidental expenses.

  In addition, payments of $320,000, $425,000 and $94,000 have been made for the years ended December 31, 1995, 1996 and 1997, respectively, to Windham. These payments cover the services and related expenses of consultants seconded by Windham to the Company. These services include AS400 computer expertise, bank marketing and management support.

(12) FINANCIAL INSTRUMENTS

  Euronet's financial instruments (cash, receivables, investment securities, accounts payable, short term borrowings, notes payable and accrued expenses) are principally short-term in nature. Accordingly, the carrying value of these investments approximates its fair value.

                    EURONET SERVICES INC. AND SUBSIDIARIES

(13) CONCENTRATIONS OF BUSINESS AND CREDIT RISK

  Euronet is subject to concentrations of business and credit risk. Euronet's financial instruments mainly include trade receivables, cash and short-term investments. Euronet's customer base, even though limited, includes the most significant international card organizations and certain banks in the markets in which it operates. Therefore, the Company is dependent on these entities and its operations are directly affected by the financial condition of those entities. The Company has two individually significant customers in Hungary which account for 51% and 18%, respectively, of total consolidated revenue for the year ended December 31, 1997. In January 1998, the Company's most significant customer which accounts for 51% of consolidated revenues for the year ended December 31, 1997, notified the Company that it was terminating its contract effective July 1998.

  Cash and short-term investments are placed with high-credit quality financial institutions or in short-term duration, high-quality debt securities issued by the Hungarian government. Euronet does not require collateral or other security to support financial instruments subject to credit risk. Management believes that the credit risk associated with trade receivables, cash and short-term investments is minimal due to the control procedures which monitor credit worthiness of customers and financial institutions.

  The Company has made an assessment of the impact of the advent of the year 2000 on its systems and operations. The Processing Center will require certain upgrades which have been ordered and are scheduled for installation by the fourth quarter of 1998. Most of the ATMs in the Company's network are not year 2000 compliant, and hardware and software upgrades will be installed under contract with the Company's ATM maintenance vendors. According to the Company's current estimates, the cost will be approximately $1,000 per ATM, and the required installation will be finished by the end of 1998. The Company estimates that approximately 560 of its ATMs will require upgrades for year 2000 compliance.

  The Company is currently planning a survey of its bank customers concerning the compliance of their back office systems with year 2000 requirements, and anticipates launching such survey in the third quarter of 1998. If the Company's bank customers do not bring their card authorization systems into compliance with year 2000 requirements, the Company may be unable to process transactions on cards issued by such banks and may lose revenues from such transactions. This could have a material adverse effect on the Company's revenues. Therefore, Euronet will monitor, and hopes to assist its bank clients in, implementation of its customers' year 2000 compliance programs, and may, if required to accelerate the compliance programs of its banks, create consulting capabilities in this respect.

(14) COMMITMENTS

  The Company is committed to purchase ATMs from certain suppliers for approximately $1.2 million.


                                  THE COMPANY
                             EURONET SERVICES INC.
                                Horvat u. 14-24
                                 1027 Budapest
                                    Hungary

                 TRUSTEE, U.S. PAYING AGENT AND U.S. REGISTRAR
                      STATE STREET BANK AND TRUST COMPANY
                            Financial Markets Group
                                Corporate Trust
                            Two International Place
                        Boston, Massachusetts 02110-2804

                        DM PAYING AGENT AND DM REGISTRAR
               BANKERS TRUST INTERNATIONAL PLC, FRANKFURT BRANCH
                                 Westend Carree
                                Grueneburgweg 16
                             0-60322 Frankfurt/Main
                                    Germany

                   TRANSFER AGENT AND LUXEMBOURG PAYING AGENT
                      BANQUE GENERALE DU LUXEMBOURG, S.A.
                            50, Avenue J.F. Kennedy
                               L-2951 Luxembourg
                           Grand Dutchy of Luxembourg

                                 LEGAL ADVISORS
                                 TO THE COMPANY
                     ARENT FOX KINTNER PLOTKIN & KAHN, PLLC
                         1050 Connecticut Avenue, N.W.
                             Washington, D.C. 20036

                              TO THE UNDERWRITERS
                              SHEARMAN & STERLING
                                199 Bishopsgate
                                London, EC2M 3TY
                                    England

                                 LISTING AGENT
                      BANQUE GENERALE DU LUXEMBOURG, S.A.
                            50, Avenue J.F. Kennedy
                               L-2951 Luxembourg
                           Grand Dutchy of Luxembourg

                                    AUDITORS
                             KPMG POLSKA SP. Z O.O.
                         Centrum LIM -- Hotel Marriott
                            Al. Jerozolimskie 65/79
                                 00-697 Warsaw
                                     Poland

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS
PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN
OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING
BEEN AUTHORIZED BY THE ISSUER OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE
AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUER
SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICI-
TATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AU-
THORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUAL-
IFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SO-
LICITATION.

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                               TABLE OF CONTENTS

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                                                                            PAGE
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
Available Information......................................................   4
Forward-Looking Statements.................................................   4
Prospectus Summary.........................................................   5
Risk Factors...............................................................  18
Use of Proceeds............................................................  27
Price Range of Common Stock and Dividend Policy............................  27
Capitalization.............................................................  28
Selected Consolidated Financial Data.......................................  29
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.................................................  31
Business...................................................................  40
Management.................................................................  58
Certain Transactions.......................................................  65
Principal Stockholders.....................................................  70
Description of Capital Stock...............................................  72
Description of the Units...................................................  75
Description of the Notes...................................................  75
Description of the Warrants................................................ 103
Description of Book-Entry System; Payment; Transfers....................... 108
Certain United States Federal Income Tax Considerations.................... 113
Underwriting............................................................... 122
Legal Matters.............................................................. 123
Experts.................................................................... 123
General Information........................................................ 124
Index to Consolidated Financial Statements................................. F-1

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                                DM 243,211,000

                         [EURONET LOGO APPEARS HERE]

                            EURONET SERVICES INC.

                         243,211 UNITS CONSISTING OF
                    12 3/8% SENIOR DISCOUNT NOTES DUE 2006
                       AND 729,633 WARRANTS TO PURCHASE
                        766,114 SHARES OF COMMON STOCK

                                -------------

                                  PROSPECTUS

                                -------------

                  MERRILL LYNCH CAPITAL MARKETS BANK LIMITED
                            FRANKFURT/MAIN BRANCH

                             MERRILL LYNCH & CO.

                                JUNE 17, 1998

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